The information in this prospectus supplement is not complete and may change. This prospectus supplement and the accompanying prospectus are not an offer to sell these securities and they are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Filed Pursuant to Rule 424(b)(5)
Registration Number 333-127883

Subject to Completion, Dated November 21, 2005

PROSPECTUS SUPPLEMENT
(To Prospectus dated October 21, 2005)

3,500,000 American Depositary Shares

Representing 3,500,000 Ordinary Shares

NICE-Systems Ltd.

We are offering for sale 3,500,000 American Depositary Shares, which we refer to as ADSs. Each ADS represents one ordinary share. The ADSs are evidenced by American Depositary Receipts.

Our ADSs are quoted on the Nasdaq National Market under the symbol "NICE." The ordinary shares are traded on the Tel Aviv Stock Exchange. The last reported sales price of our ADSs on the Nasdaq National Market on November 18, 2005 was $44.57 per ADS. The last reported sales price for the ordinary shares on the Tel Aviv Stock Exchange was on November 17, 2005, and was NIS 211.40 per share (or $44.73).

Investing in our ADSs involves a high degree of risk. See "Risk Factors" beginning on page 4 of the accompanying prospectus.

	Per ADS	Total
Offering price	$	$
Discounts and commissions to underwriters	$	$
Offering proceeds to us, before expenses	$	$

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus supplement or the accompanying prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

We have granted to the underwriters the right to purchase up to 525,000 additional ADSs to cover any over-allotments. The underwriters can exercise this right at any time within 30 days after the offering. The underwriters expect to deliver the ADSs through the book-entry facilities of The Depository Trust Company to investors on or about                                 , 2005.

JPMorgan	Banc of America Securities LLC

CIBC World Markets	UBS Investment Bank

RBC Capital Markets	William Blair & Company

                                , 2005

TABLE OF CONTENTS

Prospectus Supplement

i

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained or incorporated by reference in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date on the front of this prospectus supplement.

Neither this prospectus supplement nor the accompanying prospectus is an offer to sell these securities or our solicitation of your offer to buy the securities in any jurisdiction whether that would not be permitted or legal. Neither the delivery of this prospectus supplement and the accompanying prospectus nor any sales made hereunder after the date of this prospectus supplement shall create an implication that the information contained herein or that our affairs have not changed since the date hereof.

This prospectus supplement is part of and should be read in conjunction with the accompanying prospectus. The information we present in this prospectus supplement may add, update or change information included in the accompanying prospectus. If information in this prospectus supplement, or the information incorporated by reference in the accompanying prospectus, is inconsistent with the accompanying prospectus, this prospectus supplement, or the information incorporated by reference in the accompanying prospectus, will apply and supersede the information in the accompanying prospectus.

FORWARD LOOKING STATEMENTS

We make statements in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein that are considered forward-looking statements under U.S. federal securities laws. Such forward-looking statements are based on the beliefs of our management as well as assumptions made by and information currently available to them. The words "strategy," "expect," "continue," "plan," "anticipate," "believe," "may," "estimate," "intend," "project," "goal," "target" and similar expressions and variations of such terms or the negative of such terms, are intended to identify such forward-looking statements.

The forward-looking statements relate to, among other things: operating results; anticipated cash flows; gross margins; adequacy of resources to fund operations; our ability to maintain our average selling prices despite the aggressive marketing and pricing strategies of our competitors; our ability to maintain and develop profitable relationships with our key distribution partners, one of which constituted 22.0% of our revenues for the nine months ended September 30, 2005; the financial strength of our key distribution partners; and the market's acceptance of our technologies, products and solutions.

All forward-looking statements are subject to certain risks, uncertainties and assumptions. If one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect, our actual results, performance or achievements could differ materially from those expressed in, or implied by, any such forward-looking statements. Important factors that could cause or contribute to such difference include, among others, changes in general economic and business conditions, changes in currency exchange rates and interest rates, difficulties or delays in absorbing and integrating acquired operations, products, technologies and personnel, changes in business strategy and various other factors, as well as those discussed in this prospectus supplement and the accompanying prospectus, our annual report on Form 20-F, our reports on Form 6-K and other reports filed with or furnished to the United States Securities and Exchange Commission.

You should not place undue reliance on such forward-looking statements, which speak only as of their dates. We do not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

ii

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere or incorporated by reference in this prospectus supplement and the accompanying prospectus. This is not intended to be a complete description of the matters covered in this prospectus supplement and the accompanying prospectus and is subject to, and qualified in its entirety by, reference to the more detailed information and financial statements (including the notes thereto) included or incorporated by reference in this prospectus supplement and the accompanying prospectus. Unless we have indicated otherwise or the context otherwise requires, references in this prospectus supplement and in the accompanying prospectus to "NICE," "the Company," "we," "us" and "our" refer to NICE-Systems Ltd., a company organized under the laws of the State of Israel, and its wholly owned subsidiaries. In this prospectus supplement and the accompanying prospectus, unless otherwise specified or unless the context otherwise requires, all references to "$" or "dollars" are to U.S. dollars and all references to "NIS" are to New Israeli Shekels. Unless otherwise indicated, all information in this prospectus supplement assumes that the underwriters' option to purchase up to an additional 525,000 ADSs is not exercised.

Our Company

We are a leading provider of solutions that capture, manage and analyze unstructured multimedia content enabling companies and public organizations to enhance business and operational performance, address security threats and take proactive actions. Unstructured multimedia content includes phone calls to contact centers and back offices, video captured by closed circuit television cameras, radio communications between emergency services personnel, email and instant messaging. Our solutions include integrated, scalable, multimedia recording platforms, enhanced software applications and related professional services. These solutions address critical business processes and risk management, compliance procedures and security needs of corporations or government agencies. Our solutions facilitate faster decision-making and near real-time action, improving business and employee performance, and enhancing security and public safety. Our customers use our systems in a variety of enterprises, such as financial services, health care, outsourcers, retail, service providers, telecommunications, and utilities. Our public safety and security customers include air traffic control, correctional facilities, emergency services, gaming facilities, government intelligence agencies, homeland security and public transportation. Our solutions are deployed at over 23,000 customers, including over 75 of the Fortune 100 companies, across over 40,000 sites around the world.

Industry Background and Trends

Increased focus on business productivity, operational performance and customer profitability.     Companies are increasingly focused on improving productivity and increasing profitability by creating better-quality customer experiences and through achieving higher efficiencies across the enterprise. These objectives require organizations to better manage their customer, partner and employee relationships, analyze critical customer data, maximize the value of customer interactions and execute customer-focused business processes. Given the high cost of acquiring additional customers and the maturation of many once fast growing industries, it is increasingly important to convert potential customers to new customers and to maximize revenue from the retention and continued satisfaction of current customers. Similarly, due to the high cost of hiring and training new employees, it is important for organizations to address employee concerns in a timely fashion to maximize employee retention and productivity.

In the past, companies have invested in business intelligence solutions and operational systems, which rely on structured transactional data contained in Customer Relationship Management (CRM), Enterprise Resource Planning (ERP) and other related application databases. Traditional business intelligence solutions unlock value contained in these structured data by describing what has happened in any given transaction, and then, by examining patterns in historical data, attempting to predict future customer behavior. Recently, however, companies have recognized the value contained in other types of data, including the vast amounts of unstructured multimedia content that is generated by ongoing interactions with their customers, employees or partners. By employing software-based analytics on unstructured multimedia content, companies are able to detect customer intent, often through near real-time interactions where a customer may express concerns, desires or provide other signals of their intentions. Equipped with such an "early detection" system, companies can take proactive measures to reduce customer churn, focus their marketing efforts and address employee dissatisfaction. By better understanding unstructured data, companies can develop a more comprehensive view across the enterprise, increase revenue and improve service quality, productivity and profitability.

Increased regulatory and compliance requirements and the high cost of dispute resolution.     Regulatory pressures have increased for corporations and public organizations worldwide, especially in the wake of recent well-publicized accounting scandals. For example, regulations such as the Sarbanes-Oxley Act of 2002 and the pending financial guidelines established by the International Financial Reporting Standards Board have heightened the complexity of corporate and governmental compliance. In addition, the hiring of additional finance and accounting employees and increased civil penalties and auditor expenses have raised the financial costs of both noncompliance and ongoing compliance. Moreover, it continues to be important to be able to resolve certain communication disputes, such as between counterparties in a securities trade, in an efficient and definitive manner. Existing business intelligence and other IT solutions have addressed these growing challenges to some degree. However, companies and public organizations require improved solutions that not only provide better compliance but also more current, near real-time information with increased operational visibility. These solutions need to reduce the costs associated with ongoing compliance, while creating the required audit trail for regulatory purposes.

Internet Protocol adoption driving proliferation of multimedia content.    Over the last several years, the growth of Internet Protocol (IP) based communications have expanded the types of interactions between companies and their customers, employees and partners. This proliferation, together with businesses' replacement of legacy communications systems, has created additional growth in the need for IP-based communications solutions. To remain competitive, businesses offer email, Internet and other multimedia, IP-based transmissions, such as Voice-over-Internet-Protocol (VoIP), in addition to traditional means of communications, such as mail and analog voice calls. We believe public safety organizations are also increasingly adopting the flexibility and lower cost of IP-based technologies in their efforts to respond to public safety and security threats. Due to these and other trends, the amount and types of communications within businesses have increased dramatically. As a result, many businesses are faced with the increasing challenge of better understanding the variety of unstructured multimedia content generated by these customer, employee and partner interactions.

Increased focus on physical corporate security.    Companies operating throughout the world have recognized that threats to their physical facilities, IT networks, and personnel need to be addressed at all times. For example, many companies have determined that they need to establish measures for personnel screening and observation, invest in enhanced physical security measures and incident response capability, and deploy a variety of systems to address network-based vulnerabilities. As a result of these global trends in security needs, more companies face the growing challenge of storing and analyzing vast amounts of content, such as voice, video and other IP-based communications, captured by an increasing variety of detection devices, such as closed circuit television.

New challenges for public safety and homeland security.    Recent terrorist attacks around the world have significantly changed the geopolitical landscape and created long-term consequences for public safety, security and intelligence agencies. These agencies face new challenges in detecting, protecting and effectively responding to threats to public safety and homeland security. As a result of these global trends, security organizations face the growing challenge of storing and analyzing vast amounts of multimedia content generated by traditional and IP-based communications captured by an increasing variety of detection devices. Emergency services and public organizations require increasingly sophisticated solutions to analyze this content in order to strengthen the measures they take for public safety and security. These solutions need to identify threats as they occur and analyze video footage to identify suspicious objects or behavior more quickly and effectively.

Our Solutions

We have developed fully integrated solutions that include software applications that can be deployed in a modular manner. This flexibility allows our customers to incorporate additional functions and capabilities as their business or operational needs change.

The key features of our solutions are:

Ability to capture and manage vast amounts of complex, unstructured content.    Our solutions record and store a wide variety of unstructured content, allowing both our enterprise and public safety and security customers to capture valuable existing and new customer interaction data. They are designed to optimally manage the storage and retrieval of unstructured data within centralized data storage warehouses, which maximizes the efficiency of our customers' networked environments. Our solutions can be integrated with various enterprise software applications and storage systems. As a result, our solutions enable our customers to capture and manage efficiently and reliably the vast amounts of unstructured data that are generated by their daily operations. This allows our customers to gain insight, improve profitability, enhance operational effectiveness and meet compliance and regulatory requirements.

Near real-time insights, utilizing proprietary analytic capabilities.    We have developed advanced analytics and applications that allow our customers to derive critical insights from the vast amounts of unstructured data that they capture. Our solutions provide valuable insights into important, but previously unscrutinized, interactions and the unstructured content generated by these interactions. For example, our contact center customers are able to immediately review and react to interactions with their callers. Our solutions enable our enterprise customers to detect early signs of customer churn, gain valuable information about competitors, and identify critical market information during these interactions. Our solutions enable our public safety and security customers to identify threats as they occur, and analyze video footage to identify suspicious objects or behavior more quickly and effectively. Based on these insights, our customers are better equipped to adapt and respond to changes in the market or their safety environment. Our business customers are able to increase revenue, maintain a complete view across the enterprise, and improve quality, productivity and profitability. Similarly, by extracting intelligence and insight from captured voice and video content, our solutions enable public safety and security organizations to better respond to threats, prevent intrusions, detect irregular behavior, reduce crime and accelerate investigations.

Our Strategy

The key elements of our strategy include the following:

Drive market adoption of next-generation business intelligence solutions in both the enterprise and public safety and security markets.    We believe there is a growing unmet need to capture, manage and analyze unstructured data in a wide variety of business and operational environments. Accordingly, we plan to continue to target this market through focused sales, marketing and customer education efforts. Moreover, we plan to continue to invest in research and development and strategic alliances to enhance our industry-leading solutions, delivering superior insight into driving improved operational and business results. We will continue to leverage the technology, operational and partnership synergies we derive from serving both the enterprise and public safety and security markets.

Increase market share through our strategic alliances.    We have strong strategic relationships with industry leaders such as Avaya, IPC, SAS, Motorola, Siemens and BT. We intend to continue to leverage those and additional relationships to increase the value of our solutions to our end customers. For example, we have recently signed a strategic alliance with SAS to jointly offer a next generation business intelligence solution. This solution allows enterprises to link their billing, CRM,

ERP and other systems' transactional data with their unstructured multimedia interaction data, thereby providing a more complete view of their customers' needs and potential revenue expansion opportunities.

Expand and leverage our position within our existing customer base.    Our solutions are deployed at over 23,000 customers, including over 75 of the Fortune 100 companies, across over 40,000 sites around the world. Many customers are still using previous generations of our products. Through our market leading position in the most demanding environments, including trading floors, emergency services and transportation authorities, we believe there are abundant opportunities to expand within this customer base and migrate it to our next-generation solutions.

Continue to pursue selective, disciplined acquisitions.    We have a successful acquisition history spanning eight transactions over the past eight years. We intend to continue augmenting our organic growth through additional acquisitions that broaden our product and technology portfolio, expand our presence in selected geographic areas, broaden our customer base, and increase our distribution channels and vertical market access. We believe our acquisition strategy is aligned with our customers' desire to procure broader, higher value solutions from a smaller group of strategic vendors.

Deliver integrated end-to-end solutions to new and existing customers.    We believe there is a growing need for vendors that can deliver a complete offering, both in the enterprise and in the public safety and security markets. With one of the largest service organizations in the industry, we are well positioned to deliver such offerings. These offerings include the provisioning of services in designing a solution around the customers' needs, the deployment of those solutions and the ongoing delivery of maintenance services following such implementations. We intend to continue to increase our direct sales force to expand the sale of these solutions, which provides increased services revenues and closer customer relationships.

Recent Development

FAST Video Security AG

On November 17, 2005, we signed an agreement to acquire all the outstanding shares of FAST Video Security AG, a Switzerland-based developer of innovative video systems for security and surveillance purposes. Under the agreement, we would acquire FAST Video Security AG for approximately $21 million in cash at closing, with potential earn-outs based on performance milestones amounting to a maximum of $12 million payable over the next three years. The transaction is subject to the satisfaction of customary closing conditions and is anticipated to close in early 2006.

We expect that this acquisition of complementary digital video solutions will help us strengthen our position in the video security market by enabling us to offer a full suite of smart IP-based solutions and technologies. We expect that this transaction will expand our presence in Europe and the Asia Pacific region with significant distribution channels and partners, which are expected to present synergies with our current distribution structure. This would allow us to accelerate our support of governments and public institutions all over the world in their efforts to improve public safety and security.

Corporate Information

Our principal executive offices are located at 8 Hapnina Street, P.O. Box 690, 43107 Ra'anana, Israel, where our telephone number is +972-9-775-3030 and our facsimile number is +972-9-743-4282. Our U.S. headquarters is located at 301 Route 17 North, 10th Floor, Rutherford, New Jersey 07070, where our telephone number is +1-201-964-2600 and our facsimile number is +1-201-964-2610.

The Offering

Issuer:	NICE-Systems Ltd.

American Depositary Shares Offered:	3,500,000 American Depositary Shares

Issued Ordinary Share Capital After This Offering:	22,802,247 ordinary shares[1]

Ordinary Shares per ADS:	One ordinary share per ADS

Offering Price:

Use of Proceeds:	We expect to use the net proceeds of this offering for future acquisitions and general corporate purposes, including capital expenditures and working capital. Pending their use, we intend to invest the net proceeds in investment grade and government backed securities.

NASDAQ Symbol:	NICE

Risk Factors:	See "Risk Factors" beginning on page 4 of the accompanying prospectus.

[1]	Does not include the 525,000 ordinary shares that would be issued upon exercise in full of the underwriters' option to purchase additional ADSs to cover over-allotments.

Summary Consolidated Financial and Other Data

The following table is a summary of our consolidated financial and other data. The following summary consolidated financial data for the years ended December 31, 2002, 2003 and 2004 is derived from our audited consolidated financial statements, and the summary consolidated financial data for the nine months ended September 30, 2004 and 2005 is derived from our unaudited interim consolidated financial statements, which in each case have been prepared in accordance with generally accepted accounting principles in the United States (GAAP). You should read it in conjunction with our historical financial information and other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus including "Selected Consolidated Financial and Other Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and related notes. Results for the nine months ended September 30, 2005 are not necessarily indicative of the results to be expected for the full year.

	Years Ended December 31,			Nine Months Ended September 30,
	2002	2003	2004	2004	2005
				(unaudited)
	(in thousands of U.S. dollars, except per share data)
OPERATING DATA
Revenues:
Products	$127,896	$168,055	$182,616	$131,221	$149,028
Services	27,445	56,203	70,027	51,903	72,041
Total revenues	155,341	224,258	252,643	183,124	221,069
Cost of revenues:
Products	55,453	64,231	64,432	46,728	48,980
Services	26,054	42,084	49,876	37,006	48,648
Total cost of revenues	81,507	106,315	114,308	83,734	97,628
Gross profit	73,834	117,943	138,335	99,390	123,441
Operating expenses:
Research and development, net	17,122	22,833	24,866	18,517	21,527
Selling and marketing	38,685	53,351	61,855	46,102	53,226
General and administrative	23,806	29,840	31,269	23,453	27,486
Amortization of acquired intangible assets	58	350	317	263	789
Other special charges	29,092	7,082	—	—	—
Total operating expenses	108,763	113,456	118,307	88,335	103,028
Operating income (loss)	(34,929)	4,487	20,028	11,055	20,413
Financial income, net	3,992	2,034	3,556	2,771	3,554
Other income (expenses), net	(4,065)	292	54	—	—
Income (loss) before taxes on income	(35,002)	6,813	23,638	13,826	23,967
Taxes on income	350	1,205	2,319	1,525	3,521
Net income (loss) from continuing operations	(35,352)	5,608	21,319	12,301	20,446
Net income (loss) from discontinuing operations	1,370	1,483	3,236	3,236	—
Net income (loss)	$(33,982)	$7,091	$24,555	$15,537	$20,446
Basic earnings (loss) per share:
Continuing operations	$(2.56)	$0.35	$1.22	$0.71	$1.09
Discontinued operations	0.10	0.09	0.18	0.18	—
Net earnings (loss)	$(2.46)	0.44	$1.40	$0.89	$1.09
Weighted average number of shares used in computing basic earnings (loss) per share (in thousands)	13,795	16,038	17,497	17,365	18,768
Diluted earnings (loss) per share:
Continuing operations	$(2.56)	$0.33	$1.14	$0.66	$1.01
Discontinued operations	0.10	0.09	0.17	0.18	—
Net earnings (loss)	$(2.46)	$0.42	$1.31	$0.84	$1.01
Weighted average number of shares used in computing diluted earnings (loss) per share (in thousands)	13,795	16,781	18,703	18,557	20,306
NON-GAAP FINANCIAL MEASURES (unaudited)
Adjusted net income (loss)	$(1,907)	$13,568	$22,234	$13,012	$22,243
Adjusted basic net earnings (loss) per share	$(0.14)	$0.85	$1.27	$0.75	$1.19
Adjusted diluted net earnings (loss) per share	$(0.14)	$0.81	$1.19	$0.70	$1.10

The as adjusted information in the following consolidated balance sheet data table gives effect to the sale of 3,500,000 ADSs in this offering at an assumed offering price of $44.57 per share and the receipt by us of $147,195,250 in estimated net proceeds from the offering, after deducting the underwriting discounts and commissions and estimated offering expenses.

	As of September 30, 2005
	Actual	As Adjusted
	(unaudited)
	(in thousands of U.S. dollars)
CONSOLIDATED BALANCE SHEET DATA
Cash, cash equivalents and short-term investments	$60,895	$208,090
Working capital	41,249	188,444
Long-term marketable securities	124,029	124,029
Total assets	373,457	520,652
Total liabilities	116,123	116,123
Total shareholders' equity	$257,334	$404,529

Non-GAAP Financial Measures

To supplement the consolidated financial results prepared in accordance with GAAP, we include Adjusted Net Income (Loss), Adjusted Basic Net Earnings (Loss) Per Share and Adjusted Diluted Net Earnings (Loss) Per Share, which are non-GAAP financial measures, in this "Summary Consolidated Financial and Other Data" and in our quarterly press releases. These non-GAAP financial measures consist of GAAP financial measures adjusted to exclude amortization of acquired intangible assets, goodwill impairment, in-process research and development write-off, restructuring expenses and legal settlements, and to exclude net income from discontinued operations. The purpose of such adjustments is to give an indication of our performance exclusive of non-cash charges and other items that are considered by management to be outside of our core operating results. As these non-GAAP financial measures exclude the effects of discontinued operations, we believe they provide a meaningful comparison of results in periods occurring before and after the applicable disposition. They also exclude amortization of acquired intangible assets because we believe these excluded costs are not related to our operating performance. We believe these non-GAAP financial measures provide consistent and comparable measures to help investors understand our current and future operating cash flow performance and management uses them as a basis for planning and forecasting future periods. These non-GAAP financial measures may differ materially from the non-GAAP financial measures used by other companies and should not be regarded as a replacement for corresponding GAAP measures.

The following table reconciles Adjusted Net Income (Loss), Adjusted Basic Net Earnings (Loss) Per Share and Adjusted Diluted Net Earnings (Loss) Per Share to Net Income (Loss), Basic Net Earnings (Loss) Per Share and Diluted Net Earnings (Loss) Per Share, respectively, in each case the most directly comparable GAAP measure.

	Years Ended December 31,			Nine Months Ended September 30,
	2002	2003	2004	2004	2005
				(unaudited)
	(in thousands of U.S. dollars, except per share data)
GAAP net income (loss)	$(33,982)	$7,091	$24,555	$15,537	$20,446
Adjustments:
GAAP net income from discontinued operations	(1,370)	(1,483)	(3,236)	(3,236)	—
Goodwill impairment	28,260	—	—	—	—
In-process research and development write-off	1,270	—	—	—	—
Restructuring expenses, settlement of litigation and other	(438)	7,082	—	—	—
Amortization of acquired intangible assets
Included in gross profit	827	828	598	448	1,008
Included in operating expenses	58	350	317	263	789
Other non-operating expense (income)	3,468	(300)	—	—	—
Adjusted net income (loss) (non-GAAP)	$(1,907)	$13,568	$22,234	$13,012	$22,243
GAAP basic net earnings (loss) per share	$(2.56)	$0.35	$1.22	$0.71	$1.09
Adjusted basic net earnings (loss) per share (non-GAAP)[1]	$(0.14)	$0.85	$1.27	$0.75	$1.19
GAAP diluted net earnings (loss) per share	$(2.56)	$0.33	$1.14	$0.66	$1.01
Adjusted diluted net earnings (loss) per share (non-GAAP)[1]	$(0.14)	$0.81	$1.19	$0.70	$1.10

[1]	Adjusted basic net earnings (loss) per share and adjusted diluted net earnings (loss) per share were derived from the adjustments to GAAP net income (loss) as set forth above.

USE OF PROCEEDS

We expect to receive net proceeds of $147,195,250 at an assumed offering price of $44.57 per ADS ($169,424,538 if the underwriters exercise their over-allotment option in full) from the sale of the American Depositary Shares offered in this prospectus supplement. We expect to use these proceeds for future acquisitions and general corporate purposes, including capital expenditures and working capital. Pending their use, we intend to invest the net proceeds in investment grade and government backed securities.

DIVIDEND POLICY

Since our initial public offering on the Nasdaq National Market in 1996, we have not declared or paid dividends on our ordinary shares or ADSs. We intend to retain our earnings for future growth and therefore do not anticipate paying any cash dividends in the foreseeable future. Under Israeli law, dividends may be paid only out of profits and other surplus (as defined in the law) as of our most recent financial statements or as accrued over a period of two years, whichever is higher, provided that there is no reasonable concern that the dividend distribution will prevent us from meeting our existing and foreseeable obligations as they come due. Payment of future dividends, if any, will be at the discretion of our board of directors and will depend on various factors, such as our statutory profits, financial condition, operating results and current and anticipated cash needs. In the event cash dividends are declared by us, we may pay such dividends in Israeli currency. Under current Israeli regulations, any cash dividend in Israeli currency paid in respect of ordinary shares purchased by non-residents of Israel with non-Israeli currency may be freely repatriated in such non-Israeli currency, at the rate of exchange prevailing at the time of conversion. See also "Description of American Depositary Shares–Dividends, Other Distributions and Rights" beginning on page 24 of the accompanying prospectus for a discussion of our ADS depositary's obligations regarding dividends.

PRICE RANGE OF AMERICAN DEPOSITARY SHARES AND ORDINARY SHARES

Trading in the ADSs

Each ADS represents one ordinary share. The following table sets forth, for the periods indicated, the high and low last reported closing prices for our ADSs.

	ADSs
	High	Low
Annual
2000	$99.00	$17.50
2001	27.75	8.88
2002	17.04	6.70
2003	25.35	8.34
2004	31.39	17.88
Quarterly 2003
First Quarter	$11.13	$8.34
Second Quarter	15.19	11.10
Third Quarter	19.64	14.20
Fourth Quarter	25.35	19.01
Quarterly 2004
First Quarter	$29.88	$22.56
Second Quarter	25.75	21.16
Third Quarter	23.38	17.88
Fourth Quarter	31.39	21.04
Quarterly 2005
First Quarter	$35.03	$29.66
Second Quarter	39.85	30.57
Third Quarter	48.00	39.50
Monthly
May 2005	$39.85	$35.93
June 2005	39.47	35.98
July 2005	42.49	39.50
August 2005	48.00	42.36
September 2005	46.05	42.64
October 2005	46.25	40.67
November 2005 (through November 18, 2005)	46.82	43.34

On November 18, 2005, the last reported sale price of our ADSs was $44.57 per ADS.

The Bank of New York is the depositary for our ADSs. Its address is 101 Barclay Street, New York, New York 10286.

Trading in the Ordinary Shares

The table below sets forth the high and low last reported prices of our ordinary shares (in NIS and dollars) on the Tel Aviv Stock Exchange. The translation into dollars is based on the daily representative rate of exchange published by the Bank of Israel.

	Ordinary Shares
	High		Low
	NIS	$	NIS	$
Annual
2000	388.00	95.10	79.50	19.49
2001	97.90	23.68	39.19	9.27
2002	75.50	16.81	32.02	6.63
2003	113.30	25.04	37.96	8.01
2004	137.70	31.10	79.51	17.52
Quarterly 2003
First Quarter	52.80	11.12	37.96	8.01
Second Quarter	67.40	15.56	51.70	11.28
Third Quarter	90.20	20.25	62.70	14.15
Fourth Quarter	113.30	25.04	84.80	19.17
Quarterly 2004
First Quarter	137.70	31.10	100.80	22.36
Second Quarter	117.90	25.99	97.56	21.43
Third Quarter	107.10	23.90	79.51	17.52
Fourth Quarter	131.90	30.40	92.79	20.74
Quarterly 2005
First Quarter	151.30	34.90	130.40	29.56
Second Quarter	177.40	38.78	135.40	30.96
Third Quarter	213.70	47.73	181.00	39.50
Monthly
May 2005	172.60	39.42	155.90	35.68
June 2005	177.40	38.78	160.20	35.29
July 2005	193.60	42.00	181.00	39.50
August 2005	213.70	47.73	193.80	42.90
September 2005	211.00	46.61	193.30	43.17
October 2005	212.60	46.23	190.10	41.10
November 2005 (through November 17, 2005)	218.40	46.61	203.80	43.92

As of November 17, 2005, the last reported price of our ordinary shares on the Tel Aviv Stock Exchange was NIS 211.40 (or $44.73) per share.

CAPITALIZATION

The following table sets forth our capitalization as of September 30, 2005:

•	on an actual basis; and

•	as adjusted to reflect the sale of 3,500,000 ADSs at an assumed public offering price of $44.57 per share and the receipt by us of the net proceeds therefrom after deducting the underwriters' discounts and commissions and estimated offering expenses.

This table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and related notes included or incorporated by reference in this prospectus supplement or the accompanying prospectus.

	As of September 30, 2005
	Actual	As adjusted
	(unaudited)
	(in thousands of U.S. dollars)
Long term debt	$—	$—

Shareholders' equity:
Share capital:
Ordinary shares of par value NIS 1 per share: Authorized: 75,000,000 shares; Issued and outstanding: 19,246,591 shares; 22,746,591 shares issued and outstanding, as adjusted.[1]	5,706	6,446
Additional paid-in capital	260,377	406,832
Deferred stock compensation
Accumulated other comprehensive income	3,304	3,304
Accumulated deficit	(12,053)	(12,053)

Total shareholders' equity	$257,334	$404,529
Total capitalization	$257,334	$404,529

[1]	The number of our ordinary shares outstanding, in the actual and as adjusted columns in the table above excludes:

•	an aggregate of 3,974,799 ordinary shares reserved for issuance upon exercise of outstanding options at a weighted average exercise price of $31.66 per share; and

•	an aggregate of 2,952,306 additional ordinary shares available for future issuance under our employee stock plans, subject to certain annual issuance limitations.

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

The following selected consolidated financial data should be read in conjunction with and are qualified by reference to "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and notes thereto and other financial information included elsewhere or incorporated by reference in this prospectus supplement or the accompanying prospectus. The selected consolidated financial data as of December 31, 2003 and 2004 and for the years ended December 31, 2002, 2003 and 2004 have been derived from our audited consolidated financial statements included and incorporated by reference in this prospectus supplement and the accompanying prospectus. These financial statements have been prepared in accordance with generally accepted accounting principles in the United States (GAAP) and audited by Kost, Forer, Gabbay & Kasierer, a member of Ernst & Young Global. The consolidated selected financial data as of December 31, 2000, 2001 and 2002 and for the years ended December 31, 2000 and 2001 have been derived from our consolidated financial statements not included in this prospectus supplement or the accompanying prospectus, and have also been prepared in accordance with U.S. GAAP and audited by Kost, Forer, Gabbay & Kasierer, a member of Ernst & Young Global. The consolidated selected financial data for the nine months ended September 30, 2004 and September 30, 2005 have been derived from our unaudited interim consolidated financial statements included elsewhere in this prospectus supplement. In the opinion of our management, our unaudited interim consolidated financial statements contain all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of our financial position, results of operations and cash flows. The results of operations for the nine months ended September 30, 2005 are not necessarily indicative of the results to be expected for the full year.

On March 31, 2004, we sold the assets and liabilities of our COMINT/DF military-related business to ELTA Systems Ltd. for $4.0 million in cash. The assets and liabilities sold include the intellectual property, fixed assets, inventory, and contracts related to the COMINT/DF product line which includes high performance spectral surveillance and direction finding systems that detect, identify, locate, monitor and record transmission sources. The COMINT/DF business is therefore accounted for as a discontinued operation in our financial statements. In 2002, 2003, 2004 and the nine months ended September 30, 2005, the COMINT/DF business generated revenues of approximately $7.2 million, $6.5 million, $0.8 million and $0, respectively, and net income of approximately $1.4 million, $1.5 million, $3.2 million (including gain on disposition) and $0, respectively.

	Years Ended December 31,					Nine Months Ended September 30,
	2000	2001	2002	2003	2004	2004	2005
						(unaudited)
	(in thousands, except per share data)
OPERATING DATA:
Revenues:
Products	N/A1	$99,395	$127,896	$168,055	$182,616	$131,221	$149,028
Services	N/A1	14,474	27,445	56,203	70,027	51,903	72,041
Total revenues	144,479	113,869	155,341	224,258	252,643	183,124	221,069
Cost of revenues:
Products	N/A1	47,781	55,453	64,231	64,432	46,728	48,980
Services	N/A1	19,446	26,054	42,084	49,876	37,006	48,648
Total cost of revenues	69,438	67,227	81,507	106,315	114,308	83,734	97,628
Gross profit	75,041	46,642	73,834	117,943	138,335	99,390	123,441
Operating expenses:
Research and development, net	19,002	18,843	17,122	22,833	24,866	18,517	21,527
Selling and marketing	33,972	33,683	38,685	53,351	61,855	46,102	53,226
General and administrative	26,968	23,410	23,806	29,840	31,269	23,453	27,486
Amortization of acquired intangible assets	1,008	3,414	58	350	317	263	789
Other special charges	7,646	17,862	29,092	7,082	—	—	—
Total operating expenses	88,596	97,212	108,763	113,456	118,307	88,335	103,028
Operating income (loss)	(13,555)	(50,570)	(34,929)	4,487	20,028	11,055	20,413
Financial income, net	6,188	4,254	3,992	2,034	3,556	2,771	3,554
Other income (expenses), net	53	(4,846)	(4,065)	292	54	—	—
Income (loss) before taxes on income	(7,314)	(51,162)	(35,002)	6,813	23,638	13,826	23,967
Taxes on income	273	198	350	1,205	2,319	1,525	3,521
Net income (loss) from continuing operations	(7,587)	(51,360)	(35,352)	5,608	21,319	12,301	20,446
Net income (loss) from discontinuing operations	2,268	4,565	1,370	1,483	3,236	3,236	—
Net income (loss)	$(5,319)	$(46,795)	$(33,982)	$7,091	$24,555	$15,537	$20,446
Basic earnings (loss) per share:
Continuing operations	$(0.62)	$(3.94)	$(2.56)	$0.35	$1.22	$0.71	$1.09
Discontinued operations	0.19	0.35	0.10	0.09	0.18	0.18	—
Net earnings (loss)	$(0.43)	$(3.59)	$(2.46)	$0.44	$1.40	$0.89	$1.09
Weighted average number of shares used in computing basic earnings (loss) per share	12,317	13,047	13,795	16,038	17,497	17,365	18,768
Diluted earnings (loss) per share:
Continuing operations	$(0.62)	$(3.94)	$(2.56)	$0.33	$1.14	$0.66	$1.01
Discontinued operations	0.19	0.35	0.10	0.09	0.17	0.18	—
Net earnings (loss)	$(0.43)	$(3.59)	$(2.46)	$0.42	$1.31	0.84	$1.01
Weighted average number of shares used in computing diluted earnings (loss) per share	12,317	13,047	13,795	16,781	18,703	18,557	20,306

[1]	We did not segregate revenues or cost of revenues between products and services in 2000.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with the unaudited interim consolidated financial statements as of and for the nine months ended September 30, 2005 included elsewhere in this prospectus supplement, and with our audited consolidated financial statements and the related notes and other financial information included elsewhere in this prospectus supplement.

Overview

We are a leading provider of solutions that capture, manage and analyze unstructured multimedia content enabling companies and public organizations to enhance business and operational performance, address security threats and take proactive actions. Unstructured multimedia content includes phone calls to contact centers and back offices, video captured by closed circuit television cameras, radio communications between emergency services personnel, email and instant messaging. Our solutions include integrated, scalable, multimedia recording platforms, enhanced software applications and related professional services. These solutions address critical business processes and risk management, compliance procedures and security needs of corporations or government agencies. Our solutions facilitate faster decision-making and near real-time action, improving business and employee performance, and enhancing security and public safety. Our customers use our systems in a variety of enterprises, such as financial services, health care, outsourcers, retail, service providers, telecommunications, and utilities. Our public safety and security customers include air traffic control, correctional facilities, emergency services, gaming facilities, government intelligence agencies, homeland security and public transportation. Our solutions are deployed at over 23,000 customers, including over 75 of the Fortune 100 companies, across over 40,000 sites around the world.

Our products are sold primarily through a global network of distributors, system integrators and strategic partners; a portion of product sales and most services are sold directly to end-users. One distributor accounted for approximately 23%, 20%, 19% and 22% of revenues in 2002, 2003, 2004 and the nine months ended September 30, 2005, respectively.

Recent Acquisitions and Dispositions

The following acquisitions were accounted for as purchases, and, accordingly, the purchase price for each acquisition was allocated to the assets acquired and liabilities assumed based on their respective fair values. The results of operations related to each acquisition are included in our consolidated statement of operations from the date of acquisition. The disposed business was accounted for as a discontinued operation as of the date of its disposition.

In September 2005, we acquired the assets and assumed certain liabilities of Hannamax Hi-Tech Pty. Ltd. for $1.8 million. Hannamax was our distributor in Australia and New Zealand. With the acquisition of Hannamax, we expect to expand our customer base and presence in Australia and New Zealand and to expand and strengthen our support organization in the region. Under the terms of the acquisition agreement, contingent cash payments of up to $0.5 million in 2006 and up to $0.5 million in 2007 will be due if certain financial performance criteria are met as part of a two-year earn-out provision. Should any contingent payment be made under the agreement in the future, the additional consideration will increase the aggregate purchase price and, as a result, we will record additional goodwill.

In June 2005, we acquired the assets and assumed certain liabilities of Dictaphone Corporation's Communications Recording Systems business (Dictaphone CRS) for approximately $38.5 million. Dictaphone CRS provides liability and quality management systems for emergency services, critical facilities, contact centers and financial trading floors.

In November 2002, we acquired certain assets and assumed certain liabilities of Thales Contact Solutions (TCS), a developer of customer-facing technology for public safety, financial trading and customer contact centers, based in the United Kingdom. TCS was a unit of Thales Group, one of

Europe's premier electronics companies. In connection with the acquisition, we paid to Thales Group approximately $42.3 million, of which approximately $18.1 million was paid in the form of 2,187,500 of our ordinary shares.

In March 2004, we sold the assets and liabilities of our COMINT/DF military-related business to ELTA Systems Ltd. for $4.0 million. The assets and liabilities sold included the intellectual property, fixed assets, inventory, and contracts related to the COMINT/DF product line, which included high performance spectral surveillance and direction finding systems that detect, identify, locate, monitor and record transmission sources. In 2002, 2003 and 2004, the COMINT/DF business generated revenues of approximately $7.2 million, $6.5 million and $0.8 million, respectively, and net income of approximately $1.4 million, $1.5 million and $3.2 million (including gain on disposition), respectively.

Off-Balance Sheet Transactions

We have not engaged in nor been a party to any off-balance sheet transactions.

Critical Accounting Policies

The preparation of financial statements in conformity with GAAP requires management to make judgments and estimates that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Management believes that the significant accounting policies which affect its more significant judgments and estimates used in the preparation of the consolidated financial statements and those that are the most critical to aid in fully understanding and evaluating our reported results include the following:

•	Revenue recognition

•	Allowance for doubtful accounts

•	Inventory valuation

•	Impairment of long-lived assets

•	Provision for income taxes

•	Contingencies

Revenue Recognition.    We derive our revenues primarily from two sources: product revenues, which include hardware and software sales; and service revenues, which include support and maintenance, installation, consulting and training revenue. Revenue related to sales of our products is generally recognized when persuasive evidence of an agreement exists, the product has been delivered and title and risk of loss have passed to the buyer, the sales price is fixed or determinable, no further obligations exist, and collectibility is probable. Sales agreements with specific acceptance terms are not recognized as revenue until the customer has confirmed that the product or service has been accepted. Revenues from maintenance and professional services are recognized ratably over the contract period or as services are performed.

For arrangements with multiple elements, we allocate revenue to each component of the arrangement using the residual value method based on vendor specific objective evidence (VSOE) of the undelivered elements. This means that we defer the arrangement fee equivalent to the fair value of the undelivered elements until these elements are delivered. Our VSOE used to allocate the sales price to maintenance is based on the renewal percentage.

To assess the probability of collection for revenue recognition, we have an established credit policy that determines, by way of mathematical formulae based on the customers' financial statements and payment history, the credit limit that reflects an amount that is deemed probably collectible for each customer. These credit limits are reviewed and revised periodically on the basis of new customer financial statement information and payment performance.

We record a provision for estimated sales returns and allowances on product sales in the same period as the related revenues are recorded. We base these estimates on the historical sales returns ratio and other known factors. Actual returns could be different from our estimates and current provisions for sales returns and allowances may need to be increased.

Allowance for Doubtful Accounts.    We evaluate the collectibility of our accounts receivable based on a combination of factors. In circumstances where we are aware of a specific customer's inability to meet its financial obligations to us, we record a specific allowance against amounts due to reduce the net recognized receivable to the amount we reasonably believe will be collected. For all other customers, we recognize allowances for doubtful accounts based on the length of time the receivables are past due.

Inventory Valuation.    At each balance sheet date, we evaluate our inventory balance for excess quantities and obsolescence. This evaluation includes analyses of sales levels by product line and projections of future demand. In addition, we write off inventories that are considered obsolete. Remaining inventory balances are adjusted to the lower of cost or market value. If future demand or market conditions are less favorable than our projections, additional inventory write-downs may be required and would be reflected in cost of sales in the period the revision is made.

During 2002 we completed the outsourcing of the manufacture of our audio and video product platforms. Under this arrangement, we take ownership of inventories at the conclusion of the manufacturing process, such inventories representing finished goods or spare parts. As we largely manufacture to order, we do not tend to accumulate finished goods. We are obligated, however, to purchase certain excess raw material and subassembly inventories from the contract manufacturer that may be deemed obsolete or slow-moving. We monitor the levels of the contract manufacturer's relevant inventories periodically and, if required, will write-off such deemed excess or obsolete inventory.

Impairment of Long-Lived Assets.    Our long-lived assets include property and equipment, investment in affiliates, goodwill and other intangible assets. The fair value of the investment in affiliates is dependent upon the performance of the companies in which we have invested. In assessing potential impairment of these investments, we consider this factor as well as the forecasted financial performance of the investees and other pertinent information. We record an investment impairment charge when we believe that the investment has experienced a decline in value that is other than temporary. During 2002, we recognized $229,000 of impairment losses related to our investment in affiliates. As of September 30, 2005, the carrying value of our investments in affiliate was $1.2 million.

In assessing the recoverability of our property and equipment, goodwill and other intangible assets, we must make assumptions regarding the estimated future cash flows and other factors to determine the fair value of the respective assets. If these estimates or their related assumptions change in the future, we may be required to record impairment charges for these assets.

SFAS No. 142 "Goodwill and Other Intangible Assets" addresses the initial recognition and measurement of intangible assets acquired in a business combination and the accounting for goodwill and other intangible assets subsequent to their acquisition. SFAS No. 142 provides that intangible assets with finite useful lives will be amortized and that goodwill and intangible assets with indefinite lives will not be amortized, but rather will be tested at least annually for impairment. We adopted SFAS No. 142 beginning January 1, 2002. Upon adoption of SFAS No. 142, we discontinued the amortization of recorded goodwill, which was approximately $3.4 million on an annual basis at that time. We performed an impairment test of our goodwill as of January 1, 2002 under the transitional provisions of SFAS No. 142, and our test did not indicate an impairment of goodwill. We confirmed that we have only one reporting unit to which we allocated all recorded goodwill, as well as all assets and liabilities.

By October 1, 2002, our stock price had declined significantly from January 1, 2002, at which point our market capitalization, based on our stock price, was below book value. The price of our ADSs was $17.04 per ADS on January 2, 2002 and declined to $8.47 per ADS by October 1, 2002. We determined our fair value based on relative market multiples for comparable businesses and a discounted cash flow model. This evaluation indicated that an impairment might exist. We then performed Step 2 under SFAS No. 142 in which an amount of the impairment loss, if any, must be measured. Four categories of intangible assets were identified as being separable from goodwill in accordance with SFAS No. 141 "Business Combinations." These included trade names, an in-place distribution network, technology based intangible assets and maintenance contracts. In valuing the NICE trade name, a relief from royalty method was used. Under this method, the value of a trade name reflects the savings realized by owning the trade name. The value of the intangible asset under the relief from royalty method is dependent upon the following factors: the selected royalty rate, the revenues expected to be generated from the underlying intellectual property, the discount rate and the expected life of the intellectual property. The value of our distribution network was determined through the use of the cost approach. Using this method, the value of the distribution network is estimated as the after-tax direct costs that a potential acquirer would avoid spending in recreating a similar functional distribution network. The value of the intangible asset under the cost method is dependent upon the estimated direct cost of establishing a new distributor relationship. Qualifying technology-based intangible assets consist of current and core technology and technologies that were under development at the valuation date. The current and core technology was valued using a derivation of the income approach, namely the excess earnings method. This method is used to analyze the earnings contribution of an intangible asset. Under this method, the excess earnings that an intangible asset generates are calculated over the intangible asset's expected life and discounted to the present to calculate the fair value of the intangible asset. Excess earnings are defined as the residual earnings after providing for appropriate returns on the other identified contributing assets. The value under the excess earnings method is dependent upon the following factors: the expected revenues generated by the intangible asset, the expected after-tax earnings on those revenues, the charges (or returns) required on other contributing assets and the discount rate. Our maintenance contracts, which are intangible assets under the contractual-legal criterion of SFAS No. 141, were valued using the excess earnings method. In determining the applicable discount rate to be used to estimate the fair value of our net assets, we calculated a market-derived rate based on our estimated weighted average cost of capital. In determining our cost of equity, we used a standard methodology based on the capital asset pricing model and analyzed selected guideline companies, industry data and factors specific to us. We expect to use a similar decision process in the future.

Following these analyses, we compared the carrying amount of goodwill to the implied fair value of the goodwill and determined that an impairment loss existed. A non-cash charge totaling $28.3 million was recorded in the fourth quarter of 2002 to write down goodwill to its fair value under the caption "Goodwill impairment." The valuation of long-lived assets requires significant estimates and assumptions. These estimates contain management's best estimates, using appropriate and customary assumptions and projections at the time. If different estimates or projections were used, it is reasonably possible that our analysis would have generated materially different results.

In the fourth quarter of 2004, we performed our annual test on the remaining goodwill pursuant to the SFAS No. 142 requirements, applying the same methodologies as those used in the prior year. No additional impairment was found to exist. We will continue to perform an impairment test at least annually and on an interim basis should circumstances indicate that an impairment loss may exist. The outcome of such testing may lead to the recognition of an impairment loss.

Provision for Income Taxes.    We record income taxes using the asset and liability approach. Management judgment is required in determining our provision for income taxes in each of the jurisdictions in which we operate. The provision for income tax is calculated based on our assumptions as to our entitlement to various benefits under the applicable tax laws in the jurisdictions in which we operate. The entitlement to such benefits depends upon our compliance with the terms and conditions set out in these laws. We have considered future taxable income, prudent and feasible tax planning strategies and other available evidence in determining the need for a valuation allowance. Although we believe that our estimates are reasonable and that we have considered future taxable income and ongoing prudent and feasible tax strategies in estimating our tax outcome, there is no assurance that the final tax outcome will not be different than those which are reflected in our historical income tax provisions and accruals. Such differences could have a material effect on our income tax provision, net income and cash balances in the period in which such determination is made.

Contingencies.    From time to time, we are defendant or plaintiff in various legal actions, which arise in the normal course of business. We are required to assess the likelihood of any adverse judgments or outcomes to these matters as well as potential ranges of probable losses. A determination of the amount of reserves required for these contingencies, if any, which would be charged to earnings, is made after careful and considered analysis of each individual action together with our legal advisors. The required reserves may change in the future due to new developments in each matter or changes in circumstances, such as a change in settlement strategy. A change in the required reserves would affect our earnings in the period the change is made.

Results of Operations

The following table sets forth our selected consolidated statement of operations for the nine month periods ended September 30, 2004 and 2005 and for the years ended December 31, 2002, 2003 and 2004 expressed as a percentage of total revenues. Totals may not add up due to rounding.

	Years Ended December 31,			Nine Months Ended September 30,
	2002	2003	2004	2004	2005
				(unaudited)
Revenues
Products	82.3%	74.9%	72.3%	71.7%	67.4%
Services	17.7	25.1	27.7	28.3	32.6
Total revenues	100.0	100.0	100.0	100.0	100.0
Cost of revenues
Products[1]	43.4	38.2	35.3	35.6	32.9
Services[1]	94.9	74.9	71.2	71.3	67.5
Total cost of revenues	52.5	47.4	45.2	45.7	44.2
Gross profit	47.5	52.6	54.8	54.3	55.8
Operating expenses
Research and development, net	11.0	10.2	9.8	10.0	9.7
Selling and marketing	24.9	23.9	24.7	25.2	24.1
General and administrative	15.3	13.3	12.4	12.8	12.5
Restructuring and other	(0.1)	0.8	—	—	—
In-process research and development	0.8	—	—	—	—
Legal settlement	—	2.3	—	—	—
Amortization of acquired intangibles	—	—	—	0.2	0.4
Goodwill – impairment and other	18.0	—	—	—	—
Total operating expenses	70.0	50.6	46.9	48.2	46.6
Operating income (loss)	(22.5)	2.0	7.9	6.0	9.2
Financial income, net	2.6	0.9	1.4	1.5	1.6
Other income (expenses), net	(2.6)	0.1	—	—	—
Income (loss) before taxes	(22.5)	3.0	9.3	7.6	10.8
Taxes on income	0.2	0.5	0.9	0.8	1.6
Net income (loss) from continuing operations	(22.8)	2.5	8.4	6.7	9.2
Net income (loss) from discontinued operations	0.9	0.7	1.3	1.8	—
Net income (loss)	(21.9)%	3.2%	9.7%	8.5%	9.2%

[1] Expressed as a percentage of related revenue.

Comparison of Nine Months Ended September 30, 2004 and 2005, Unaudited

Revenues

During the nine months ended September 30, 2005, our total revenues rose approximately 21% to $221.1 million, as compared to $183.1 million in the same period of 2004. Revenues from sales to the enterprise market were $168.3 million in the nine months ended September 30, 2005, an increase of 20% from the same period of 2004, and revenues from sales to the public safety and security market were $52.8 million in the nine months ended September 30, 2005, an increase of 21% from the same period of 2004. Our growth in revenues was due primarily to the inclusion of the results of Dictaphone CRS beginning on June 1, 2005, market share gains in these markets and market growth.

	Nine Months Ended September 30,		Dollar Change	Percentage Change
	2004	2005
Product revenues	$131.2	$149.0	$17.8	13.6%
Service revenues	51.9	72.1	20.2	38.9
Total revenues	$183.1	$221.1	$38.0	20.8%

The increase in product revenues was due primarily to higher sales to the enterprise and public safety and security markets.

The increase in services revenues was generated partly by the inclusion of the Dictaphone CRS service revenue beginning on June 1, 2005, the increase in our installed customer base resulting from new product sales, and higher installation and training revenues related mainly to the increase in product sales to the enterprise market. Service revenues in the nine months ended September 30, 2005 represented 33% of total revenues, as compared to approximately 28% in the same period of 2004. Although we typically generate lower profit margins on services than on products, our strategy is to continue to grow our global services business, which we believe increases the competitiveness of our product offerings, and, as a result, we expect services to represent a growing portion of total revenues in the future.

Revenues in the nine months ended September 30, 2005 in the Americas, which includes the United States, Canada and Central and South America, rose 25% to $111.4 million, as compared to $88.9 million in the same period of 2004. The increase was largely attributable to the inclusion of the Dictaphone CRS revenues beginning on June 1, 2005 and higher post-contract service and maintenance revenue. Sales to Europe, Middle East and Africa (EMEA) rose 9% to $73.7 million in the nine months ended September 30, 2005, as compared to $67.6 million in the same period of 2004. The increase was due mainly to higher sales to the security market and higher services and maintenance revenues primarily related to the enterprise market. Sales to Asia-Pacific (APAC) increased 35% to $36.0 million in the nine months ended September 30, 2005, as compared to $26.7 million in the same period of 2004 due mainly to higher sales to the enterprise market.

Cost of Revenues

	Nine Months Ended September 30,		Dollar Change	Percentage Change
	2004	2005
Cost of product revenues	$46.7	$49.0	$2.3	4.9%
Cost of service revenues	37.0	48.6	11.6	31.4
Total cost of revenues	$83.7	$97.6	$13.9	16.6%

Cost of product revenues increased slightly on a dollar basis while decreasing as a percentage of product revenues. The slight increase on a dollar basis was due mainly to the higher sales volume. Cost of services revenues increased on a dollar basis while decreasing as a percentage of service revenues. The increase on a dollar basis was due principally to higher labor, subcontractor and material costs associated with the growth in product installations and maintenance contracts.

Gross Profit

	Nine Months Ended September 30,		Dollar Change	Percentage Change
	2004	2005
Gross profit on product revenues	$84.5	$100.0	$15.5	18.3%
as a percentage of product revenues	64.4%	67.1%
Gross profit on service revenues	14.9	23.4	8.5	57.0
as a percentage of service revenues	28.7%	32.5%
Total gross profit	$99.4	$123.4	$24.0	24.1%
as a percentage of total revenues	54.3%	55.8%

The improvement in gross profit on product revenues was due primarily to higher sales volume, product cost reductions and a higher proportion of software in the product mix. The improvement in gross profit margin on services revenue reflected improved staff utilization and other efficiencies.

Operating Expenses

	Nine Months Ended September 30,		Dollar Change	Percentage Change
	2004	2005
Research and development, net	$18.5	$21.5	$3.0	16.2%
Selling and marketing	46.1	53.2	7.1	15.4
General and administrative	23.5	27.5	4.0	17.0
Amortization of acquired intangible assets	$0.3	$0.8	$0.5	166.7%

Research and Development, Net.    Research and development expenses, before capitalization of software development costs and government grants, increased to $23.3 million in the nine months ended September 30, 2005, as compared to $20.1 million in the same period of 2004 and represented 10.5% and 11.0% of revenues in the nine months ended September 30, 2005 and 2004, respectively. The increase in these expenses was due mainly to the increase in research and development labor costs.

Capitalized software development costs were $0.6 million in the nine months ended September 30, 2005, as compared to $1.0 million in the same period of 2004. Amortization of capitalized software development costs included in cost of product revenues was $1.9 million and $2.9 million in the nine months ended September 30, 2005 and 2004, respectively.

Selling and Marketing Expenses.    The increase in selling and marketing expenses was due primarily to the inclusion of Dictaphone CRS beginning on June 1, 2005 and higher sales commissions resulting mainly from the increase in sales. Selling and marketing expenses represented 24.1% of total revenues in the nine months ended September 30, 2005, as compared to 25.2% in the same period of 2004.

General and Administrative Expenses.    The increase in general and administrative expenses in the nine months ended September 30, 2005 was due principally to an increase in legal expenses associated with pending litigation and labor costs. General and administrative expenses represented 12.5% of total revenues in the nine months ended September 30, 2005, as compared to 12.8% in the same period of 2004.

Financial Income

	Nine Months Ended September 30,		Dollar Change	Percentage Change
	2004	2005
Financial income, net	$2.8	$3.6	$0.8	28.6%

Financial Income, Net.    The increase in financial income, net reflects a higher average cash balance and higher prevailing average interest rates in the nine months ended September 30, 2005, as compared to the same period of 2004.

Taxes on Income.    In the nine months ended September 30, 2005, we recorded a provision for income taxes of $3.5 million, as compared to $1.5 million in the same period of 2004. The increase was primarily related to the increase in operating profits, utilization of net operating losses in 2004 and a slight increase in the effective corporate tax rate as a result of profit recorded at certain distribution subsidiaries. We expect that our effective corporate tax rate will continue to increase moderately in the future.

Net Income from Continuing Operations.    Net income from continuing operations was $20.4 million in the nine months ended September 30, 2005, as compared to $12.3 million in the same period of 2004. The increase in the nine months ended September 30, 2005 resulted primarily from the increase in revenues and gross margin.

Net Income from Discontinued Operations.    Net income from the discontinued operations of our COMINT/DF military-related business was $0 in the nine months ended September 30, 2005, as compared to approximately $3.2 million (including gain on disposition) in the same period of 2004.

Comparison of Years Ended December 31, 2003 and 2004

Revenues

Our total revenues increased approximately 13% to $252.6 million in 2004 from $224.3 million in 2003. Revenues from sales to the enterprise market were $194.1 million in 2004, an increase of 13% from the prior year, and revenues from sales to the public safety and security market were $58.5 million, an increase of 11% from the prior year. Our growth in revenues was due principally to market share gains in these markets and market growth.

	Years Ended December 31,		Dollar Change	Percentage Change
	2003	2004
Product revenues	$168.1	$182.6	$14.5	8.6%
Service revenues	56.2	70.0	13.8	24.6
Total revenues	$224.3	$252.6	$28.3	12.6%

The increase in product revenues was due primarily to higher sales to both the enterprise market and public safety markets.

The increase in services revenues was generated partly by the increase in our installed customer base resulting from new product sales, and higher installation and training revenues related mainly to the increase in product sales to the enterprise market. Service revenues for 2004 represented 28% of total revenues compared with approximately 25% in 2003.

Revenues in 2004 in the Americas, which includes the United States, Canada and Central and South America, rose 3% to $121.6 million from $118.6 million in 2003. The increase was largely attributable to higher post-contract support. Sales to EMEA rose 26% to $93.2 million in 2004 from $73.8 million in 2003. The increase was due mainly to higher sales to the enterprise market and post-contract service and maintenance. Sales to APAC increased 19% to $37.8 million in 2004 from $31.8 million in 2003 due mainly to higher sales to the enterprise market in the region.

Cost of Revenues

	Years Ended December 31,		Dollar Change	Percentage Change
	2003	2004
Cost of product revenues	$64.2	$64.4	$0.2	0.3%
Cost of service revenues	42.1	49.9	7.8	18.5
Total cost of revenues	$106.3	$114.3	$8.0	7.5%

The slight increase in cost of product revenues was due mainly to the higher sales volume. The increase in cost of services revenue was due principally to higher labor, subcontractor and material costs associated with the growth in product installations and maintenance contracts.

Gross Profit

	Years Ended December 31,		Dollar Change	Percentage Change
	2003	2004
Gross profit on product revenues	$103.9	$118.2	$14.3	13.8%
as a percentage of product revenues	61.8%	64.7%
Gross profit on service revenues	14.1	20.1	6.0	42.6
as a percentage of service revenues	25.1%	28.8%
Total gross profit	$117.9	$138.3	$20.4	17.3%
as a percentage of total revenues	52.6%	54.8%

The improvement in gross profit on product revenues was due primarily to the higher sales volume, product cost reductions and a higher proportion of software in the product mix. The improvement in gross profit margin on services revenue reflects improved staff utilization and efficiencies.

Operating Expenses

	Years Ended December 31,		Dollar Change	Percentage Change
	2003	2004
Research and development, net	$22.8	$24.9	$2.1	9.2%
Selling and marketing	53.7	62.2	8.5	15.8
General and administrative	$29.8	$31.3	$1.5	5.0%

Research and Development, Net.    Research and development expense, before capitalization of software development costs and grants, increased to $27.5 million in 2004 from $26.4 million in 2003 and represented 10.9% and 11.8% of revenues in 2004 and 2003, respectively. The increase in gross outlays was due mainly to the increase of research and development labor costs.

Capitalized software development costs were $1.3 million in 2004, as compared to $2.3 million in 2003. Amortization of capitalized software development costs, included in cost of product revenues, was $4.1 million and $5.7 million in 2004 and 2003, respectively.

Selling and Marketing Expenses.    The increase in selling and marketing expenses was due primarily to an increase in our corporate and regional sales and marketing efforts and higher sales commissions resulting mainly from the increase in sales. Selling and marketing expenses represented 24.6% of total revenues in 2004 compared with 23.9% in 2003.

General and Administrative Expenses.    The increase in general and administrative expenses in 2004 was due principally to increases in labor costs and depreciation expenses. General and administrative expenses represented 12.4% of total revenues in 2004 compared with 13.3% in 2003.

Other Special Charges

	Years Ended December 31,		Percentage Change
	2003	2004
Restructuring	$1.9	$—	(1.9)%
Legal settlement	5.2	—	(5.2)
Total other special charges	$7.1	$—	(7.1)%

Restructuring.    In December 2002, we adopted a restructuring plan, which involved the phased reduction of approximately 75 of our 1,077 staff members and consolidation of certain offices. Some of the involuntary reductions were effected in December 2002 and, in accordance with SFAS No. 146, a liability of $282,000 was recorded as of December 31, 2002 in connection with those terminations. This liability was utilized as of June 30, 2003. The remaining reductions in personnel and facility closures were implemented during 2003. We included in our results for 2003 costs of approximately $1.9 million, which related primarily to involuntary terminations and facility closures.

Legal Settlement.    In June 2000, Dictaphone Corporation, one of our competitors, filed a patent infringement claim relating to certain technology embedded in some of our products. The claim was for damages for past infringement and enjoinment of any continued infringement of Dictaphone patents. In the fourth quarter of 2003, we reached a settlement with Dictaphone in which both parties agreed to dismiss all claims and counterclaims connected with the patent infringement claim. The terms of the settlement required us to pay Dictaphone $10.0 million, of which approximately $4.8 million was paid by our insurance carrier in December 2003 and the balance was paid by us. As a result, a charge of approximately $5.2 million was recorded in the last quarter of 2003. We and Dictaphone also agreed to grant each other a worldwide, royalty-free, perpetual license to certain of their patents including the disputed patents. We and Dictaphone further agreed to enter into enforcement proceedings with respect to both companies' patent portfolios and to share any proceeds from these actions. As a result of our acquisition of Dictaphone CRS in June 2005, the agreement with respect to patents was terminated since we acquired the relevant patents.

Financial and Other Income

	Years Ended December 31,		Dollar Change	Percentage Change
	2003	2004
Financial income, net	$2.0	$3.6	$1.4	70.0%
Other income	$0.3	$0.1	$(0.2)	(66.7)%

Financial Income, Net.    The increase in financial income, net reflects a higher average cash balance and higher prevailing average interest rates in 2004 compared with 2003.

Other Income, Net.    Other income, net was $0.1 million in 2004 compared with $0.3 million in 2003. In 2003, we recorded $0.3 million of income reflecting amounts received from our insurance carrier in respect of the settlement of a litigation in connection with the April 2000 acquisition of Centerpoint Solutions Inc. In 2004, other income represented a capital gain recognized upon the disposal of fixed assets.

Taxes on Income.    In 2004, we recorded a provision for income taxes of $2.3 million compared with $1.2 million in 2003. The increase was primarily related to operating profits recorded at certain distribution subsidiaries.

Net Income (Loss) from Continuing Operations.    Net income from continuing operations was $21.3 million in 2004 compared with $5.6 million in 2003. The increase in 2004 resulted primarily from the increase in revenues and gross margin.

Net Income from Discontinued Operations.    As discussed above under "Recent Acquisitions and Dispositions," on March 31, 2004 we sold the assets and liabilities of our COMINT/DF military-related business to ELTA for $4.0 million in cash. Net income from this discontinued operation was approximately $3.2 million (including gain on disposition) and $1.5 million for 2004 and 2003, respectively.

Comparison of Years Ended December 31, 2002 and 2003

Revenues

Total revenues from the enterprise market were $171.4 million in 2003, an increase of 41% from the prior year. Total revenues from the public safety and security market were $52.8 million, an increase of 60% from the prior year. Our growth in revenue was due principally to market share gains in the enterprise and public safety and security markets following the acquisition of TCS in November 2002, and continued penetration of our digital video platform in the security market.

	Years Ended December 31,		Dollar Change	Percentage Change
	2002	2003
Product revenues	$127.9	$168.1	$40.2	31.4%
Service revenues	27.4	56.2	28.8	105.1
Total revenues	$155.3	$224.3	$69.0	44.4%

The increase in product revenues was due primarily to higher sales of our audio recording platforms and applications to enterprise and public safety markets related mainly to the inclusion for a full year of the operations of TCS and market share gains.

The increase in services revenues reflects an increasing portion of our installed base engaging us for maintenance services and higher installation and training revenues related mainly to the increase in product sales to enterprise market.

Revenues in 2003 in the Americas rose 36% to $118.6 million from $86.9 million in 2002. The increase was largely attributable to higher sales of enterprise solution and post-contract support. Sales to EMEA rose 55% to $73.8 million in 2003 from $47.7 million in 2002. The increase was due mainly to the inclusion for a full year of the operations of TCS and favorable currency movements. Sales to APAC increased 54% to $31.8 million in 2003 from $20.7 million in 2002 due mainly to higher sales to the enterprise market in Japan, Australia/New Zealand and India.

Cost of Revenues

	Years Ended December 31,		Dollar Change	Percentage Change
	2002	2003
Cost of product revenues	$55.5	$64.2	$8.7	15.7%
Cost of service revenues	26.1	42.1	16.0	61.3
Total cost of revenues	$81.5	$106.3	$24.8	30.4%

The increase in cost of product revenues in 2003 was due mainly to higher sales volume. The increase in cost of services revenue was due principally to higher labor, subcontractor and material costs associated with the inclusion of TCS activities for a full year and with the growth in product installations and maintenance contracts.

Gross Profit

	Years Ended December 31,		Dollar Change	Percentage Change
	2002	2003
Gross profit on product revenues	$72.4	$103.9	$31.5	43.5%
as a percentage of product revenues	56.6%	61.8%
Gross profit on service revenues	1.4	14.1	12.7	100.0
as a percentage of service revenues	5.1%	25.1%
Total gross profit	$73.8	$117.9	$44.1	59.8%
as a percentage of total revenues	47.5%	52.6%

The improvement in gross profit on product revenues was due primarily to the higher sales volume, product cost reductions and a higher proportion of software in the product mix. Gross profit margin on services revenue was 25% in 2003 compared with 5% in 2002 reflecting improved staff utilization and efficiencies.

Operating Expenses

	Years Ended December 31,		Dollar Change	Percentage Change
	2002	2003
Research and development, net	$17.1	$22.8	$5.7	33.3%
Selling and marketing	38.7	53.7	15.0	38.8
General and administrative	$23.8	$29.8	$6.0	25.2%

Research and Development, Net.    Research and development expense, before capitalization of software development costs and grants, increased to $26.4 million in 2003 from $23.4 million in 2002 and represented 11.8% and 15.0% of revenues in 2003 and 2002, respectively. The increase in gross outlays was due mainly to the inclusion for a full year of acquired TCS research and development activities and of the impact of the appreciation of the New Israel Shekel to the dollar on research and development labor costs, as approximately 80% of our research and development staff is based in Israel.

Software development costs capitalized were $2.3 million in 2003 compared with $4.6 million in 2002. Net research and development expense increased 33% in 2003 to $22.8 million from $17.1 million in 2002. Amortization of capitalized software development costs, included in cost of product revenues, was $5.7 million and $4.3 million in 2003 and 2002, respectively.

Selling and Marketing Expenses.    The increase in selling and marketing expenses was due primarily to the inclusion for a full year of the activities of TCS and higher sales commissions resulting mainly from the increase in sales.

General and Administrative Expenses.    The increase in general and administrative expenses in 2003 was due principally to the inclusion of TCS-related administrative costs for a full year, higher corporate insurance premiums and the impact of the appreciation of the New Israel Shekel to the dollar on labor and facility costs only partly offset by lower additions to doubtful debt reserves.

Other Special Charges

	Years Ended December 31,		Dollar Change
	2002	2003
Restructuring	$(0.1)	$1.9	$2.0
In-process research and development	1.3	—	(1.3)
Goodwill impairment and other	27.9	—	(27.9)
Legal settlement	—	5.2	5.2
Total other special charges	$29.1	$7.1	$(22.0)

Restructuring.    As described above, in December 2002 we adopted a restructuring plan which involved the phased reduction of approximately 75 of our 1,077 staff members and consolidation of certain offices. Some of the involuntary reductions were effected in December 2002 and, in accordance with SFAS No. 146, a liability of $282,000 was recorded as of December 31, 2002 related to those terminations. This liability was utilized as of June 30, 2003. The remaining reductions in force and facility closures were implemented during 2003. We included in our results for 2003 costs of approximately $1.9 million, which related primarily to involuntary terminations and facility closures. Restructuring related charges for 2002 of $0.1 million consisted of the $282,000 expense noted above offset by a reduction of $400,000 to the accrual remaining from the 2001 restructuring plan.

In-Process Research and Development.    In 2002, in connection with the acquisition of TCS and in accordance with SFAS No. 2 "Accounting for Research and Development Costs," a portion of the purchase price, $1.3 million, was allocated to purchased in-process research and development. As part of the process of analyzing this acquisition, we made a decision to buy three technologies that had not yet been commercialized rather than develop those technologies internally. In doing so, we considered our internal research resource allocation and our progress on comparable technology, if any. At the date of the acquisition, technological feasibility had not yet been established for the in-process research and development projects and they had no alternative future use. Accordingly, the fair value allocated to these technologies, which was based on an analysis of the discounted excess earnings that the intangible assets generate over their expected lives, was immediately expensed at acquisition.

Goodwill Impairment and Other.    During the fourth quarter of 2002 we performed our annual impairment test of acquired intangible assets as prescribed by SFAS No. 142. Our stock price had declined significantly from January 1, 2002, at which point our market capitalization, based on our stock price, was below book value. We determined the fair value of the Company based on relative market multiples for comparable businesses and a discounted cash flow model. This evaluation indicated that an impairment loss might exist. We then performed step 2 under SFAS No. 142 and compared the carrying amount of goodwill to the implied fair value of the goodwill and determined that an impairment loss existed. A non-cash charge totaling $28.3 million was recorded in the fourth quarter of 2002 to write down the goodwill recorded primarily in the acquisitions of SCI, CPS and STS to its fair value.

In the fourth quarter of 2003, we performed our annual test on the remaining goodwill per SFAS No. 142 requirements applying the same methodologies as those used in the prior year. No additional impairment was found to exist. As of December 31, 2003, we had $32.1 million of non-amortizable goodwill and other intangible assets.

Legal Settlement.    As described above, in June 2000, Dictaphone Corporation, one of our competitors, filed a patent infringement claim relating to certain technology embedded in some of our products. The claim was for damages for past infringement and enjoinment of any continued infringement of Dictaphone patents. In the fourth quarter of 2003, we reached a settlement with Dictaphone in which both parties agreed to dismiss all claims and counterclaims connected with the aforementioned patent infringement claim. The terms of the settlement call for us to pay Dictaphone $10 million of which approximately $4.8 million was paid by our insurance carrier in December 2003 and the balance was paid by us. This amount is required to be paid by us by June 30, 2005, subject to certain events which could result in a reduced payment by us. As a result, a charge of approximately $5.2 million was recorded in the last quarter of 2003. We and Dictaphone also agreed to grant each other a worldwide, royalty-free, perpetual license to certain of their patents including the disputed patents. We and Dictaphone further agreed to enter into enforcement proceedings with respect to both companies' patent portfolios and to share any proceeds from these actions. As a result of our acquisition of the CRS division of Dictaphone on June 1, 2005, the agreement with respect to patents was terminated since we acquired the relevant patents.

Financial and Other Income

	Years Ended December 31,		Dollar Change	Percentage Change
	2002	2003
Financial income, net	$4.0	$2.0	$(2.0)	(50.0)%
Other income (expense), net	$(4.1)	$0.3	$4.4	107.3%

Financial Income, Net.    The decrease in financial income, net reflects lower prevailing average interest rates and lower net foreign exchange gains realized in 2003 compared with 2002.

Other Income (Expense), Net.    In 2002, we recorded expenses of $3.5 million related to the settlement of a litigation in connection with the April 2000 acquisition of Centerpoint Solutions Inc., $335,000 representing the cost of moving our North American headquarters to a different facility, and $229,000 to write-off our long-term investment in Espro Ltd. In 2003, we recorded $300,000 of income reflecting amounts received from our insurance carrier in respect of the settlement.

Taxes on Income.    In 2003, we recorded a provision for income taxes of $1.2 million compared with $0.4 million in 2002. The increase was primarily related to changes in the tax law in Israel in 2003 and operating profits recorded at certain distribution subsidiaries.

Net Income (Loss) from Continuing Operations.    Net income from continuing operations was $5.6 million in 2003 compared with a net loss of $35.4 million in 2002. The increase in 2003 resulted primarily from the increase in revenues and gross margin, and the inclusion of $7.1 million of other special charges in 2003 compared with $29.1 million in 2002.

Net Income from Discontinued Operations.    As discussed above under "Recent Acquisitions and Dispositions," on March 31, 2004, we sold the assets and liabilities of our COMINT/DF military-related business to ELTA for $4.0 million in cash. Net income from this discontinued operation was approximately $1.5 million and $1.4 million for 2003 and 2002, respectively.

Liquidity and Capital Resources

In recent years, we have financed our operations through cash generated from operations. Generally, we invest our excess cash in instruments that are highly liquid, investment grade securities. At September 30, 2005, we had $184.9 million of cash and cash equivalents and short-term and long-term investments, as compared to $146.0 million at September 30, 2004. The increase in 2005 was due to higher net income and the proceeds from the issuance of shares upon the exercise of stock options and under our employee share purchase plan, which was partially offset by the payment of the cash portion of the purchase price for the acquisitions of Dictaphone CRS and the Hannamax Hi-Tech Pty. Ltd. business.

Cash provided by operating activities of continuing operations was $47.3 million and $27.3 million in the nine months ended September 30, 2005 and 2004, respectively. The improvement in 2005 was primarily attributable to higher net operating income and an increase in current liabilities.

Net cash used in investing activities from continuing operations was $65.0 million and $42.9 million in the nine months ended September 30, 2005 and 2004, respectively. In June 2005, we paid $39.7 million for Dictaphone CRS (including $1.2 million of acquisition-related costs). In September 2005, we paid $1.8 million for the Hannamax Hi-Tech Pty. Ltd. business. Capital expenditures were $4.4 million in the nine months ended September 30, 2005 and $5.2 million in the same period of 2004. Capital expenditures in 2005 and 2004 included investment in back-office IT systems, equipment for research and development and testing purposes, and general computer equipment. As of September 30, 2005, we had no material commitments for capital expenditures.

Net cash provided by financing activities was $16.2 million and $12.7 million in the nine months ended September 30, 2005 and 2004, respectively, almost entirely as a result of net proceeds from the issuance of shares upon the exercise of stock options and under our employee share purchase plan. As of September 30, 2005, we had authorized credit lines from banks in the amount of $156 million. As of September 30, 2005, we have no outstanding borrowings under these credit lines; however, $6.4 million of the $156 million were utilized for bank guarantees. Any borrowing under these credit lines will be denominated in dollars and will bear interest at the rate of up to LIBOR + 1.5% per year. Any borrowing under two of these credit lines, having an aggregate borrowing limit of $132 million, would be secured by our marketable securities. One of our credit lines contains a negative pledge covenant and one contains covenants requiring us to maintain a minimum amount of cash and shareholders' equity.

We believe that based on our current operating forecast, the combination of existing working capital, expected cash flows from operations and available credit lines will be sufficient to finance our ongoing operations for the next twelve months. This belief takes into consideration the steps we have taken to limit certain customer-related risks through insuring a significant portion of our accounts receivable and achieving ISO 9000-2001 certification to help ensure the quality of our products and services, which in turn lowers our exposure to certain commercial risks.

BUSINESS OVERVIEW

We are a leading provider of solutions that capture, manage and analyze unstructured multimedia content enabling companies and public organizations to enhance business and operational performance, address security threats and take proactive actions. Unstructured multimedia content includes phone calls to contact centers and back offices, video captured by closed circuit television cameras, radio communications between emergency services personnel, email and instant messaging. Our solutions include integrated, scalable, multimedia recording platforms, enhanced software applications and related professional services. These solutions address critical business processes and risk management, compliance procedures and security needs of corporations or government agencies. Our solutions facilitate faster decision-making and near real-time action, improving business and employee performance, and enhancing security and public safety. Our customers use our systems in a variety of enterprises, such as financial services, health care, outsourcers, retail, service providers, telecommunications, and utilities. Our public safety and security customers include air traffic control, correctional facilities, emergency services, gaming facilities, government intelligence agencies, homeland security and public transportation. Our solutions are deployed at over 23,000 customers, including over 75 of the Fortune 100 companies, across over 40,000 sites around the world.

Industry Background and Trends

Increased focus on business productivity, operational performance and customer profitability.     Companies are increasingly focused on improving productivity and increasing profitability by creating better-quality customer experiences and through achieving higher efficiencies across the enterprise. These objectives require organizations to better manage their customer, partner and employee relationships, analyze critical customer data, maximize the value of customer interactions and execute customer-focused business processes. Given the high cost of acquiring additional customers and the maturation of many once fast growing industries, it is increasingly important to convert potential customers to new customers and to maximize revenue from the retention and continued satisfaction of current customers. Similarly, due to the high cost of hiring and training new employees, it is important for organizations to address employee concerns in a timely fashion to maximize employee retention and productivity.

In the past, companies have invested in business intelligence solutions and operational systems, which rely on structured transactional data contained in Customer Relationship Management (CRM), Enterprise Resource Planning (ERP) and other related application databases. Traditional business intelligence solutions unlock value contained in these structured data by describing what has happened in any given transaction, and then, by examining patterns in historical data, attempting to predict future customer behavior. Recently, however, companies have recognized the value contained in other types of data, including the vast amounts of unstructured multimedia content that is generated by ongoing interactions with their customers, employees or partners. By employing software-based analytics on unstructured multimedia content, companies are able to detect customer intent, often through near real-time interactions where a customer may express concerns, desires or provide other signals of their intentions. Equipped with such an "early detection" system, companies can take proactive measures to reduce customer churn, focus their marketing efforts and address employee dissatisfaction. By better understanding unstructured data, companies can develop a more comprehensive view across the enterprise, increase revenue and improve service quality, productivity and profitability.

Increased regulatory and compliance requirements and the high cost of dispute resolution.     Regulatory pressures have increased for corporations and public organizations worldwide, especially in the wake of recent well-publicized accounting scandals. For example, regulations such as the Sarbanes-Oxley Act of 2002 and the pending financial guidelines established by the International Financial Reporting Standards Board have heightened the complexity of corporate and governmental compliance. In addition, the hiring of additional finance and accounting employees and increased civil penalties and auditor expenses have raised the financial costs of both noncompliance and ongoing compliance. Moreover, it continues to be important to be able to resolve certain communication disputes, such as between counterparties in a securities trade, in an efficient and definitive manner.

Existing business intelligence and other IT solutions have addressed these growing challenges to some degree. However, companies and public organizations require improved solutions that not only provide better compliance but also more current, near real-time information with increased operational visibility. These solutions need to reduce the costs associated with ongoing compliance, while creating the required audit trail for regulatory purposes.

Internet Protocol adoption driving proliferation of multimedia content.    Over the last several years, the growth of Internet Protocol (IP) based communications have expanded the types of interactions between companies and their customers, employees and partners. This proliferation, together with businesses' replacement of legacy communications systems, has created additional growth in the need for IP-based communications solutions. To remain competitive, businesses offer email, Internet and other multimedia, IP-based transmissions, such as Voice-over-Internet-Protocol (VoIP), in addition to traditional means of communications, such as mail and analog voice calls. We believe public safety organizations are also increasingly adopting the flexibility and lower cost of IP-based technologies in their efforts to respond to public safety and security threats. Due to these and other trends, the amount and types of communications within businesses have increased dramatically. As a result, many businesses are faced with the increasing challenge of better understanding the variety of unstructured multimedia content generated by these customer, employee and partner interactions.

Increased focus on physical corporate security.    Companies operating throughout the world have recognized that threats to their physical facilities, IT networks, and personnel need to be addressed at all times. For example, many companies have determined that they need to establish measures for personnel screening and observation, invest in enhanced physical security measures and incident response capability, and deploy a variety of systems to address network-based vulnerabilities. As a result of these global trends in security needs, more companies face the growing challenge of storing and analyzing vast amounts of content, such as voice, video and other IP-based communications, captured by an increasing variety of detection devices, such as closed circuit television.

New challenges for public safety and homeland security.    Recent terrorist attacks around the world have significantly changed the geopolitical landscape and created long-term consequences for public safety, security and intelligence agencies. These agencies face new challenges in detecting, protecting and effectively responding to threats to public safety and homeland security. As a result of these global trends, security organizations face the growing challenge of storing and analyzing vast amounts of multimedia content generated by traditional and IP-based communications captured by an increasing variety of detection devices. Emergency services and public organizations require increasingly sophisticated solutions to analyze this content in order to strengthen the measures they take for public safety and security. These solutions need to identify threats as they occur and analyze video footage to identify suspicious objects or behavior more quickly and effectively.

Our Solutions

We have developed fully integrated solutions that include software applications that can be deployed in a modular manner. This flexibility allows our customers to incorporate additional functions and capabilities as their business or operational needs change.

The key features of our solutions are:

Ability to capture and manage vast amounts of complex, unstructured content.    Our solutions record and store a wide variety of unstructured content, allowing both our enterprise and public safety and security customers to capture valuable existing and new customer interaction data. They are designed to optimally manage the storage and retrieval of unstructured data within centralized data storage warehouses, which maximizes the efficiency of our customers' networked environments. Our solutions can be integrated with various enterprise software applications and storage systems. As a result, our solutions enable our customers to capture and manage efficiently and reliably the vast amounts of unstructured data that are generated by their daily operations. This allows our customers to gain insight, improve profitability, enhance operational effectiveness and meet compliance and regulatory requirements.

Near real-time insights, utilizing proprietary analytic capabilities.    We have developed advanced analytics and applications that allow our customers to derive critical insights from the vast amounts of unstructured data that they capture. Our solutions provide valuable insights into important, but previously unscrutinized, interactions and the unstructured content generated by these interactions. For example, our contact center customers are able to immediately review and react to interactions with their callers. Our solutions enable our enterprise customers to detect early signs of customer churn, gain valuable information about competitors, and identify critical market information during these interactions. Our solutions enable our public safety and security customers to identify threats as they occur, and analyze video footage to identify suspicious objects or behavior more quickly and effectively. Based on these insights, our customers are better equipped to adapt and respond to changes in the market or their safety environment. Our business customers are able to increase revenue, maintain a complete view across the enterprise, and improve quality, productivity and profitability. Similarly, by extracting intelligence and insight from captured voice and video content, our solutions enable public safety and security organizations to better respond to threats, prevent intrusions, detect irregular behavior, reduce crime and accelerate investigations.

Our Strategy

The key elements of our strategy include the following:

Drive market adoption of next-generation business intelligence solutions in both the enterprise and public safety and security markets.    We believe there is a growing unmet need to capture, manage and analyze unstructured data in a wide variety of business and operational environments. Accordingly, we plan to continue to target this market through focused sales, marketing and customer education efforts. Moreover, we plan to continue to invest in research and development and strategic alliances to enhance our industry-leading solutions, delivering superior insight into driving improved operational and business results. We will continue to leverage the technology, operational and partnership synergies we derive from serving both the enterprise and public safety and security markets.

Increase market share through our strategic alliances.    We have strong strategic relationships with industry leaders such as Avaya, IPC, SAS, Motorola, Siemens and BT. We intend to continue to leverage those and additional relationships to increase the value of our solutions to our end customers. For example, we have recently signed a strategic alliance with SAS to jointly offer a next generation business intelligence solution. This solution allows enterprises to link their billing, CRM, ERP and other systems' transactional data with their unstructured multimedia interaction data, thereby providing a more complete view of their customers' needs and potential revenue expansion opportunities.

Expand and leverage our position within our existing customer base.    Our solutions are deployed at over 23,000 customers, including over 75 of the Fortune 100 companies, across over 40,000 sites around the world. Many customers are still using previous generations of our products. Through our market leading position in the most demanding environments, including trading floors, emergency services and transportation authorities, we believe there are abundant opportunities to expand within this customer base and migrate it to our next-generation solutions.

Continue to pursue selective, disciplined acquisitions.    We have a successful acquisition history spanning eight transactions over the past eight years. We intend to continue augmenting our organic growth through additional acquisitions that broaden our product and technology portfolio, expand our presence in selected geographic areas, broaden our customer base, and increase our distribution channels and vertical market access. We believe our acquisition strategy is aligned with our customers' desire to procure broader, higher value solutions from a smaller group of strategic vendors.

Deliver integrated end-to-end solutions to new and existing customers.    We believe there is a growing need for vendors that can deliver a complete offering, both in the enterprise and in the public safety and security markets. With one of the largest service organizations in the industry, we are well positioned to deliver such offerings. These offerings include the provisioning of services in designing a solution around the customers' needs, the deployment of those solutions and the ongoing delivery of maintenance services following such implementations. We intend to continue to increase our direct sales force to expand the sale of these solutions, which provides increased services revenues and closer customer relationships.

Products

Our enterprise business intelligence solutions include recording, monitoring, quality management and business performance management solutions, which are designed to capture interactions, analyze them and take action based on this analysis to drive enterprise performance. They also help protect businesses and customers against risks posed by lost or misinterpreted voice or data transmissions as well as capture and improve contact center agent performance and the customers' experience.

Our public safety and security solutions are comprised of voice platforms and applications, digital video platforms and applications, and lawful interception products. Our voice platforms and applications offering to the public safety and security market ranges in size and complexity from small, single-site single-recorder systems to large, multi-site, multi-recorder systems integrated with trunked radio and computer-aided dispatch systems. We provide emergency services and air traffic control organizations with a full range of recording features for voice, radio and trunked radio, including on-line access to hundreds of hours of recording for a quick response time, a choice of different types of archiving media, and a dubbing capability to edit calls on-line for courtroom presentations. The system enables the organizations to re-construct scenarios, investigate and improve performance. Our digital video platforms and applications provide continuous CCTV, recording, archiving, and debriefing capabilities that meet the needs of today's demanding security environments. Our lawful interception products enable the interception, delivery, monitoring, collection and advanced analysis of telecommunication interactions. These products handle both telephony and Internet data on the same platform and are fully compliant with the international standards defined by the European Telecommunications Standards Institute (ETSI), under various European legislations, and the Telecommunications Industry Association (TIA), under the Communications Assistance for Law Enforcement Act (CALEA).

Products	Markets Served	Purpose
NICE Perform	Enterprise and Public Safety & Security	Records and analyzes customer interactions with contact center agents
NiceUniverse	Enterprise and Public Safety & Security	Evaluates agent performance and raises the level of customer service in contact centers through advanced voice and desktop screen recording technologies
NiceLog	Enterprise and Public Safety & Security	Provides digital voice recording system, a computer telephony integrated multi-channel voice recording and retrieval system
NICE VoIP Capture Unit	Enterprise and Public Safety & Security	Builds on NiceLog technology to provide a complete solution to audio storage in VoIP telephony
NICE Storage Center	Enterprise and Public Safety & Security	Provides central storage option; integrates with various enterprise storage networks (SAN, NAS or DAS) for long term or medium term voice storage
NiceCall Focus II	Enterprise and Public Safety & Security	Provides voice recording system for organizations that have a relatively small number of input channels with a competitively priced product

Products	Markets Served	Purpose
Freedom Enterprise	Enterprise and Public Safety & Security	Provides recording and analysis of customer interactions with contact center agents
Freedom FT	Enterprise and Public Safety & Security	Provides high-level fault-tolerant recording
Mirra	Enterprise and Public Safety & Security	Provides small recording system that is suited to simple recording applications in which it can record up to 32 channels of voice traffic from a wide variety of analog and digital interfaces
NiceVision Pro	Public Safety & Security	Provides premium solution designed for high-end applications requiring high-frame rate and/or a large number of cameras in a campus environment
NiceVision Harmony	Public Safety & Security	Provides mid-range digital video recording solution designated for sites accommodating a large number of cameras yet requiring a variety of frame rates per channel
NiceVision Alto	Public Safety & Security	Provides mid-range digital video recording solution
NiceVision NVSAT	Public Safety & Security	Provides small scale digital video recording solution
NiceTrack	Public Safety & Security	Provides interception, delivery, monitoring, collection and advanced analysis of telecommunication interactions
Freedom rDT	Public Safety & Security	Works with the Motorola or M/A-COM trunked radio system to record radio communications dynamically and capture trunked radio data

NICE Perform is our flagship enterprise product. It is an integrated suite of solutions that offers innovative ways for organizations to generate insight from interactions to enhance performance. NICE Perform combines multiple data sources in a fully integrated architecture with a centralized data warehouse, allowing interoperability of many data sources to address a variety of business issues with a high level of accuracy. The data sources include word spotting, emotion detection, talk pattern analysis, customer surveys, Computer Telephony Integration (CTI) analysis, application activities and business data. With a set of advanced engines, NICE Perform provides multi-dimensional analytics of these data sources. State-of-the-art visualization techniques help enable analysts and executives to quickly and easily identify trends, deviations and situations requiring immediate action. While providing critical statistical data, NICE Perform goes beyond the scope of transactional analytics to help decision makers understand customer intent and market dynamics, identify current and future trends early enough for proactive management of challenges, opportunities and changes, and enhance corporate governance throughout the enterprise. NICE Perform also contains the contact center quality management capabilities of NiceUniverse. In addition, NICE Perform includes advanced online coaching capabilities that enable supervisors to coach the contact center agents in order to improve their skills and to empower them and cover matters as needed by different departments, such as marketing or order administration.

NiceUniverse, introduced in February 1998, is a comprehensive quality management solution used to evaluate contact center agent performance and to raise the level of customer service in contact centers through advanced voice and desktop screen recording technologies. The NiceUniverse system provides objective evaluation tools and helps identify training requirements for contact center agents, including near real-time monitoring for instant access to live customer interactions and enhanced reporting and administration features. NiceUniverse uses a CTI that integrates with automatic call distributions (ACDs) that enable NiceUniverse to monitor and record agent sessions (voice and screen) on a user-defined schedule and store them in compressed digital format. Sessions can be retrieved later by the reviewers from their network PCs or thin clients, and agent performance is graded using customized on-screen templates. From these templates and other data, NiceUniverse generates detailed reports, statistics and graphs to help identify training requirements and set relevant benchmarks for contact center agents.

NiceLog, our digital voice recording system, is a computer telephony integrated multi-channel voice recording and retrieval system. NiceLog is an open architecture system based on PC architecture and advanced audio compression technology that performs continuous, reliable recordings of up to thousands of analog and digital telephone lines, as well as radio channels, and enables simultaneous access by multiple users. NiceLog can be used either as a stand-alone unit or as part of a highly expandable and scaleable system comprised of several seamlessly integrated units. Each NiceLog unit can simultaneously record, monitor, archive and play back voice communications.

NICE VoIP Capture Unit builds on our NiceLog technology to provide a complete solution to audio storage in VoIP telephony environments. The VoIP Capture Unit provides an IP-recording platform with a wide range of scaleable recording solutions that supports the leading telephony vendors. Our VoIP Capture Units are fully integrated with the NICE product portfolio, making all of our applications available for use over VoIP. NICE VoIP Loggers can serve alongside other logger types in a mixed VoIP/non-VoIP environment with the same familiar application software; users are unaware of the voice capture method being used. NICE VoIP Capture Unit's active recording solutions integrate with leading vendors such as Avaya, offering centralized recording of distributed environments and other benefits.

NICE Storage Center, NiceLog's central storage option, can integrate with various enterprise storage networks (SAN, NAS or DAS) for long-term or medium-term voice storage. Central storage sites can hold the entire voice recording from the organization's different sites, helping to reduce management costs and redundancy. The retrieval process is fully automated.

NiceCall Focus II is a voice recording system that records up to 32 input channels and provides up to 66,000 hours of on-line voice storage capacity (using NICE's ACA compression) and supports a wide range of archiving devices for long-term storage options. NiceCall Focus II offers a wide range of connectivity to PABX and radio systems and is built on NiceCall Focus, which was introduced in 2001. NiceCall Focus II provides organizations that have a relatively small number of input channels, such as public safety agencies, with a competitively priced yet technologically advanced digital recording product that offers many of the connectivity and processing features of NiceLog. NiceCall Focus II is being targeted primarily at public safety facilities, including 911 emergency centers, and utilities, as well as small bank branches, financial trading sites, and contact centers.

Freedom Enterprise combines state-of-the-art recording technology for full-time or selective recording with advanced tools for optimizing contact center performance in virtually any telephony environment, including circuit-switched telephony, VoIP and hybrid environments.

Freedom FT provides high-level fault-tolerant recording with a design that eliminates single points of failure and ensures that recordings are captured and accessible when required.

Mirra is a small recording system that is particularly suited to simple recording applications in which it can record up to 32 channels of voice traffic from a wide variety of analog and digital interfaces. Mirra has been designed to be simple to install, operate and maintain and has been sold to many local, city and state public safety organizations that have a single site operation. Digitized voice and associated data are stored on DVD disks that provide a robust and long-term archive medium. Mirra's design avoids using an internal hard disk for the operating system and consequently it starts-up very rapidly and avoids the maintenance liabilities associated with hard disks.

NiceVision consists of NiceVision Pro, NiceVision Harmony, NiceVision Alto and NiceVision NVSAT. NiceVision is a state-of-the-art digital video and audio recording system that provides continuous CCTV, recording, archiving, and debriefing capabilities for, among others, central banks, Fortune 500 companies, transportation facilities, prisons and casinos.

NiceVision Pro is designed for high-end applications requiring high frame rate and/or a large number of cameras in a campus environment. Typical environments for the NiceVision Pro are airports, casinos and ground transportation facilities. The NiceVision Pro accommodates 96 video channels in a single box and can handle storage devices in the range of terabytes. There are two types of devices: disk based on-line storage (internal drives or external RAIDs) and tape-based off-line devices.

NiceVision Harmony is a mid-range digital video recording solution designated for sites accommodating a large number of cameras yet requiring a variety of frame rates per channel, from single frames per second to full frame rate, when required. Typical environments for the NiceVision Harmony are retail shops, certain bank facilities and corporate buildings. The NiceVision Harmony supports 64 video channels with a preset frame rate shared between groups of channels. The NiceVision Harmony can also support large storage devices like the NiceVision Pro.

NiceVision Alto is a mid-range product that is able to support eight to 32 video channels using variable frame rates and resolutions. Typical environments for the NiceVision Alto are distributed sites that require high image quality and adjustable level of service to meet different networking channels. The NiceVision Alto runs content analytics to support smart monitoring.

NiceVision NVSAT is a small scale unit that supports four to eight video channels. It is designed for distributed architectures, providing high image quality, level of service and content analytics.

The NiceTrack product line provides law enforcement agencies, internal security services and intelligence organizations with end-to-end solutions for the interception, delivery, monitoring, collection and advanced analysis of telecommunication interactions. This product line provides intelligence analysts with a broad intelligence perspective to ensure that crucial information is always delivered to decision makers and operational staff in near real-time. NiceTrack also features an open architecture design that offers government agencies the flexibility to build an effective intelligence platform customized and localized to suit specific operational requirements. NiceTrack, as a lawful interception solution, is fully compliant with the international standards defined by ETSI (under various European legislations) and TIA (under the CALEA legislation).

Freedom rDT works with the Motorola or M/A-COM trunked radio system to record radio communications dynamically and capture trunked radio data. It is a solution aimed at the emergency services market.

Strategic Relationships

We partner with leading companies to deliver and support our solutions. In the financial institutions market, we have established marketing, sales and support arrangements with leading suppliers of complementary products including BT, Etrali and IPC. These companies market and distribute our products to their customers either as stand-alone solutions or as integrated parts of their own solutions. For our contact center customers, we have entered into global distribution agreements as well as alliance and partnership programs with leading vendors including Avaya, BT, SAS and Siemens. In the public safety and security markets, we have formed alliances for the co-marketing and distribution of our products with leading companies including Anixter, Diebold, Motorola, Siemens, Thales and Tyco.

CERTAIN REGULATORY MATTERS

Israeli Export Restrictions

The export of certain defense products from Israel, such as our NiceTrack products, requires a permit from the Defense Sales and Exports branch of the Israeli Ministry of Defense. In 2004, only a small portion of our sales were subject to such permit requirements. To date, we have encountered no difficulties in obtaining such permits. However, the Ministry of Defense notifies us from time to time not to conduct business with specific countries that are undergoing political unrest, violating human rights or exhibiting hostility toward Israel. We may be unable to obtain permits for our defense products we could otherwise sell in particular countries in the future.

New European Environmental Regulations

Our European activities require us to comply with Directive 2002/95/ec of the European Parliament on the Restriction of the Use of Certain Hazardous Substances in Electrical and Electronic Equipment (the RoHS Directive), which will take effect on July 1, 2006. This directive provides that producers of electrical and electronic equipment may not place new equipment containing lead, mercury and certain other materials deemed to be hazardous, in amounts exceeding any relevant set maximum concentration values, on the market in the European Union. Certain of our hardware products that include our business solutions may need to be modified to meet this regulation. Some of our suppliers may be required to comply with these new rules and may be unable to do so on a timely basis. Complying with this directive may impose some additional costs and administrative burden on us. If we fail to achieve compliance, including by reason of a delay or failure of our suppliers to comply, we may be restricted from conducting certain business in the European Union, which could adversely affect our results of operations.

DIRECTORS AND SENIOR MANAGEMENT

The following table sets forth, as of November 16, 2005, the name, age and position of each of our directors and senior managers:

Name	Age	Position
Ron Gutler(1)(2)	47	Chairman of the Board of Directors
Joseph Atsmon(1)	57	Vice-Chairman of the Board of Directors
Rimon Ben-Shaoul(2)	60	Director
Yoseph Dauber(2)(3)	70	Director
Dan Falk(1)(2)(3)(4)	60	Director
John Hughes	54	Director
David Kostman	40	Director
Dr. Leora Meridor(1)(3)(4)	57	Director
Haim Shani	48	Chief Executive Officer
Dr. Shlomo Shamir	57	President
Ran Oz	38	Corporate Vice President and Chief Financial Officer
Koby Huberman	48	Corporate Vice President, Strategic Alliances & Business Development
Yechiam Cohen	49	Corporate Vice President, General Counsel and Corporate Secretary
Eran Porat	43	Corporate Vice President, Finance
Zvi Baum	49	Corporate Vice President & President, Enterprise Interaction Solutions
Yoav Zaltzman	48	Corporate Vice President & President, Intelligence Solutions
Doron Eidelman	49	Corporate Executive Vice President & President, NiceVision
Jim Park	50	Corporate Vice President & General Manager, Public Safety
Eran Gorev	40	President and Chief Executive Officer, NICE Systems Inc.

(1)	Member of the Audit Committee.

(2)	Member of the Compensation Committee.

(3)	Member of the Internal Audit Committee.

(4)	Outside Director.

Set forth below is a biographical summary of each of our directors and senior managers. Each of our directors qualifies as an independent director under the Nasdaq rules.

Ron Gutler has served as one of our directors since May 2001 and Chairman of the Board since May 2002. Mr. Gutler is currently the Chairman of G.J.E. 121 Promoting Investment Ltd., a real estate investment company. Between 2000 and 2002, he managed the Blue Border Horizon Fund, a global macro fund. Mr. Gutler is a former Managing Director and a Partner of Bankers Trust Company (currently part of Deutsche Bank). Between 1987 and 1999, he held various positions with Bankers Trust. Mr. Gutler headed its trading and sales activities in Asia, South America and Emerging Europe. He also established and headed the Israeli office of Bankers Trust. Mr. Gutler holds a bachelor's degree in economics and international relations and a master's degree in business administration, both from the Hebrew University in Jerusalem.

Joseph Atsmon has served as one of our directors since September 2001 and Vice-Chairman of the Board since May 2002. Mr. Atsmon currently serves as a director of Ceragon Networks Ltd. and Radvision Ltd. From 1995 to 2000, Mr. Atsmon served as Chief Executive Officer of Teledata Communications Ltd., a public company acquired by ADC Telecommunications Inc. in 1998. Mr. Atsmon had a twenty-year career with Tadiran Ltd. In his last role at Tadiran Ltd., Mr. Atsmon served as Corporate Vice President for Business Development. Prior to that, he served as President of various of its military communications divisions. Mr. Atsmon holds a bachelor's degree in electrical engineering from the Technion – Israel Institute of Technology.

Rimon Ben-Shaoul has served as one of our directors since September 2001. Since 2001, Mr. Ben-Shaoul has served as Co-Chairman, President, and Chief Executive Officer of Koonras Technologies Ltd., a technology investment company controlled by Poalim Investments Ltd., a large Israeli holding company. Mr. Ben-Shaoul also serves as Chairman of Nipson Digital Printing Systems PLC and Dor Chemicals Ltd. and as a director of MIND C.T.I. Ltd., BVR Systems Ltd. and several private companies. In addition, he is the President and Chief Executive Officer of Polar Communications Ltd., which manages media and communications investments. Between 1997 and 2001, Mr. Ben-Shaoul was the President and Chief Executive Officer of Clal Industries and Investments Ltd., one of the largest holding companies in Israel with substantial holdings in the high tech industry. During that time, Mr. Ben-Shaoul also served as Chairman of the Board of Clal Electronics Industries Ltd., Scitex Corporation Ltd., and various other companies within the Clal group. Mr. Ben-Shaoul also served as a director of ECI Telecom Ltd., Fundtech Ltd., Creo Products, Inc. and Nova Measuring Instruments Ltd. From 1985 to 1997, Mr. Ben-Shaoul was President, Chief Executive Officer and a director of Clal Insurance Company Ltd. Mr. Ben-Shaoul holds a bachelor's degree in economics and a master's degree in business administration, both from Tel Aviv University.

Yoseph Dauber has served as one of our directors since April 2002. Mr. Dauber has served in various senior positions at Bank Hapoalim since 1973. Until June 2002, he was Deputy Chairman of the Board of Management and joint Managing Director of Bank Hapoalim and was responsible for the commercial division of the bank. Between 1994 and 1996 and until June 2002, Mr. Dauber served as Chairman of Poalim American Express and of the Isracard Group. From 2002 to 2003, he served as Chairman of the Israel Maritime Bank Ltd. He currently serves as a director of Bank Hapoalim. He also serves as a director of Clal Insurance Holding Ltd., Vita Pri Galil Ltd., Mafil Ltd., Lodzia Rotex Ltd., Afcon Industries Ltd. and Orbit Alchut Technologies Ltd. Mr. Dauber holds a bachelor's degree in economics and statistics from the Hebrew University in Jerusalem.

Dan Falk has served as one of our directors since January 2002. Mr. Falk also serves as a director of Orbotech Systems Ltd., Attunity Ltd., Orad Hi Tech Systems Ltd., Netafim Ltd., Plastopil Ltd., Nova Measuring Instruments Ltd., ClickSoftware Technologies Ltd., Dmatek Ltd., Jacada Ltd., Poalim Ventures 1 Ltd. and Ormat Technology Inc. From 1999 to 2000, Mr. Falk was President and Chief Operating Officer of Sapiens International Corporation N.V. From 1985 to 1999, Mr. Falk served in various positions in Orbotech Systems Ltd., the last of which were Chief Financial Officer and Executive Vice President. From 1973 to 1985, he served in several executive positions in Israel Discount Bank. Mr. Falk holds a bachelor's degree in economics and political science and a master's degree in business administration from the Hebrew University in Jerusalem. Mr. Falk qualifies as an outside director under Israeli law.

John Hughes has served as one of our directors since November 2002. Mr. Hughes is currently Chairman of Intec Telecom Systems plc and Executive Chairman of Parity Group plc. From December 2000 to July 2004, he held senior executive positions at Thales Group, most recently as Executive Vice President and Chief Executive Officer of all civil activities for the group. From 1997 to 2000, he held various positions with Lucent Technologies, including President of its GSM/UMTS division. From 1991 to 1997, Mr. Hughes served as Director of Convex Global Field Operations within the Hewlett Packard Company. Mr. Hughes holds a bachelor of science degree in electrical and electronic engineering from the University of Hertfordshire.

David Kostman has served as one of our directors since January 2000. Mr. Kostman is currently the Chief Executive Officer of Delta Galil USA Inc., a subsidiary of Delta Galil Industries Ltd., a Nasdaq-listed apparel manufacturer. From April 2003 to April 2005, he was Chief Operating Officer of Delta Galil USA. From 2000 to 2002. he was the Chief Operating Officer of VerticalNet, Inc., a Nasdaq-listed software company, Prior thereto, Mr. Kostman was a Managing Director in the investment banking division of Lehman Brothers Inc., which he joined in 1994. Mr. Kostman holds a bachelor's degree in law from Tel Aviv University and a master's degree in business administration from INSEAD, France.

Dr. Leora (Rubin) Meridor has served as one of our directors since January 2002. Since 2001, Dr. Meridor has been a financial and business consultant. From 2001 to 2005, she served as Chair of Bezeq International and Walla Telecommunication. From 2001 to 2004, Dr. Meridor served as Chair of Poalim Capital Markets. From 1996 to 2000, she served as Senior Vice President, Head of the Credit and Risk Management Division of the First International Bank of Israel. From 1983 to 1996, Dr. Meridor held various positions in the Bank of Israel, the last of which was Head of the Research Department. Dr. Meridor is a director of Teva Pharmaceutical Industries Ltd., Isrotel Ltd., G.J.E. 121 Promoting Investment Ltd. and Gilat Satellite Networks Ltd. She has held various teaching positions with the Hebrew University in Jerusalem and holds a bachelor's degree in mathematics and physics, a master's degree in mathematics and a doctoral degree in economics from the Hebrew University in Jerusalem. She qualifies as an outside director under Israeli law.

Haim Shani has served as our Chief Executive Officer since January 2001. He also served as our President from January 2001 to April 2005 and as a director from January 2001 to September 2005. From 1998 to 2000, he served as General Manager of the Israeli office of Applied Materials Inc., where he headed the process diagnostic and control business group formed following the acquisition by Applied Materials of Opal Ltd. and Orbot Instruments, Ltd. Prior thereto, Mr. Shani held various management positions at Orbotech Ltd. From 1995 to 1998, he served as Corporate Vice President of Marketing and Business Development, from 1993 to 1995, he served as President of Orbotech's subsidiary in Asia Pacific, based in Hong Kong, and from 1992 to 1993, he served as President of Orbotech Europe, based in Brussels. From 1982 to 1992, Mr. Shani held various management positions at Scitex Corporation and IBM Israel. Mr. Shani holds a bachelor's degree in industrial and management engineering from the Technion – Israel Institute of Technology and a master's degree in business administration from INSEAD, France.

Dr. Shlomo Shamir has served as our President since April 2005. From April 2001 to April 2005, he served as President and Chief Executive Officer of NICE Systems Inc., our wholly owned subsidiary and corporate headquarters in North America. From 2000 to April 2001, Dr. Shamir served as President and Chief Executive Officer of CreoScitex America, Inc. From 1997 to 2000, he served as President and Chief Executive Officer of Scitex America Corp. and from 1994 to 1997, he served as its Corporate Vice President of Operations. Prior to 1994, Dr. Shamir served in the Israel Defense Force (IDF) where he attained the rank of Brigadier General. Dr. Shamir built and led the planning division in the IDF headquarters and served as Israel's military attaché to Germany. He holds a bachelor's degree in physics from the Technion – Israel Institute of Technology and master's and doctoral degrees in engineering and economic systems from Stanford University.

Ran Oz has served as our Corporate Vice President and Chief Financial Officer since September 2004. Prior thereto, he worked for Ceragon Networks Ltd., an international fixed wireless company, where he was Chief Financial Officer from 2001 to 2004. From 1995 to 2001, he worked for

Jacada Ltd., an international software company, where he held a variety of positions in finance and operations, most recently as General Manager of the parent company and Corporate Chief Financial Officer. Mr. Oz is a certified public accountant and holds a bachelor's degree in accounting and economics and a master's degree in business administration and economics from the Hebrew University in Jerusalem.

Koby Huberman has served as one of our Corporate Vice Presidents since January 2000 and currently serves as Corporate Vice President, Strategic Alliances & Business Development. From 1998 to January 2000, Mr. Huberman served as Vice President of Marketing for the Enterprise Internetworking Systems Group of Lucent Technologies Ltd. and, from 1995 to 1998, he was Vice President of Global Marketing and Business Development for Lannet Data Communications Ltd., which was acquired by Lucent in 1998. Prior thereto, Mr. Huberman was the Managing Director of ServiceSoft Europe, a pan-European vendor of artificial intelligence and knowledge-based software for call center and customer service applications. Mr. Huberman holds a bachelor's degree in economics and business administration from the Leon Recanati Graduate School of Business Administration of Tel Aviv University.

Yechiam Cohen has served as our Corporate Vice President, General Counsel and Corporate Secretary since 2005. From 1996 to 2004, he served as General Counsel of Amdocs, a leading provider of billing and CRM software solutions to the telecommunications industry. Before joining Amdocs, Mr. Cohen was a partner in the Tel Aviv law firm of Dan Cohen, Spigelman & Company. From 1987 to 1990, he was an associate with the New York law firm of Dornbush, Mensch, Mandelstam and Schaeffer. Mr. Cohen served as a law clerk to Justice Beijski of the Supreme Court of Israel in Jerusalem. He holds a bachelor's degree from the Hebrew University School of Law and is admitted to practice law in Israel and New York.

Eran Porat has served as our Corporate Vice President, Finance since 2005. From March 2000 to 2005, he served as our Corporate Controller. From 1997 to February 2000, Mr. Porat served as Corporate Controller of Tecnomatix Technologies Ltd. From 1996 to 1997, he served as Corporate Controller of Nechushtan Elevators Ltd. Mr. Porat is a certified public accountant and holds a bachelor's degree in economics and accounting from Tel Aviv University.

Zvi Baum has served as our Corporate Vice President and President, Enterprise Interaction Solutions since April 2005. He previously served in the positions of General Manager of the Product Division, Director of Product Management in the EIS Division and Corporate Vice President of Marketing. Before joining us in January 2002, Mr. Baum served as the Managing Director of Call Vision Israel Ltd., a company that specialized in the development of advanced web-based quality monitoring solutions for call centers. Prior thereto, he served as the Vice President of International Sales and Marketing at STS Software Systems, which developed recording solutions and was acquired by us at the end of 1999. From 1987 to 1998, Mr. Baum worked for a number of American and European companies in several areas, including technical management, marketing and channel management. Mr. Baum holds a bachelor's degree in engineering from the Technion – Israel Institute of Technology and a master's degree in computer science and a master's degree in business administration, both from the University of California in Los Angeles.

Yoav Zaltzman has served as our Corporate Vice President and President, Intelligence Solutions since April 2005. He previously served in the positions of Corporate Vice President & General Manager, Intelligence Solutions Division, and Corporate Vice President, Business Operations. Before joining us in May 2001, Mr. Zaltzman served as Senior Director of Sales for Applied Materials (Israel) from 1997. From 1994 to 1997, Mr. Zaltzman served as General Manager of Orbot Instruments in Europe, based in Brussels, which was acquired by Applied Materials in 1997. From 1987 to 1992, Mr. Zaltzman held various sales and marketing positions for Oracle in Israel. Mr. Zaltzman holds a bachelor's degree in computer sciences and a master's degree in business administration, both from Tel Aviv University.

Doron Eidelman has served as our Corporate Executive Vice President and President, NiceVision since May 2002. Prior thereto, he was the Chief Operating Officer of AudioCodes Ltd., a telecommunications company. From 1992 to 2001, Mr. Eidelman was Executive Vice President and

President of the Display Division of Orbotech and from 1987 to 1992, he held various positions in Optrotech, the last of which was Vice President. Mr. Eidelman served in an elite intelligence unit in the IDF and was awarded the prestigious Israel Defense Award. He holds a bachelor's degree in electronic engineering from the Technion – Israel Institute of Technology and a master's degree in electronic engineering from Tel Aviv University.

Jim Park serves as our Corporate Vice President & General Manager, Public Safety. Mr. Park previously served as the President of NICE Systems CTI UK Ltd., our wholly owned subsidiary and corporate headquarters in EMEA. Prior thereto, he was the Chief Executive Officer of Thales Contact Solutions (previously Racal Recorders), which we acquired in 2002. Prior to joining Racal in 1998, Mr. Park held various senior management positions at Mitel Telecom. From 1996 to 1998, he served as General Manager for Mitel's EMEA switching business, from 1994 to 1996 he was Vice President of Business Development, from 1991 to 1994 he was Director of Marketing, and from 1982 to 1991 he held various sales management roles in Europe, the Middle East and Africa. Mr. Park's early career was spent in various engineering roles with Siemens UK (1979 to 1982) and British Telecom (1974 to 1979), who sponsored him through college.

Eran Gorev has served as the President and Chief Executive Officer of NICE Systems Inc. since March 2005. From 2002 to 2004, Mr. Gorev was President of the North America – Major Clients division at Amdocs. From 2000 to 2002, he served as Corporate Vice President and Head of Worldwide Sales at Amdocs. Prior thereto, Mr. Gorev held various marketing and sales management positions in the information technology industry. Mr. Gorev holds a bachelor's degree in law from Tel Aviv University and a joint master's degree in business administration from the Kellogg School of Management of Northwestern University and the Leon Recanati Graduate School of Business Administration of Tel Aviv University.

UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

This section describes the material U.S. federal income tax consequences of acquiring, owning and disposing of the ADSs we are offering pursuant to this prospectus supplement. This section applies to holders that acquire the ADSs in the offering or offerings contemplated by this prospectus supplement and hold the ADSs as capital assets for tax purposes. This section does not address all U.S. federal income tax matters that may be relevant to a particular prospective holder. In the opinion of Bryan Cave LLP, our U.S. counsel, the U.S. federal income tax discussion herein is accurate and complete in all material respects. Each prospective investor should consult a professional tax advisor with respect to the tax consequences of an investment in the ADSs.

This section does not address tax considerations applicable to a holder of an ADS that may be subject to special tax rules including, without limitation, the following:

•	dealers or traders in securities, currencies or notional principal contracts;

•	financial institutions;

•	insurance companies;

•	real estate investment trusts;

•	banks;

•	investors liable for alternative minimum tax;

•	tax-exempt organizations;

•	regulated investment companies;

•	investors that actually or constructively own 10 percent or more of our voting shares;

•	investors that will hold the ADSs as part of a hedging or conversion transaction or as a position in a straddle or as part of a synthetic security or other integrated transaction for U.S. federal income tax purposes;

•	investors that are treated as partnerships or other pass through entities for U.S. federal income tax purposes and persons who hold the ADSs through partnerships or other pass through entities; and

•	investors whose functional currency is not the U.S. dollar.

Further, this section does not address alternative minimum tax consequences or the indirect effects on the holders of equity interests in a holder of an ADS. This section also does not address the U.S. federal estate and gift tax consequences to holders of ADSs.

This section is based on the U.S. Internal Revenue Code of 1986 (the "Code"), U.S. Treasury regulations and judicial and administrative interpretations, in each case as in effect and available on the date of this prospectus supplement. All of the foregoing are subject to change, which change could apply retroactively and could affect the tax consequences described below. It is also based in part on representations by the Depositary and assumes that each obligation under the Deposit Agreement and any related agreement will be performed in accordance with its terms.

Each prospective investor is urged to consult its own tax advisor regarding the U.S. federal, state and local and other tax consequences of acquiring, owning and disposing of the offered ADSs.

For the purposes of this section, a "U.S. holder" is a beneficial owner of ADSs that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or, for U.S. federal income tax purposes, a resident of the United States;

•	a corporation or other entity taxable as a corporation created or organized in or under the laws of the United States or any political subdivision thereof;

•	an estate whose income is subject to U.S. federal income tax regardless of its source; or

•	a trust if:

(a)	a court within the United States is able to exercise primary supervision over administration of the trust; and

(b)	one or more United States persons have the authority to control all substantial decisions of the trust.

In general, if you hold ADSs, you will be treated as the holder of the underlying shares represented by those ADSs for U.S. federal income tax purposes. Accordingly, no gain or loss will be recognized if you exchange ADSs for the underlying shares represented by those ADSs.

The U.S. Treasury has expressed concerns that parties to whom ADSs are released may be taking actions that are inconsistent with the claiming of foreign tax credits for U.S. holders of ADSs. Such actions would also be inconsistent with the claiming of the reduced rate of tax, described below, applicable to dividends received by certain non-corporate holders. Accordingly, the analysis of the creditability of Israeli taxes and the availability of the reduced tax rate for dividends received by certain non-corporate holders, each described below, could be affected by actions taken by parties to whom the ADSs are released.

U.S. Taxation of ADSs

Distributions

Subject to the discussion under "Passive Foreign Investment Companies" below, the gross amount of any distribution, including the amount of any Israeli taxes withheld from these distributions (see "Israeli Tax Consequences"), actually or constructively received by a U.S. holder with respect to ADSs will be taxable to the U.S. holder as a dividend to the extent of our current and accumulated earnings and profits as determined under U.S. federal income tax principles. The U.S. holder will not be eligible for any dividends received deduction in respect of the dividend otherwise allowable to corporations. Distributions in excess of earnings and profits will be non-taxable to the U.S. holder to the extent of, and will be applied against and reduce, the U.S. holder's adjusted tax basis in the ADSs. Distributions in excess of earnings and profits and such adjusted tax basis will generally be taxable to the U.S. holder as capital gain from the sale or exchange of property. We do not maintain calculations of our earnings and profits under U.S. federal income tax principles. If we do not report to a U.S. holder the portion of a distribution that exceeds earnings and profits, the distribution will generally be taxable as a dividend even if that distribution would otherwise be treated as a non-taxable return of capital or as capital gain under the rules described above. The amount of any distribution of property other than cash will be the fair market value of that property on the date of distribution.

Under the Jobs and Growth Tax Relief Reconciliation Act of 2003 (the "2003 Act") enacted on May 28, 2003, certain dividends received by non-corporate U.S. holders after December 31, 2002, will be subject to a maximum income tax rate of 15%. This reduced income tax rate is only applicable to dividends paid by a "qualified corporation" that is not a "passive foreign investment company" and only with respect to shares held by a qualified U.S. holder (i.e., a non-corporate holder) for a minimum holding period (generally 61 days during the 121-day period beginning 60 days before the ex-dividend date). We should be considered a qualified corporation (see "Passive Foreign Investment Companies" below). Accordingly, dividends paid by us to individual U.S. holders on shares held for the minimum holding period should be eligible for the reduced income tax rate. The reduced tax rate for qualified dividends is scheduled to expire on December 31, 2008, unless further extended by Congress.

The amount of any distribution paid in a currency other than U.S. dollars (a "foreign currency") including the amount of any withholding tax thereon, will be included in the gross income of a U.S. holder in an amount equal to the U.S. dollar value of the foreign currencies calculated by reference to the exchange rate in effect on the date of receipt, regardless of whether the foreign currencies are converted into U.S. dollars. If the foreign currencies are converted into U.S. dollars on the date of receipt, a U.S. holder generally should not be required to recognize foreign currency gain or loss in respect of the dividend. If the foreign currencies received in the distribution are not converted into U.S. dollars on the date of receipt, a U.S. holder will have a basis in the foreign currencies equal to its U.S. dollar value on the date of receipt. Any gain or loss on a subsequent conversion or other disposition of the foreign currencies will be treated as ordinary income or loss.

Dividends received by a U.S. holder with respect to ADSs will be treated as foreign source income for the purposes of calculating that holder's foreign tax credit limitation. Subject to certain conditions and limitations, any Israeli taxes withheld on dividends may be deducted from taxable income or credited against a U.S. holder's U.S. federal income tax liability. The limitation on foreign taxes eligible for the U.S. foreign tax credit is calculated separately with respect to specific classes of income. The rules relating to foreign tax credits and the timing thereof are complex. U.S. holders should consult their own tax advisors regarding the availability of a foreign tax credit under their particular situation. Under the 2003 Act, the amount of the qualified dividend income paid by us to a U.S. holder that is subject to the reduced dividend income tax rate and that is taken into account for purposes of calculating the U.S. holder's U.S. foreign tax credit limitation must be reduced by the "rate differential portion" of such dividend. Each qualified U.S. holder is urged to consult its own tax advisor regarding the possible applicability of the reduced rate under the 2003 Act and the related restrictions and special rules.

Sale or Other Disposition of ADSs

If a U.S. holder sells or otherwise disposes of its ADSs, gain or loss will be recognized for U.S. federal income tax purposes in an amount equal to the difference between the amount realized on the sale or other disposition and such holder's adjusted tax basis in the ADSs. Subject to the discussion below under the heading "Passive Foreign Investment Companies," such gain or loss generally will be capital gain or loss and will be long-term capital gain or loss if the holder had held the ADSs for more than one year at the time of the sale or other disposition. Long-term capital gains realized by individual U.S. holders generally are subject to a lower marginal U.S. federal income tax rate than ordinary income. Under most circumstances, any gain that a holder recognizes on the sale or other disposition of ADSs will be U.S. source for purposes of the foreign tax credit limitation; and losses recognized will be allocated against U.S. source income.

If a U.S. holder receives foreign currency upon a sale or exchange of ADSs, gain or loss, if any, recognized on the subsequent sale, conversion or disposition of such foreign currency will be ordinary income or loss, and will generally be income or loss from sources within the United States for foreign tax credit limitation purposes. However, if such foreign currency is converted into U.S. dollars on the date received by the U.S. holder, the U.S. holder generally should not be required to recognize any gain or loss on such conversion.

Passive Foreign Investment Companies

For U.S. federal income tax purposes, we will be considered a passive foreign investment company ("PFIC") for any taxable year in which either 75% or more of our gross income is passive income, or at least 50% of the average value of all of our assets for the taxable year produce or are held for the production of passive income. For this purpose, passive income includes dividends, interest, royalties, rents, annuities and the excess of gain over losses from the disposition of assets which produce passive income. If we were determined to be a PFIC for U.S. federal income tax purposes, highly complex rules would apply to U.S. holders owning ADSs. Accordingly, investors are urged to consult their own tax advisors regarding the application of such rules.

If we are treated as a PFIC for any taxable year,

•	a U.S. holder would be required to allocate income recognized upon receiving certain dividends or gain recognized upon the disposition of ADSs ratably over its holding period for such ADSs,

•	the amount allocated to each year during which we are considered a PFIC other than the year of the dividend payment or disposition would be subject to tax at the highest individual or corporate tax rate, as the case may be, and an interest charge would be imposed with respect to the resulting tax liability allocated to each such year,

•	gain recognized upon the disposition of ADSs would be taxable as ordinary income, and

•	a U.S. holder would be required to make an annual return on IRS Form 8621 regarding distributions received and gain realized with respect to ADSs.

One method to avoid the aforementioned treatment is for a U.S. holder to make an election to treat us as a qualified electing fund. A U.S. holder may make a qualified electing fund election only if we furnish the U.S. holder with certain tax information and we do not presently intend to prepare or provide this information. Alternatively, another method to avoid the aforementioned treatment is for a U.S. holder to make a timely mark-to-market election in respect of its ADSs. If a U.S. holder elects to mark-to-market its ADSs, any excess of the fair market value of the ADSs at the close of each tax year over the adjusted basis in such ADSs will generally be included in income. If the fair market value of the ADSs had depreciated below the adjusted basis at the close of the tax year, the U.S. holder may generally deduct the excess of the adjusted basis of the ADSs over its fair market value at that time. However, such deductions generally would be limited to the net mark-to-market gains, if any, that were included in income by such holder with respect to ADSs in prior years. Income recognized and deductions allowed under the mark-to-market provisions, as well as any gain or loss on the disposition of ADSs with respect to which the mark-to-market election is made, is treated as ordinary income or loss.

Based on our estimated gross income, the average value of our gross assets and the nature of our business, we do not believe that we will be classified as a PFIC in the current taxable year. Our status in any taxable year will depend on our assets and activities in each year and because this is a factual determination made annually at the end of each taxable year, there can be no assurance that we will not be considered a PFIC for any future taxable year. If we were treated as a PFIC in any year during which a U.S. holder owns ADSs, certain adverse tax consequences could apply, as described above. Given our current business plans, however, we do not expect that we will be classified as a PFIC in future years.

Investors are urged to consult their own tax advisor regarding the possibility of us being classified as a PFIC and the potential tax consequences arising from the ownership and disposition (directly or indirectly) of an interest in a PFIC.

Backup Withholding and Information Reporting

Payments of dividends with respect to ADSs and the proceeds from the sale, retirement, or other disposition of ADSs made by a U.S. paying agent or other U.S. intermediary will be reported to the IRS and to the U.S. holder as may be required under applicable U.S. Treasury regulations. We, or an agent, a broker, or any paying agent, as the case may be, may be required to withhold tax, currently at the rate of 28% (the backup withholding tax), if a non-corporate U.S. holder that is not otherwise exempt fails to provide an accurate taxpayer identification number and comply with other IRS requirements concerning information reporting. Certain U.S. holders (including, among others, corporations and tax-exempt organizations) are not subject to backup withholding. Backup withholding is not an additional tax. Any amount of backup withholding withheld may be used as a credit against your U.S. federal income tax liability provided that the required information is furnished to the IRS. U.S. holders should consult their tax advisors as to their qualification for exemption from backup withholding and the procedure for obtaining an exemption.

U.S. Federal Income Tax Consequences to Non-U.S. Holders

Sale, Exchange or Retirement of Securities

If you sell, exchange or redeem ADSs, you will generally not be subject to U.S. federal income tax on any gain, unless one of the following applies:

•	the gain is connected with a trade or business that you conduct in the United States through an office or other fixed place of business, or

•	you are an individual, you are present in the United States for at least 183 days during the year in which you dispose of the ADSs, and certain other conditions are satisfied.

Backup Withholding and Information Reporting

United States rules concerning information reporting and backup withholding are described above. These rules apply to non-U.S. holders as follows:

Information reporting and backup withholding may apply if you use the U.S. office of a broker or agent, and information reporting (but not backup withholding) may apply if you use the foreign office of a broker or agent that has certain connections to the United States. You may be required to comply with applicable certification procedures to establish that you are not a U.S. holder in order to avoid the application of such information reporting and backup withholding requirements. You should consult your tax advisor concerning the application of the information reporting and backup withholding rules.

Prospective investors should consult legal and tax advisors in the countries of their citizenship, residence and domicile to determine the possible tax consequences of purchasing, holding and selling ADSs under the laws of their respective jurisdictions in light of their own particular circumstances.

ISRAELI TAX CONSEQUENCES

The following contains a discussion of the material Israeli tax consequences to purchasers of our ADSs in this offering. To the extent that the discussion is based on new tax legislation which has not been subject to judicial or administrative interpretation, we cannot assure you that the views expressed in the discussion will be accepted by the appropriate tax authorities or the courts. The discussion is not intended, and should not be construed, as legal or professional tax advice and is not exhaustive of all possible tax considerations. For a discussion of general Israeli tax laws applicable to us, please see Item 10 − "Additional Information − Taxation − Israeli Tax Considerations" in our Annual Report on Form 20-F, which is incorporated herein by reference.

Capital Gains Tax on Sales of Our ADSs or Ordinary Shares

Israeli law generally imposes a capital gains tax on the sale of any capital assets by residents of Israel, as defined for Israeli tax purposes, and on the sale of assets located in Israel, including securities in Israeli companies, by both residents and non-residents of Israel, unless a specific exemption is available or unless a tax treaty between Israel and the shareholder's country of residence provides otherwise. In calculating capital gain, the law distinguishes between real gain and inflationary surplus. The inflationary surplus is the portion of the total capital gain equal to the increase in the relevant asset's value that is attributable to the increase in the Israeli consumer price index between the date of purchase and the date of sale. The real gain is the excess of the total capital gain over the inflationary surplus. A non-resident that invests in taxable assets with foreign currency may elect to calculate the amount of inflationary surplus in that foreign currency.

Taxation of Israeli Residents

Capital gains tax is generally imposed on Israeli resident individuals at a rate of 15% on real gains derived on or after January 1, 2003 from the sale of shares in, among others, (i) Israeli companies publicly traded on Nasdaq or on a recognized stock market in a country that has a treaty for the prevention of double taxation with Israel or (ii) companies (such as NICE) that are traded on both the Tel Aviv Stock Exchange, or TASE, and Nasdaq. This tax rate is contingent upon the shareholders not claiming a deduction for financing expenses in connection with such shares (in which case the gain will generally be taxed at a rate of 25%), and does not apply to: (i) the sale of shares by dealers in securities; or (ii) the sale of shares by shareholders that report in accordance with the Income Tax Law (Inflationary Adjustments), 1985, referred to as the Inflationary Adjustments Law (who will generally be taxed at corporate tax rates for corporations and at marginal tax rates for individuals).

As of the 2006 tax year, the tax rate applicable to capital gains derived by Israeli resident individuals from the sale of shares, whether publicly traded or not, will generally not exceed 20% of the capital gains. However, a shareholder who is a "significant shareholder" (i.e., holding, directly or indirectly, alone or jointly with another, at least 10% of one or more means of control of the company) at the time of sale of shares or at any time during the preceding 12-month period, will be subject to a 25% tax rate on his capital gains. Companies not subject to the Inflationary Adjustments Law will be subject to a 25% tax rate on such gains as of the 2006 tax year. During December 2005, an individual or company that is not subject to the Inflationary Adjustments Law may sell and subsequently (on the same day) repurchase shares traded on the TASE or shares of an Israeli company publicly traded on a recognized stock market outside of Israel, thus paying tax on gains accrued until such date at the tax rate applicable prior to the 2006 tax year. In such case, the date of sale and repurchase will be viewed as the new purchase date of the shares and the closing price of the shares on such date will serve as their new tax basis.

Taxation of Non-Israeli Residents

Non-Israeli residents are generally exempt from Israeli capital gains tax on any gains derived from the sale of shares publicly traded on the TASE, provided that such gains did not derive from a permanent establishment of such shareholders in Israel. Non-Israeli residents also are generally exempt from Israeli capital gains tax on any gains derived from the sale of shares of Israeli companies publicly traded on Nasdaq, provided that such shareholders did not acquire their shares prior to the issuer's initial public offering, that the gains did not derive from a permanent establishment of such shareholders in Israel and that such shareholders are not subject to the Inflationary Adjustments Law. However, non-Israeli corporations will not be entitled to such exemption if an Israeli resident (i) has a controlling interest of 25% or more in such non-Israeli corporation or (ii) is the beneficiary or is entitled to 25% or more of the revenues or profits of such non-Israeli corporation, whether directly or indirectly.

In addition, the sale of our ADSs or ordinary shares by a shareholder who is a U.S. resident (for purposes of the U.S.-Israel Tax Treaty) holding the ADSs or ordinary shares as a capital asset is also exempt from Israeli capital gains tax under the U.S.-Israel Tax Treaty unless either (i) the shareholder holds, directly or indirectly, shares representing 10% or more of our voting power during any part of the 12-month period preceding such sale or (ii) the capital gains arising from such sale are attributable to a permanent establishment of the shareholder located in Israel.

Taxation of Dividends Paid on Our ADSs or Ordinary Shares

Taxation of Israeli Residents

Israeli resident individuals are generally subject to Israeli income tax on the receipt of dividends paid on our ordinary shares at the rate of 25%, which tax will be withheld at source. As of the 2006 tax year, the tax rate on dividends will be reduced to 20% and the withholding rate may be reduced, as well. With respect to a significant shareholder, the applicable tax rate will remain 25%. Israeli resident companies are generally exempt from income tax on the receipt of dividends, unless the source of such dividends is located outside of Israel. However, dividends paid (to individuals or companies) from income derived from our Approved Enterprise are subject to withholding at the rate of 15%, although we cannot assure you that we will designate the profits that are being distributed in a way that will reduce shareholders' tax liability.

Taxation of Non-Israeli Residents

Non-residents of Israel are generally subject to Israeli income tax on the receipt of dividends paid on our ordinary shares at the rate of 25%, which tax will be withheld at source, unless a different rate is provided in a treaty between Israel and the shareholder's country of residence. As of the 2006 tax year, the tax rate on dividends will be reduced to 20% unless the recipient is a significant shareholder in which case the applicable tax rate will remain 25%. Under the U.S.-Israel tax treaty, the maximum rate of tax withheld in Israel on dividends paid to a holder of our ordinary shares who is a U.S. resident (for purposes of the U.S.-Israel tax treaty) is 25%. Dividends paid from income derived from our Approved Enterprise are subject to withholding at the rate of 15%, although we cannot assure you that we will designate the profits that are being distributed in a way that will reduce shareholders' tax liability. Furthermore, the maximum rate of withholding tax on dividends, not generated by our Approved Enterprise, that are paid to a U.S. corporation holding 10% or more of our outstanding voting power throughout the tax year in which the dividend is distributed as well as the previous tax year, is 12.5%.

A non-resident of Israel who has dividend income derived from or accrued in Israel, from which tax was withheld at source, is generally exempt from the duty to file tax returns in Israel in respect of such income, provided such income was not derived from a business conducted in Israel by the taxpayer.

Residents of the United States generally will have withholding tax in Israel deducted at source. They may be entitled to a credit or deduction for U.S. federal income tax purposes in the amount of the taxes withheld, subject to detailed rules contained in U.S. tax legislation.

UNDERWRITING

We are offering the ADSs described in this prospectus supplement through a number of underwriters. J.P. Morgan Securities Inc. and Banc of America Securities LLC are the representatives of the underwriters. We have entered into a firm commitment underwriting agreement with the representatives. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriters, and each underwriter has agreed to purchase, the number of ADSs listed next to its name in the following table:

Underwriter	Number of ADSs
J.P. Morgan Securities Inc.
Banc of America Securities LLC
CIBC World Markets Inc.
UBS Securities LLC
RBC Capital Markets Corporation
William Blair & Company, L.L.C.
Total	3,500,000

The underwriting agreement is subject to a number of terms and conditions and provides that the underwriters must buy all of the ADSs if they buy any of them. The underwriters will sell the ADSs to the public when and if the underwriters buy the ADSs from us.

The underwriters initially will offer the ADSs to the public at the price specified on the cover page of this prospectus supplement. The underwriters may allow a concession of not more than $          per ADS to selected dealers. The underwriters may also allow, and those dealers may re-allow, a concession of not more than $          per ADS to some other dealers. If all the ADSs are not sold at the public offering price, the underwriters may change the public offering price and the other selling terms. The ADSs are offered subject to a number of conditions, including receipt and acceptance of the ADSs by the underwriters, and the underwriters' right to reject orders in whole or in part.

We have granted the underwriters an over-allotment option to buy up to 525,000 additional ADSs at the same price per ADS as they are paying for the ADSs shown in the table above. These additional ADSs would cover sales of ADSs by the underwriters, which exceed the total number of ADSs shown in the table above. The underwriters may exercise this option at any time within 30 days after the date of this prospectus supplement. To the extent that the underwriters, exercise this option, each underwriter will purchase additional ADSs from us in approximately the same proportion as it purchased the ADSs shown in the table above. If purchased, the additional ADSs will be sold by the underwriters on the same terms as those on which the other ADSs are sold. We will pay the expenses associated with the exercise of this option.

The following table shows the per ADS and total underwriting discounts and commissions to be paid to the underwriters by us. These amounts are shown assuming no exercise and full exercise of the underwriters' option to purchase additional ADSs.

Paid by Us
	No Exercise	Full Exercise
Per ADS	$	$
Total	$	$

We estimate that the expenses of the offering to be paid by us, not including underwriting discounts and commissions, will be approximately $1.0 million.

Our ADSs are quoted on the Nasdaq National Market under the symbol "NICE".

In connection with this offering, the underwriters may engage in activities that stabilize, maintain or otherwise affect the price of our ADSs, including:

•	stabilizing transactions;

•	short sales;

•	syndicate covering transactions; and

•	purchases to cover positions created by short sales.

Stabilizing transactions consist of bids or purchases made for the purpose of preventing or retarding a decline in the market price of our ADSs while this offering is in progress. Stabilizing transactions may include making short sales of our ADSs, which involves the sale by the underwriters of a greater number of ADSs than they are required to purchase in this offering, and purchasing ADSs from us or on the open market to cover positions created by short sales. Short sales may be "covered" shorts, which are short positions in an amount not greater than the underwriters' over-allotment option referred to above, or may be "naked" shorts, which are short positions in excess of that amount. Syndicate covering transactions involve purchases of our ADSs in the open market after the distribution has been completed in order to cover syndicate short positions.

The underwriters may close out any covered short position either by exercising their over-allotment option, in whole or in part, or by purchasing ADSs in the open market. In making this determination, the underwriters will consider, among other things, the price of ADSs available for purchase in the open market compared to the price at which the underwriters may purchase ADSs through the over-allotment option.

A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the ADSs in the open market that could adversely affect investors who purchased in this offering. To the extent that the underwriters create a naked short position, they will purchase ADSs in the open market to cover the position.

These activities may have the effect of raising or maintaining the market price of our ADSs or preventing or retarding a decline in the market price of our ADSs. As a result of these activities, the price of our ADSs may be higher than the price that otherwise might exist in the open market. If the underwriters commence these activities, they may discontinue them at any time. The underwriters may carry out these transactions on the Nasdaq National Market, in the over-the-counter market or otherwise.

In connection with this offering, some underwriters and any selling group members who are qualified market makers on the Nasdaq National Market may engage in passive market making transactions in our ADSs on the Nasdaq National Market. Passive market making is allowed during the period when the SEC's rules would otherwise prohibit market activity by the underwriters and dealers who are participating in this offering. Passive market making may occur during the business day before the pricing of this offering, before the commencement of offers or sales of the ADSs. A passive market maker must comply with applicable volume and price limitations and must be identified as a passive market maker. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for our ADSs; but if all independent bids are lowered below the passive market maker's bid, the passive market maker must also lower its bid once it exceeds specified purchase limits. Net purchases by a passive market maker on each day are limited to a specified percentage of the passive market maker's average daily trading volume in our ADSs during the specified period and must be discontinued when that limit is reached. Passive market making may cause the price of our ADSs to be higher than the price that otherwise would exist in the open market in the absence of those transactions. The underwriters and dealers are not required to engage in a passive market making and may end passive market making activities at any time.

We, our directors and executive officers have entered into lock-up agreements with the underwriters. Under these agreements, we may not issue any new ADSs or ordinary shares, and those holders of ADSs or ordinary shares and options may not, directly or indirectly, offer, sell, contract to sell, pledge or otherwise dispose of or hedge any ADSs or ordinary shares or securities convertible into or exchangeable for our ADSs or ordinary shares, or publicly announce the intention to do any of the foregoing, without the prior written consent of J.P. Morgan Securities Inc. and Banc of America Securities LLC for a period of 90 days from the date of this prospectus supplement, subject to the exception that (i) one of our executive officers may sell up to 150,000 ADSs or ordinary shares at any time during the period of 30 days from the date of this prospectus supplement and (ii) any of our directors and executive officers may sell, in the aggregate, up to 500,000 ADSs or ordinary shares at any time after 60 days from the date of this prospectus supplement, less the number of ADSs or ordinary shares, if any, previously sold by the executive officer pursuant to clause (i) above. The consent of J.P. Morgan Securities Inc. and Banc of America Securities LLC may be given at any time without public notice. In addition, during this 90 day period, we have also agreed not to file any registration statement for any ADSs or ordinary shares or any securities convertible into or exercisable or exchangeable for our ADSs or ordinary shares without the prior written consent of J.P. Morgan Securities Inc. and Banc of America Securities LLC.

Each underwriter intends to comply with all applicable laws and regulations in each jurisdiction in which it acquires, offers, sells or delivers our ADSs or has in its possession or distributes this prospectus supplement or the accompanying prospectus or any other material related to this offering.

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a "Relevant Member State"), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the "Relevant Implementation Date") an offer of the ADSs to the public may not be made in that Relevant Member State prior to the publication of a prospectus in relation to the ADSs which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of ADSs to the public in that Relevant Member State at any time:

(a)    to legal entities which are authorised or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b)    to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts; or

(c)    in any other circumstances which do not require the publication by us of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an "offer of ADSs to the public" in relation to any ADSs in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the ADSs to be offered so as to enable an investor to decide to purchase or subscribe the ADSs, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

No prospectus (including any amendment, supplement or replacement thereto) has been prepared in connection with the offering of the ADSs that has been approved by the Autorité des marchés financiers or by the competent authority of another State that is a contracting party to the Agreement on the European Economic Area and notified to the Autorité des marchés financiers; no ADSs have been offered or sold and will be offered or sold, directly or indirectly, to the public in France except to permitted investors ("Permitted Investors") consisting of persons licensed to provide the investment service of portfolio management for the account of third parties, qualified investors (investisseurs qualifiés) acting for their own account and/or investors belonging to a limited circle of investors (cercle restreint d'investisseurs) acting for their own account, with "qualified investors" and "limited circle of investors" having the meaning ascribed to them in Articles L. 411-2, D. 411-1, D. 411-2, D. 734-1, D. 744-1, D. 754-1 and D. 764 of the French Code Monétaire et Financier, none of this prospectus supplement, the accompanying prospectus or any other materials related to the offering or information contained therein relating to the ADSs has been released, issued or distributed to the public in France except to Permitted Investors, and direct or indirect resale to the public in France of any ADSs acquired by any Permitted Investors may be made only as provided by Articles L. 411-1, L. 411-2L. 412-1 and L. 621-8 to L. 621-8-3 of the French Code Monétaire et Financier and applicable regulations thereunder.

Each underwriter acknowledges and agrees that:

(i)    it has not offered or sold and will not offer or sell the ADSs other than to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or as agent) for the purposes of their businesses or who it is reasonable to expect will acquire, hold, manage or dispose of investments (as principal or agent) for the purposes of their businesses where the issue of the ADSs would otherwise constitute a contravention of Section 19 of the Financial Services and Markets Act 2000 (the "FSMA") by us;

(ii)    it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the ADSs in circumstances in which Section 21(1) of the FSMA does not apply to us; and

(iii)    it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the ADSs in, from or otherwise involving the United Kingdom.

This document is only being distributed to and is only directed at (i) persons who are outside the United Kingdom or (ii) to investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the "Order") or (iii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as "relevant persons"). The ADSs are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such ADSs will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

The offering of the ADSs has not been cleared by the Italian Securities Exchange Commission (Commissione Nazionale per le Società e la Borsa, the "CONSOB") pursuant to Italian securities legislation and, accordingly, acknowledges and agrees that the ADSs may not and will not be offered, sold or delivered, nor may or will copies of the prospectus supplement, the accompanying prospectus or any other documents relating to the ADSs be distributed in Italy other than to professional investors (investitori professionali), as defined in Article 31, paragraph 2 of CONSOB Regulation No. 11522 of July 1, 1998, as amended ("Regulation No. 11522") or pursuant to another exemption from the requirements of Articles 94 and seq. of Legislative Decree No. 58 of February 24, 1998 (the "Italian Finance Law") and CONSOB Regulation No. 11971 of May 14, 1999 ("Regulation No. 11971").

Any offer, sale or delivery of the ADSs or distribution of copies of the prospectus supplement, the accompanying prospectus or any other document relating to the ADSs may and will be effected in accordance with all Italian securities, tax, exchange control and other applicable laws and regulations, and, in particular, will be:

•	made by an investment firm, bank or financial intermediary permitted to conduct such activities in Italy in accordance with the Legislative Decree No. 385 of September 1, 1993, as amended (the "Italian Banking Law"), Legislative Decree No. 58 of February 24, 1998, as amended, CONSOB Regulation No. 11522 of July 1, 1998, and any other applicable laws and regulations;

•	in compliance with Article 129 of the Italian Banking Law and the implementing guidelines of the Bank of Italy; and

•	in compliance with any other applicable notification requirement or limitation which may be imposed upon the offer of ADSs by CONSOB or the Bank of Italy.

Any investor purchasing the ADSs is solely responsible for ensuring that any offer or resale of the ADSs it purchased occurs in compliance with applicable laws and regulations.

This prospectus supplement, the accompanying prospectus and the information contained herein are intended only for the use of its recipient and are not to be distributed to any third party resident or located in Italy for any reason. No person resident or located in Italy other than the original recipients of this document may rely on it or its content.

In addition to the above (which shall continue to apply to the extent not inconsistent with the implementing measures of the Prospectus Directive in Italy), after the implementation of the Prospectus Directive in Italy, the restrictions, acknowledgments and agreements in the paragraph relating to the European Economic Area set forth above shall apply to Italy.

We will indemnify the underwriters against some liabilities, including liabilities under the Securities Act. If we are unable to provide this indemnification, we will contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters or their affiliates have provided, and may in the future provide, various investment banking, commercial banking and other financial services for us and our affiliates for which services they have received, and may in the future receive, customary fees. In addition, the underwriters or their affiliates may have owned, may currently own or may own in the future, equity or equity-like securities of us or our affiliates.

LEGAL MATTERS

Certain legal matters relating to the ADSs offered by this prospectus supplement will be passed upon for us by Bryan Cave LLP, New York, New York. Certain legal matters relating to the ordinary shares that are represented by the ADSs will be passed upon for us by Goldfarb, Levy, Eran & Co., Tel-Aviv, Israel. Certain legal matters relating to this offering will be passed upon for the underwriters by Davis Polk & Wardwell, Menlo Park, California and Meitar Liquornik Geva & Leshem Brandwein, Ramat Gan, Israel.

WHERE YOU CAN FIND MORE INFORMATION

We file annual and special reports and other information with the Securities and Exchange Commission (SEC) . You may read and copy such material at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549, as well as at the SEC's regional offices. Copies of these materials may be obtained by mail from the public reference branch of the SEC at the address noted above at rates specified by the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms.

The SEC maintains an Internet website at http://www.sec.gov that provides reports, proxy, information statements and other materials, free of charge, that are filed through the SEC's Electronic Data Gathering, Analysis and Retrieval (EDGAR) system.

Our ADSs are quoted on the Nasdaq National Market under the symbol "NICE." You may inspect certain reports and other information concerning us at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

Information about us is also available on our website at http://www.nice.com. Such information on our website is not part of this prospectus supplement or the accompanying prospectus.

INDEX OF FINANCIAL STATEMENTS

INTERIM CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

As of September 30, 2005 and 2004 and for
the nine months ended September 30, 2005 and 2004

CONSOLIDATED FINANCIAL STATEMENTS

As of December 31, 2004, 2003 and 2002 and for
the years ended December 31, 2004, 2003 and 2002

INTERIM CONSOLIDATED BALANCE SHEETS
U.S. dollars in thousands

	September 30, 2005	December 31, 2004
	Unaudited	*)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$25,072	$26,579
Short-term bank deposits	115	175
Marketable securities	35,708	24,348
Trade receivables (net of allowance for doubtful accounts of $ 2,500 (unaudited) and $2,661 at September 30, 2005 and December 31, 2004, respectively)	56,881	46,407
Other receivables and prepaid expenses	8,142	7,937
Inventories	22,304	12,615
Assets of discontinued operation	653	652
Total current assets	148,875	118,713
LONG-TERM INVESTMENTS:
Long-term marketable securities	124,029	114,805
Investment in affiliate	1,200	1,200
Severance pay fund	7,442	7,356
Long-term receivables and prepaid expenses	641	854
Total long-term investments	133,312	124,215
PROPERTY AND EQUIPMENT, NET	15,373	16,981
INTANGIBLE ASSETS, NET	25,452	12,665
GOODWILL	50,445	25,745
Total assets	$373,457	$298,319

*)	Derived from the audited balance sheet at December 31, 2004.

The accompanying notes are an integral part of the interim consolidated financial statements.

INTERIM CONSOLIDATED BALANCE SHEETS
U.S. dollars in thousands (except share data)

	September 30, 2005	December 31, 2004
	Unaudited	*)
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Trade payables	$17,209	$11,975
Accrued expenses and other liabilities	90,410	55,302
Liabilities of discontinued operation	7	8
Total current liabilities	107,626	67,285
LONG-TERM LIABILITIES:
Accrued severance pay	8,459	8,163
Other long-term liabilities	38	—
Total long-term liabilities	8,497	8,163
COMMITMENTS AND CONTINGENT LIABILITIES
SHAREHOLDERS' EQUITY:
Share capital-
Ordinary shares of NIS 1 par value:
Authorized: 75,000,000 (unaudited) and 50,000,000 shares as of September 30, 2005 and December 31, 2004, respectively;
Issued and outstanding: 19,246,591(unaudited) and 18,180,260 shares as of September 30, 2005 and December 31, 2004, respectively	5,706	5,464
Additional paid-in capital	260,377	244,400
Accumulated other comprehensive income	3,304	5,506
Accumulated deficit	(12,053)	(32,499)
Total shareholders' equity	257,334	222,871
Total liabilities and shareholders' equity	$373,457	$298,319

*)	Derived from the audited balance sheet at December 31, 2004.

The accompanying notes are an integral part of the interim consolidated financial statements.

INTERIM CONSOLIDATED STATEMENTS OF INCOME
U.S. dollars in thousands (except per share data)

	Nine months ended September 30,
	2005	2004
	Unaudited
Revenues:
Products	$149,028	$131,221
Services	72,041	51,903
Total revenues	221,069	183,124
Cost of revenues:
Products	48,980	46,728
Services	48,648	37,006
Total cost of revenues	97,628	83,734
Gross profit	123,441	99,390
Operating expenses:
Research and development, net	21,527	18,517
Selling and marketing	53,226	46,102
General and administrative	27,486	23,453
Amortization of acquired intangible assets	789	263
Total operating expenses	103,028	88,335
Operating income	20,413	11,055
Financial income, net	3,554	2,771
Income before taxes on income	23,967	13,826
Taxes on income	3,521	1,525
Net income from continuing operations	20,446	12,301
Net income from discontinued operation	—	3,236
Net income	$20,446	$15,537
Net earnings per share:
Basic:
Continuing operations	$1.09	$0.71
Discontinued operation	—	0.18
Net earnings	$1.09	$0.89
Net earnings per share:
Diluted:
Continuing operations	$1.01	$0.66
Discontinued operation	—	0.18
Net earnings	$1.01	$0.84

The accompanying notes are an integral part of the interim consolidated financial statements.

INTERIM CONSOLIDATED STATEMENTS OF CASH FLOWS
U.S. dollars in thousands

	Nine months ended September 30,
	2005	2004
	Unaudited
Cash flows from operating activities:
Net income	$20,446	$15,537
Less: net income from discontinued operation	—	(3,236)
Net income from continuing operations	20,446	12,301
Adjustments required to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	9,519	10,282
Accrued severance pay, net	210	30
Amortization of premium and accrued interest on held-to-maturity marketable securities	578	1,013
Decrease (increase) in trade receivables	(2,157)	79
Increase in other accounts receivable and prepaid expenses	(131)	(1,251)
Decrease (increase) in inventories	(2,811)	1,291
Decrease in long-term receivables and prepaid expenses	193	4
Increase (decrease) in trade payables	4,734	(561)
Increase in accrued expenses and other liabilities	16,671	4,149
Other	13	(4)
Net cash provided by operating activities from continuing operations	47,265	27,333
Net cash provided by operating activities from discontinued operation	—	604
Net cash provided by operating activities	47,265	27,937

The accompanying notes are an integral part of the interim consolidated financial statements.

INTERIM CONSOLIDATED STATEMENTS OF CASH FLOWS
U.S. dollars in thousands

	Nine months ended September 30,
	2005	2004
	Unaudited
Cash flows from investing activities:
Purchase of property and equipment	(4,392)	(5,159)
Proceeds from sale of property and equipment	48	60
Investment in marketable securities	(187,762)	(84,058)
Proceeds from maturity of marketable securities	158,970	16,710
Proceeds from sale and call of a held-to-maturity marketable securities	7,630	29,434
Investment in short-term bank deposits	(35)	(72)
Proceeds from short-term bank deposits	90	116
Decrease in accrued acquisition costs	—	(75)
Payment for the acquisition of certain assets and liabilities of Dictaphone CRS Division (a)	(39,720)	—
Payment for the acquisition of certain assets and liabilities of Hannamax Hi-Tech Pty. Ltd. (b)	(1,833)	—
Payment in respect of terminated contract from TCS acquisition	—	(2,847)
Proceeds from related party in respect of TCS acquisition	2,531	4,013
Capitalization of software development costs	(567)	(987)
Net cash used in investing activities from continuing operations	(65,040)	(42,865)
Net cash provided by investing activities from discontinued operation	—	4,136
Net cash used in investing activities	(65,040)	(38,729)
Cash flows from financing activities
Proceeds from issuance of shares upon exercise of options and ESPP, net	16,219	12,671
Net cash provided by financing activities	16,219	12,671
Effect of exchange rate changes on cash	49	(9)
Increase (decrease) in cash and cash equivalents	(1,507)	1,870
Cash and cash equivalents at the beginning of the period	26,579	29,859
Cash and cash equivalents at the end of the period	$25,072	$31,729

The accompanying notes are an integral part of the interim consolidated financial statements.

INTERIM CONSOLIDATED STATEMENTS OF CASH FLOWS
U.S. dollars in thousands

		Nine months ended September 30, 2005
		Unaudited
(a)	Payment for the acquisition of certain assets and liabilities of Dictaphone CRS Division
	Estimated fair value of assets acquired and liabilities assumed at the acquisition date:
	Working capital deficit (excluding cash and cash equivalents)	$(1,288)
	Property and equipment	265
	Intangible assets	15,400
	Goodwill	25,623
	Less – accrued acquisition costs	(280)
		$39,720
(b)	Payment for the acquisition of certain assets and liabilities of Hannamax Hi-Tech Pty. Ltd.
	Estimated fair value of assets acquired and liabilities assumed at the acquisition date:
	Working capital deficit (excluding cash and cash equivalents)	$(50)
	Property and equipment	10
	Distribution network	930
	Goodwill	1,159
	Other long-term liabilities	(38)
	Less – accrued acquisition costs	(178)
		$1,833

The accompanying notes are an integral part of the interim consolidated financial statements.

NICE SYSTEMS LTD. AND SUBSIDIARIES

NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS
U.S. dollars in thousands (except share data)

NOTE 1: – GENERAL

a.	NICE Systems Ltd. ("NICE") and subsidiaries (collectively – "the Company") develop, market and support integrated, scalable multimedia digital recording platforms, enhanced software applications and related professional services. These solutions capture and analyze unstructured (non-transaction) data and convert it for business and security performance management applications. The Company's solutions capture multiple forms of interaction, including voice, fax, email, web chat, radio, and video transmissions over wire line, wireless, packet telephony, terrestrial trunk radio and data networks.

The Company's products are based on two types of recording platforms – audio and video. The Company's solutions are offered to various vertical markets in two major sectors: (1) the Enterprise Interaction Solutions Sector – contact centers and trading floors and (2) the Public Safety and Security Sector – safety organizations, transportation, corporate security, gaming and correctional facilities and government and intelligence agencies.

The Company's products are sold primarily through a global network of distributors, system integrators and strategic partners; a portion of product sales and most services are sold directly to end-users.

The Company's markets are located primarily in North America, EMEA and the Far East.

The Company depends on a limited number of contract manufacturers for producing its products. If any of these manufacturers become unable or unwilling to continue to manufacture or fail to meet the quality or delivery requirements needed to satisfy the Company's customers, it could result in the loss of sales, which could adversely affect the Company's results of operations and financial position.

The Company relies upon a number of independent distributors to market, sell and service its products in certain markets. If the Company is unable to effectively manage and maintain relationships with its distributors, or to enter into similar relationships with others, its ability to market and sell its products in these markets will be affected. In addition, a loss of a major distributor, or any event negatively affecting such distributors' financial condition, could cause a material adverse effect on the Company's results of operations and financial position.

As for major customer data, see Note 5c.

b.	1.	Acquisition of Dictaphone's Communications Recording Systems ("CRS"):

On June 1, 2005, the Company consummated an agreement to acquire the assets and assume certain liabilities of Dictaphone's Communications Recording Systems ("CRS") business for $ 40,000 (including acquisition costs). Dictaphone's CRS business is a leading provider of liability and quality management systems for first responders, critical facilities, contact centers and financial trading floors.

The acquisition was accounted for by the purchase method and accordingly, the purchase price has been allocated according to the estimated fair value of the assets acquired and liabilities assumed of CRS. The results of the CRS's operations have been included in the consolidated financial statements since June 1, 2005 ("the closing date").

NICE SYSTEMS LTD. AND SUBSIDIARIES

NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS
U.S. dollars in thousands (except share data)

NOTE 1: – GENERAL (Cont.)

With the acquisition of CRS, the Company expanded its customer base, presence in the U.S and Europe, and its network of distributors and partners. Additionally, the Company broadened its product offerings and global professional services team.

The following table summarizes the estimated fair values of the assets acquired and liabilities assumed:

Trade receivables	$8,931
Other receivables and prepaid expenses	216
Inventories	7,843
Property and equipment	265
Trademarks	400
Core technology	4,900
Distribution network	10,100
Goodwill	25,623
Total assets acquired	58,278

Trade payables	(571)
Accrued expenses and other liabilities	(17,707)
Total liabilities assumed	(18,278)
Net assets acquired	$40,000

Trademarks, core technology and distribution network in the amount of $ 15,400 are amortized using the straight-line method at an annual weighted average rate of 19.5%.

2.	Acquisition of Hannamax Hi-Tech Pty. Ltd. ("Hannamax"):

On September 1, 2005, the Company consummated an agreement to acquire the assets and assume certain liabilities of Hannamax Hi-Tech Pty. Ltd, ("Hannamax") business for $ 2,011 (including acquisition costs). Hannamax is NICE's distributor in Australia and New Zealand.

The acquisition was accounted for by the purchase method and accordingly, the purchase price has been allocated according to the estimated fair value of the assets acquired and liabilities assumed of Hannamax. The results of the Hannamax's operations have been included in the consolidated financial statements since September 1, 2005 ("the closing date").

With the acquisition of Hannamax, the Company expects to expand its customer base and presence in Australia and New Zealand and to expand and strengthen the Company's support organization in the region.

Under the terms of the acquisition agreement ("the agreement"), contingent cash payments of up to $ 500 in 2006 and $ 500 in 2007 would be due if certain financial performance criteria are met as part of a two-year earn-out provision covering 2005 through 2006. Should any contingent payment be made under the agreement in the future, the additional consideration, when determinable, will increase the purchase price and accordingly additional goodwill will be recorded.

NICE SYSTEMS LTD. AND SUBSIDIARIES

NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS
U.S. dollars in thousands (except share data)

NOTE 1: – GENERAL (Cont.)

The following table summarizes the estimated fair values of the assets acquired and liabilities assumed:

Trade receivables	$332
Other receivables and prepaid expenses	16
Inventories	318
Property and equipment	10
Distribution network	930
Goodwill	1,159
Total assets acquired	2,765
Trade payables	(91)
Accrued expenses and other liabilities	(625)
Other long-term liability	(38)
Total liabilities assumed	(754)
Net assets acquired	$2,011

Distribution network in the amount of $ 930 is amortized using the straight-line method at an annual rate of 10%.

3.	Unaudited Pro-forma condensed results of operations:

The following represents the unaudited pro-forma condensed results of operations for the nine month period ended September 30, 2005 and for the year ended December 31, 2004, assuming that the acquisitions of CRS and Hannamax occurred on January 1, 2005 and 2004, respectively. The pro-forma information is not necessarily indicative of the results of operations, which actually would have occurred if the acquisition had been consummated on that dates, nor does it purport to represent the results of operations for future periods.

	Nine months ended September 30, 2005	Year ended December 31, 2004
	Unaudited
Revenues	$246,104	$318,479
Net income (loss) from continuing operations	$17,039	$(1,701)
Net income (loss)	$17,039	$(4,937)
Basic net earnings (loss) per share from continuing operations	$0.91	$(0.28)
Basic net earnings (loss) per share	$0.91	$(0.10)
Diluted net earnings (loss) per share from continuing operations	$0.84	$(0.28)
Diluted net earnings (loss) per share	$0.84	$(0.11)

c.	Increase in authorized share capital:

On September 28, 2005, the Company's shareholders approved an amendment to the Company's Memorandum and Articles of Association in order to increase the authorized share capital from 50,000,000 to 75,000,000 ordinary shares.

NICE SYSTEMS LTD. AND SUBSIDIARIES

NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS
U.S. dollars in thousands (except share data)

NOTE 1: – GENERAL (Cont.)

d.	Disposal by sale of the COMINT/DF operation:

In the fourth quarter of 2003, the Company reached a definitive agreement to sell the assets and liabilities of its COMINT/DF military-related business to ELTA Systems Ltd. for $ 4,000 in cash. On March 31, 2004, the Company completed the sale of the COMINT/DF operation. The COMINT/DF business was treated as a discontinued operation in the financial statements.

The Company's balance sheets at September 30, 2005 and December 31, 2004 reflect the assets and liabilities of the COMINT/DF operation, as assets and liabilities of the discontinued operation within current assets and current liabilities.

The carrying amounts of the major classes of assets and liabilities included as part of the discontinued operation are:

September 30, 2005
Unaudited

Trade receivables	$653

Assets of discontinued operation	$653

Accrued expenses and other liabilities	$7

Liabilities of discontinued operation	$7

Summarized selected financial information of the discontinued operation is as follows:

	Nine months ended September 30,
	2005	2004
	Unaudited
Revenues	$—	$ 816
Net income	$—	$ *) 3,236

*) Includes gain from the sale in the amount of $ 3,286.

e.	Basis of preparation:

The accompanying unaudited interim consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information. Accordingly, they do not include all the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the nine months ended September 30, 2005, are not necessarily indicative of the results of operations that may be expected for the year ended December 31, 2005.

NICE SYSTEMS LTD. AND SUBSIDIARIES

NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS
U.S. dollars in thousands (except share data)

NOTE 2: – SIGNIFICANT ACCOUNTING POLICIES

The significant accounting policies applied in the annual financial statements of the Company as of December 31, 2004 are applied consistently in these financial statements.

a.	Use of estimates:

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that effect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

b.	For further information, refer to the consolidated financial statements as of December 31, 2004.

c.	Stock-based compensation:

The Company follows Accounting Principles Board Opinion ("APB") No. 25, "Accounting for Stock Issued to Employees" and FASB Interpretation ("FIN") No. 44, "Accounting for Certain Transactions Involving Stock Compensation" in accounting for its employee stock option plan. Under APB No. 25, when the exercise price of the Company's options is less than the market value of the underlying shares on the date of grant, compensation expense is recognized and amortized ratably over the vesting period of the options.

The Company adopted the disclosure provisions of Statement of Financial Accounting Standard ("SFAS") No. 148, "Accounting for Stock-Based Compensation – Transition and Disclosure", which amended certain provisions of SFAS No. 123. The Company continues to apply the provisions of APB No. 25, in accounting for stock-based compensation.

Pro forma information regarding net income and net earnings per share is required by SFAS No. 123, "Accounting for Stock-Based Compensation", and has been determined as if the Company had accounted for its employee options under the fair value method prescribed by that statement. The fair value for these options was estimated at the date of grant using the Black-Scholes option pricing model with the following assumptions:

	Nine months ended September 30,
	2005	2004
	Unaudited
Risk free interest rate	3.8%	2.7%
Dividend yield	0%	0%
Volatility factor	0.398	0.457
Expected life of the options	3	3

NICE SYSTEMS LTD. AND SUBSIDIARIES

NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS
U.S. dollars in thousands (except share data)

NOTE 2: – SIGNIFICANT ACCOUNTING POLICIES (Cont.)

Pro forma information under SFAS No. 123:

	Nine months ended September 30,
	2005	2004
	Unaudited

Net income as reported	$20,446	$15,537
Add: Stock-based compensation expense included in the determination of net income as reported	—	—
Deduct: Stock-based compensation expense determined under fair value method for all awards	(6,141)	(5,477)
Pro forma net income	$14,305	$10,060
Basic net earnings per share as reported	$1.09	$0.89
Diluted net earnings per share as reported	$1.01	$0.84
Pro forma basic net earnings per share	$0.76	$0.58
Pro forma diluted net earnings per share	$0.71	$0.55

d.	Recently issued accounting pronouncements:

On December 16, 2004, the Financial Accounting Standards Board ("FASB") issued Statement No. 123 (revised 2004), "Share-Based Payment" ("Statement 123R"), which revises the previously effective SFAS No. 123 and supersedes APB No. 25, and on March 29, 2005 the Securities and Exchange Commission issued Staff Accounting Bulletin ("SAB") No. 107, "Share-Based Payment". These pronouncements address the accounting for share-based payment transactions in which the enterprise receives employee services in exchange for either equity instruments of the enterprise or liabilities that are based on the fair value of the enterprise's equity instruments or that may be settled by the issuance of such equity instruments. Generally the approach in Statement 123R is similar to the approach described in Statement 123, however, Statement 123 permitted, but not required, share-based payments to employees to be recognized based on their fair values while Statement 123R requires all share-based payments to employees to be recognized based on their fair values. Statement 123R also revises, clarifies and expands guidance in several areas, including measuring fair value, classifying an award as equity or as a liability and attributing compensation cost to reporting periods. The new Standard will be effective for the Company in the first interim period beginning after December 15, 2005. The adoption of Statement 123R will have a significant effect on the Company's results of operations.

In November 2004, the FASB issued SFAS No. 151, "Inventory Costs, an Amendment of ARB No. 43, Chapter 4". SFAS No. 151 amends Accounting Research Bulletin ("ARB") No. 43, Chapter 4, to clarify that abnormal amounts of idle facility expense, freight handling costs and wasted materials (spoilage) should be recognized as current-period charges. In addition, SFAS No. 151 requires that the allocation of fixed

NICE SYSTEMS LTD. AND SUBSIDIARIES

NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS
U.S. dollars in thousands (except share data)

NOTE 2: – SIGNIFICANT ACCOUNTING POLICIES (Cont.)

production overheads to the costs of conversion be based on the normal capacity of the production facilities. SFAS No. 151 is effective for inventory costs incurred during fiscal years beginning after June 15, 2005. The Company does not expect that the adoption of SFAS No. 151 will have a material effect on its financial position or results of operations.

NOTE 3: –	INVENTORIES

September 30, 2005
Unaudited

Raw materials	$1,226
Work-in-progress	50
Finished goods	21,028
$22,304

NOTE 4: –	CONTINGENT LIABILITIES

a.	Legal proceedings

1.	On October 19, 2004, CipherActive filed an action against the Company in the District Court of Tel Aviv, State of Israel. In this lawsuit, CipherActive claimed that under a development agreement with the Company, it is entitled to receive license fees in respect of certain software that it allegedly developed for the Company and which has been embedded in one of the Company's products. CipherActive claimed that it is entitled to license fees in the amount of $ 600, in addition to the amount of $ 100 already paid to CipherActive by the Company in respect of such license fees. In the Company's statement of defense it claimed that the software developed by CipherActive under the agreement has not been successful in the market, is no longer embedded in the Company's product and, therefore, CipherActive is not entitled to any additional license fees.

2.	In July 2004, the Company's wholly owned subsidiary, STS Software Systems Ltd. ("STS"), filed a lawsuit in the U.S. District Court for the Southern District of New York charging Witness Systems, Inc. ("Witness") with infringement of one of the Company's VoIP patents in the U.S, by marketing and selling products that incorporate methods of detecting, monitoring and recording information - all fully protected by that patent. STS is seeking an injunction against Witness, preventing the sale of any solution that infringes the Company's patent. On the same day that STS commenced this lawsuit, Witness filed a declaratory judgment action against STS in the U.S. District Court for the Northern District of Georgia, alleging that the same patent is invalid and not infringed. The lawsuit begun by STS in New York was subsequently transferred to the Federal Court in Georgia and has been consolidated with the case brought by Witness. In July, 2005, STS was granted leave to supplement its complaint to assert that Witness also infringes three other VoIP patents which were recently issued to STS. Witness has responded by filing counterclaims asserting that those patents are invalid and not infringed.

NICE SYSTEMS LTD. AND SUBSIDIARIES

NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS
U.S. dollars in thousands (except share data)

NOTE 4: –	CONTINGENT LIABILITIES (Cont.)

In August 2004, Witness filed a patent infringement action in the Federal Court for the Northern District of Georgia against the Company's wholly owned subsidiary NICE Systems, Inc. Witness subsequently filed an identical action in February 2005 against NICE in the same court. The two actions were consolidated in March 2005. Witness accuses the Company of infringing two U.S patents relating to certain technology used with some of the Company's products. Witness is requesting a permanent injunction against alleged future infringement and damages for past alleged infringement. The Company has responded to Witness' claims and has asserted that the patents are invalid and not infringed. At this stage, the Company cannot predict the outcome of the case, nor can it make any estimate of the amount of damages, if any, for which it would be held responsible in the event of a negative conclusion to the claim.

3.	The U.S Consumer Product Safety Commission has brought to the Company's attention and provided it an opportunity to comment on an alleged incident of a fire allegedly involving a NICE product used in a school building in the Evesham New Jersey School District. The Company has retained specialized counsel and engineering consultants and has investigated this matter. The Company's outside counsel has advised, based on the results of the investigation, that a formal response to the Commission is not necessary and that the Commission is not conducting a formal investigation of the Company. Therefore, this is not a pending case.

4.	The Company is currently in dispute with Origin Data Realisation Limited (Origin) relating to the terms of license of software supplied by Origin and incorporated within the Company's Wordnet Series 3 voice recorder and certain other matters. Origin and the Company agreed to submit the disputes to mediation and, accordingly, attended a mediation on 25 July 2005. The mediation did not result in a resolution of the disputes but the parties have continued to negotiate for the purpose of reaching settlement. To date, no formal legal proceedings have been issued by either side.

NOTE 5: –	GEOGRAPHIC INFORMATION

a.	Summary information about geographic areas:

The Company manages its business on a basis of one reportable segment. See Note 1a for a brief description of the Company's business. Total revenues are attributed to geographic areas based on the location of end customers.

The following presents total revenues and long-lived assets for the nine months ended September 30, 2005 and 2004 and as of September 30, 2005 and 2004, respectively:

NICE SYSTEMS LTD. AND SUBSIDIARIES

NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS
U.S. dollars in thousands (except share data)

NOTE 5: –	GEOGRAPHIC INFORMATION (Cont.)

	September 30, 2005		September 30, 2004
	Unaudited		Unaudited
	Total revenues	Long-lived assets	Total revenues	Long-lived assets
Americas	$111,353	$42,388	$88,905	$10,106
EMEA (*	71,365	24,305	65,398	18,572
Far East	36,037	2,294	26,656	133
Israel	2,314	22,283	2,165	27,094

	$221,069	$91,270	$183,124	$55,905

*) Includes Europe, the Middle East (excluding Israel) and Africa.

b.	Product lines:

Total revenues from external customers on the basis of the Company's product lines are as follows:

	Nine months ended September 30,
	2005	2004
	Unaudited

Enterprise Interaction Solutions	$168,324	$139,707
Public Safety and Security sector	52,745	43,417

	$221,069	$183,124
c. Major customers data as a percentage of total revenues:
Customer A	22.0%	18.6%

NICE SYSTEMS LTD. AND SUBSIDIARIES

NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS
U.S. dollars in thousands (except share data)

NOTE 6: –	EARNINGS PER SHARE

The following table sets forth the computation of basic and diluted net earnings per share:

1.	Numerator:

	Nine months ended September 30,
	2005	2004
	Unaudited
Numerator for basic and diluted net earnings per share -
Net income from continuing operations	$20,446	$12,301
Net income from discontinued operation	—	3,236
Net income available to Ordinary shareholders	$20,446	$15,537
2. Denominator (in thousands):
Denominator for basic net earnings per share -
Weighted average number of shares	18,768	17,365

Effected of dilutive securities:
Add – Employee stock options	1,536	1,184
Add – Employee Stock Purchase Plan	2	8
Denominator for diluted net earnings per share - adjusted weighted average shares assuming exercise of options	20,306	18,557

NOTE 7: –	TOTAL COMPREHENSIVE INCOME

	Nine months ended September 30,
	2005	2004
	Unaudited

Net income	$20,446	$15,537
Unrealized gains (losses) on derivative instruments, net	(153)	17
Foreign currency translation adjustments	(2,049)	192
Total comprehensive income	$18,244	$15,746

NOTE 8: –	SUBSEQUENT EVENT

On November 17, 2005, the Company signed an agreement to acquire all of the outstanding shares of FAST Video Security AG, a Switzerland-based developer of innovative video systems for security and surveillance purposes. Under the agreement, the Company acquired FAST Video Security AG for $ 21,000 in cash at closing, with potential earn out based on performance milestones amounting to a maximum of $ 12,000 payable over the next three years.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders of

NICE SYSTEMS LTD.

We have audited the accompanying consolidated balance sheets of NICE Systems Ltd. ("the Company") and subsidiaries as of December 31, 2003 and 2004, and the related consolidated statements of operations, changes in shareholders' equity and cash flows for each of the three years in the period ended December 31, 2004. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company's internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above, present fairly, in all material respects, the consolidated financial position of the Company and subsidiaries as of December 31, 2003 and 2004, and the consolidated results of their operations and cash flows for each of the three years in the period ended December 31, 2004, in conformity with accounting principles generally accepted in the United States.

Tel-Aviv, Israel  KOST FORER GABBAY & KASIERER

February 2, 2005  A Member of Ernst & Young Global

NICE SYSTEMS LTD. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
U.S. dollars in thousands

	December 31,
	2003	2004
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$29,859	$26,579
Short-term bank deposits	189	175
Marketable securities	17,187	24,348
Trade receivables (net of allowance for doubtful accounts of $ 2,284 and $2,661 in 2003 and 2004, respectively)	45,973	46,407
Other receivables and prepaid expenses	7,366	7,937
Related party receivables	4,013	—
Inventories	12,634	12,615
Assets of discontinued operation	3,945	652

Total current assets	121,166	118,713

LONG-TERM INVESTMENTS:
Long-term marketable securities	60,034	114,805
Investment in affiliates	1,200	1,200
Severance pay fund	6,155	7,356
Long-term receivables and prepaid expenses	729	854

Total long-term investments	68,118	124,215

PROPERTY AND EQUIPMENT, NET	18,627	16,981

OTHER INTANGIBLE ASSETS, NET	16,193	12,665

GOODWILL	25,311	25,745

Total assets	$249,415	$298,319

The accompanying notes are an integral part of the consolidated financial statements.

NICE SYSTEMS LTD. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
U.S. dollars in thousands (except share data)

	December 31,
	2003	2004
LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
Trade payables	$15,744	$11,975
Accrued expenses and other liabilities	47,370	55,302
Liabilities of discontinued operation	1,878	8

Total current liabilities	64,992	67,285

LONG-TERM LIABILITIES:
Accrued severance pay	6,925	8,163
Other long-term liabilities	667	—

Total long-term liabilities	7,592	8,163

COMMITMENTS AND CONTINGENT LIABILITIES

SHAREHOLDERS' EQUITY:
Share capita –
Ordinary shares of NIS 1 par value:
Authorized: 50,000,000 shares as of December 31, 2003 and 2004;
Issued and outstanding: 16,748,953 and 18,180,260 shares as of December 31, 2003 and 2004, respectively	5,142	5,464
Additional paid-in capital	224,855	244,400
Accumulated other comprehensive income	3,888	5,506
Accumulated deficit	(57,054)	(32,499)

Total shareholders' equity	176,831	222,871

Total liabilities and shareholders' equity	$249,415	$298,319

The accompanying notes are an integral part of the consolidated financial statements.

NICE SYSTEMS LTD. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS
U.S. dollars in thousands (except per share data)

	Year ended December 31,
	2002	2003	2004
Revenues:
Products	$127,896	$168,055	$182,616
Services	27,445	56,203	70,027
Total revenues	155,341	224,258	252,643

Cost of revenues:
Products	55,453	64,231	64,432
Services	26,054	42,084	49,876

Total cost of revenues	81,507	106,315	114,308
Gross profit	73,834	117,943	138,335

Operating expenses:
Research and development, net	17,122	22,833	24,866
Selling and marketing	38,743	53,701	62,172
General and administrative	23,806	29,840	31,269
Goodwill impairment	28,260	—	—
Restructuring expenses, in-process research and development write-off, settlement of litigation and other	832	7,082	—

Total operating expenses	108,763	113,456	118,307
Operating income (loss)	(34,929)	4,487	20,028
Financial income, net	3,992	2,034	3,556
Other income (expenses), net	(4,065)	292	54
Income (loss) before taxes on income	(35,002)	6,813	23,638
Taxes on income	350	1,205	2,319
Net income (loss) from continuing operations	(35,352)	5,608	21,319
Net income from discontinued operation	1,370	1,483	3,236
Net income (loss)	$(33,982)	$7,091	$24,555

Net earnings (loss) per share:
Basic:
Continuing operations	$(2.56)	$0.35	$1.22
Discontinued operation	0.10	0.09	0.18
	$(2.46)	$0.44	$1.40
Diluted:
Continuing operations	$(2.56)	$0.33	$1.14
Discontinued operation	0.10	0.09	0.17
Net earnings (loss)	$(2.46)	$0.42	$1.31

The accompanying notes are an integral part of the consolidated financial statements.

NICE SYSTEMS LTD. AND SUBSIDIARIES

STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
U.S. dollars in thousands

	Share capital	Additional paid-in capital	Deferred stock compensation	Accumulated other comprehensive income (loss)	Accumulated deficit	Total comprehensive income (loss)	Total shareholders' equity
Balance as of January 1, 2002	$4,398	$192,845	$(24)	$(38)	$(30,163)		$167,018
Issuance of shares of ESPP	28	1,355	—	—	—		1,383
Issuance of shares in respect of the acquisition of CPS	11	458	—	—	—		469
Issuance of shares in respect of the acquisition of TCS	458	17,593	—	—	—		18,051
Issuance of shares in respect of the acquisition of SCI	*)—	29	—	—	—		29
Amortization of deferred stock compensation	—	—	12	—	—		12
Exercise of share options	13	723	—	—	—		736
Comprehensive loss:
Foreign currency translation adjustments	—	—	—	793	—	$793	793
Unrealized gains on derivative instruments, net	—	—	—	27	—	27	27
Net loss	—	—	—	—	(33,982)	(33,982)	(33,982)
Total comprehensive loss						$(33,162)
Balance as of December 31, 2002	4,908	213,003	(12)	782	(64,145)		154,536
Issuance of shares of ESPP	49	1,470	—	—	—		1,519
Amortization of deferred stock compensation	—	—	12	—	—		12
Exercise of share options	185	10,382	—	—	—		10,567
Comprehensive income:
Foreign currency translation adjustments	—	—	—	3,031	—	$3,031	3,031
Unrealized gains on derivative instruments, net	—	—	—	75	—	75	75
Net income	—	—	—	—	7,091	7,091	7,091
Total comprehensive income						$10,197
Balance as of December 31, 2003	5,142	224,855	—	3,888	(57,054)		176,831
Issuance of shares of ESPP	31	2,234	—				2,265
Exercise of share options	291	17,311	—				17,602
Comprehensive income:
Foreign currency translation adjustments	—	—	—	1,617	—	$1,617	1,617
Unrealized gains on derivative instruments, net	—	—	—	1	—	1	1
Net income	—	—	—	—	24,555	24,555	24,555

Total comprehensive income						$26,173
Balance as of December 31, 2004	$5,464	$244,400	$—	$5,506	$(32,499)		$222,871
Accumulated unrealized gains on derivative instruments				$65
Accumulated foreign currency translation adjustments				5,441
Accumulated other comprehensive income as of December 31, 2004				$5,506

*)	Represents an amount lower than $ 1.

The accompanying notes are an integral part of the consolidated financial statements.

NICE SYSTEMS LTD. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
U.S. dollars in thousands

	Year ended December 31,
	2002	2003	2004
Cash flows from operating activities:
Net income (loss)	$(33,982)	$7,091	$24,555
Less: net income from discontinued operation	(1,370)	(1,483)	(3,236)

Net income (loss) from continuing operations	(35,352)	5,608	21,319
Adjustments required to reconcile net income (loss) from continuing operations to net cash provided by operating activities from continuing operations:
Depreciation and amortization	15,248	17,617	13,793
In-process research and development write-off	1,270	—	—
Stock compensation in respect of CPS acquisition	469	—	—
Amortization of deferred stock compensation	12	12	—
Accrued severance pay, net	(399)	124	37
Goodwill impairment	28,260	—	—
Impairment of investment in affiliate	229	—	—
Amortization of premium (accretion of discount) and accrued interest on held-to-maturity marketable securities	915	1,459	1,205
Decrease (increase) in trade receivables	(1,523)	3,901	(585)
Decrease (increase) in other receivables and prepaid expenses	(1,281)	1,208	(549)
Decrease (increase) in inventories	4,025	1,515	(122)
Decrease (increase) in long-term receivables and prepaid expenses	(483)	39	(105)
Increase (decrease) in trade payables	2,895	(104)	(3,761)
Increase in accrued expenses and other liabilities	2,051	4,819	13,043
Increase in long-term liabilities related to legal settlement	—	667	—
Other	315	(5)	(7)

Net cash provided by operating activities from continuing operations	16,651	36,860	44,268

Net cash provided by operating activities from discontinued operation	3,462	1,316	750

Net cash provided by operating activities	20,113	38,176	45,018

The accompanying notes are an integral part of the consolidated financial statements.

NICE SYSTEMS LTD. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS—(CONTINUED)
U.S. dollars in thousands

	Year ended December 31,
	2002	2003	2004
Cash flows from investing activities:
Purchase of property and equipment	(5,322)	(5,492)	(6,701)
Proceeds from sale of property and equipment	557	747	89
Purchase of other intangible assets	(610)	—	—
Investment in marketable securities	(16,936)	(72,077)	(122,192)
Proceeds from maturity of marketable securities	29,492	33,997	17,710
Proceeds from sale and call of held-to-maturity marketable securities	820	8,500	41,345
Investment in short-term bank deposits	(150)	(132)	(129)
Proceeds from short-term bank deposits	265	165	149
Payment for the acquisition of certain assets and liabilities of TCS (a)	(31,480)	(316)	—
Decrease in accrued acquisition costs	(214)	(3,008)	(75)
Payment in respect of terminated contract from TCS acquisition	—	(6,518)	(5,249)
Decrease in related party receivables from TCS acquisition	—	6,635	4,013
Capitalization of software development costs	(4,609)	(2,291)	(1,305)
Net cash used in investing activities from continuing operations	(28,187)	(39,790)	(72,345)
Net cash provided by (used in) investing activities from discontinued operation	(117)	(52)	4,136
Net cash used in investing activities	(28,304)	(39,842)	(68,209)
Cash flows from financing activities:
Proceeds from issuance of shares upon exercise of options and ESPP, net	2,119	12,086	19,867
Short-term bank credit, net	24	(24)	—
Net cash provided by financing activities	2,143	12,062	19,867
Effect of exchange rate changes on cash	73	182	44
Increase (decrease) in cash and cash equivalents	(5,975)	10,578	(3,280)
Cash and cash equivalents at the beginning of the year	25,256	19,281	29,859
Cash and cash equivalents at the end of the year	$19,281	$29,859	$26,579
Supplemental disclosure of cash flows activities:
Cash paid during the year for:
Income taxes	$445	$564	$598

The accompanying notes are an integral part of the consolidated financial statements.

NICE SYSTEMS LTD. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
U.S. dollars in thousands

		Year ended December 31,
		2002	2003	2004

(a)	Payment for the acquisition of certain assets and liabilities of TCS:

	Fair value of assets acquired and liabilities assumed at the acquisition date:

	Working capital (excluding cash and cash equivalents)	$8,347	$—
	Related party receivables	12,804	—
	Property and equipment	7,616	—
	Other intangible assets	9,320	—
	In-process research and development	1,270	—
	Other long-term liability	(13,500)	—
	Goodwill	26,682	416

		52,539	416
	Less – amount acquired by issuance of shares	(18,051)	—
	Less – accrued acquisition costs	(3,008)	(100)

		$31,480	$316
Non-cash activities:
(a)	Issuance of additional shares related to settlement of SCI acquisition:

	Goodwill	$29

(b)	Adjustments of goodwill in respect of TCS acquisition:

	Related party receivables		$2,156
	Accrued expenses and other liabilities		(319)
	Other long-term liability		(5,162)
			$(3,325)

(c)	Adjustment of goodwill in respect of discontinued operation sale			$(250)

The accompanying notes are an integral part of the consolidated financial statements.

NICE SYSTEMS LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
U.S. dollars in thousands

NOTE 1: – GENERAL

a.	General:

NICE Systems Ltd. ("NICE") and subsidiaries (collectively – "the Company") develop, market and support integrated, scalable multimedia digital recording platforms, enhanced software applications and related professional services. These solutions capture and analyze unstructured (non-transaction) data and convert it for business and security performance management applications. The Company's solutions capture multiple forms of interaction, including voice, fax, email, web chat, radio, and video transmissions over wire line, wireless, packet telephony, terrestrial trunk radio and data networks.

The Company's products are based on two types of recording platforms - audio and video. The Company's solutions are offered to various vertical markets in two major sectors: (1) the Enterprise Interaction Solutions Sector – contact centers and trading floors and (2) the Public Safety and Security Sector - safety organizations, transportation, corporate security, gaming and correctional facilities and government and intelligence agencies.

The Company's products are sold primarily through a global network of distributors, system integrators and strategic partners; a portion of product sales and most services are sold directly to end-users.

The Company's markets are located primarily in North America, EMEA and the Far East.

The Company depends on a limited number of contract manufacturers for producing its products. If any of these manufacturers become unable or unwilling to continue to manufacture or fail to meet the quality or delivery requirements needed to satisfy the Company's customers, it could result in the loss of sales, which could adversely affect the Company's results of operations and financial position.

The Company relies upon a number of independent distributors to market, sell and service its products in certain markets. If the Company is unable to effectively manage and maintain relationships with its distributors, or to enter into similar relationships with others, its ability to market and sell its products in these markets will be affected. In addition, a loss of a major distributor, or any event negatively affecting such distributors' financial condition, could cause a material adverse effect on the Company's results of operations and financial position. As for major customer data, see Note 16c.

b.	Disposal by sale of the COMINT/DF operation:

In the fourth quarter of 2003, the Company reached a definitive agreement to sell the assets and liabilities of its COMINT/DF military-related business to ELTA Systems Ltd. for $ 4,000 in cash. On March 31, 2004, the Company completed the sale of the COMINT/DF operation. The COMINT/DF business was treated as a discontinued operation in the financial statements.

The Company's balance sheets at December 31, 2003 and 2004 reflect the assets and liabilities of the COMINT/DF operation, as assets and liabilities of the discontinued operation within current assets and current liabilities.

NICE SYSTEMS LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
U.S. dollars in thousands

NOTE 1: – GENERAL (Cont.)

The carrying amounts of the major classes of assets and liabilities included as part of the discontinued operation are:

	December 31,
	2003	2004
Trade receivables	$2,839	$652
Other receivables and prepaid expenses	207	—
Severance pay fund	687	—
Property and equipment, net	212	—
Assets of discontinued operation	$3,945	$652
Trade payables	$66	$—
Accrued expenses and other liabilities	982	8
Accrued severance pay	830	—
Liabilities of discontinued operation	$1,878	$8

Summarized selected financial information of the discontinued operation is as follows:

	Year ended December 31,
	2002	2003	2004
Revenues	$7,164	$6,510	$ 816
Net income	$1,370	$1,483	$ *) 3,236

*)	Includes gain from the sale in the amount of $ 3,286.

c.	Acquisition of Thales Contact Solutions:

In November 2002, the Company acquired certain assets and assumed certain liabilities of Thales Contact Solutions ("TCS") for an aggregate consideration of $ 52,539 including the issuance of 2,187,500 American Depositary Shares ("ADSs") of NICE valued at $ 18,051. TCS is a developer of customer-facing technology for Public Safety, Wholesale Trading and Call Centers, based in the United Kingdom. The acquisition was accounted for by the purchase method and accordingly, the purchase price has been allocated according to the estimated fair value of the assets acquired and liabilities assumed of TCS. The value of the shares issued was determined based on the market price of NICE's shares on the acquisition date. The results of TCS's operations have been included in the consolidated financial statements since November 2, 2002 ("the closing date").

With the acquisition of TCS, the Company significantly expanded its customer base, presence in Europe, and its network of distributors and partners. Additionally, the Company broadened its product offerings and global professional services team.

In the fourth quarter of 2002, the Company recorded a current liability of $ 2,800 and a long-term liability of $ 13,500 reflecting estimation of obligations under a long-term contract assumed by the Company in the TCS acquisition for which no future benefit exists. During the second quarter of 2003, the Company signed an agreement to amend and terminate the above mentioned agreement as of November

NICE SYSTEMS LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
U.S. dollars in thousands

NOTE 1: – GENERAL (Cont.)

2004. The cost to the Company under the termination agreement was $ 5,162 less than the amount provided in respect of the above mentioned agreement at the acquisition date. Consequently, goodwill has been reduced by $ 5,162.

Under the terms of the agreement, the initial cash portion of the purchase price was adjusted downward in 2002 by $ 12,804 in respect of the actual net value of assets acquired and 2002 sales of TCS. Thales disputed the net asset value at closing and in September 2003 the parties submitted the matter to binding arbitration by an independent accountant. In December 2003, an arbitration award was issued, according to which the related party receivables from Thales should be reduced by $ 2,156. The Company recorded the $ 2,156 as addition to goodwill in the fourth quarter of 2003. Due to the arbitration award and additional acquisition costs incurred during 2003, the acquisition cost totaled $ 42,307 as of December 31, 2003.

The following table summarizes the fair values of the assets acquired and liabilities assumed:

Trade receivables	$15,808
Other receivables and prepaid expenses	1,448
Inventories	6,776
Property and equipment	7,616
In-process research and development	1,270
Trademarks	1,040
Core technology	1,620
Distribution network	6,160
Maintenance contracts	500
Goodwill	23,773

Total assets acquired	66,011

Trade payables	(1,747)
Accrued expenses and other liabilities	(13,619)
Long-term liability	(8,338)

Total liabilities assumed	(23,704)

Net assets acquired	$42,307

Other intangible assets with definite life in the amount of $ 3,160 are amortized using the straight-line method at annual weighted average rate of 29%.

The $ 1,270 assigned to in-process research and development was written off at the acquisition date in accordance with FASB Interpretation ("FIN") No. 4, "Applicability of FASB Statement No. 2 to Business Combinations Accounted for by the Purchase Method".

The following represents the unaudited pro-forma condensed results of operations for the year ended December 31, 2002, assuming that the acquisition occurred on January 1, 2002. The pro-forma information is not necessarily indicative of the results

NICE SYSTEMS LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
U.S. dollars in thousands

NOTE 1: – GENERAL (Cont.)

of operations, which actually would have occurred if the acquisition had been consummated on January 1, 2002, nor does it purport to represent the results of operations for future periods.

Year ended December 31, 2002
Revenues	$206,838
Net loss	$(53,821)
Basic and diluted net loss per share	$(3.45)

The condensed results of operations of TCS are based on the results of operations of TCS for the period from January 1, 2002 to November 2, 2002 (the closing date), which were prepared by TCS's management and were submitted to the Company as part of the acquisition.

d.	Acquisition of CenterPoint Solutions Inc.:

In April 2000, the Company acquired all of the outstanding capital stock of CenterPoint Solutions Inc. ("CPS") for a total consideration of $ 12,886 including the issuance of 200,000 ADSs of NICE of which 50,000 were deemed target shares ("the target shares") contingent upon the achievement of certain objectives. The acquisition was accounted for by the purchase method and accordingly, the purchase price has been allocated according to the estimated fair value of the assets acquired and liabilities assumed of CPS.

CPS is a developer of Internet-based applications for statistical monitoring, digital recording and automatic customer surveys for customer contact centers.

On March 19, 2002, Mr. Chapiewski, a former shareholder of CPS, filed an action against the Company by complaint. In this complaint, Mr. Chapiewski alleged that the Company violated Sections 604(3) and 604(4) of the Colorado Securities Act, committed common law fraud and negligent misrepresentation, and breached representations and warranties in the agreement relating to the CPS acquisition, by misrepresenting to Mr. Chapiewski, either affirmatively or through omissions, the Company's financial results and value of securities. Mr. Chapiewski also claimed that NICE Centerpoint breached severance provisions of an employment agreement with him in the amount of $ 80. Mr. Chapiewski sought damages in an unspecified amount. On November 25, 2002, the Company settled the claim with Mr. Chapiewsky, without any admission of liability or wrongdoing on its part, for an amount of $ 3,000 and the release from escrow of the target shares valued at $ 469. The settlement agreement resulted in a one-time charge to other expenses of $ 3,469 in 2002, of which $ 300 was recovered from insurance proceeds in 2003.

NOTE 2: – SIGNIFICANT ACCOUNTING POLICIES

The consolidated financial statements were prepared in accordance with United States Generally Accepted Accounting Principles ("U.S. GAAP").

a.	Use of estimates:

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that

NICE SYSTEMS LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
U.S. dollars in thousands

NOTE 2: – SIGNIFICANT ACCOUNTING POLICIES (Cont.)

affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

b.	Financial statements in United States dollars:

The currency of the primary economic environment in which the operations of NICE and certain subsidiaries are conducted is the U.S. dollar ("dollar"); thus, the dollar is the functional currency of NICE and certain subsidiaries.

NICE and certain subsidiaries' transactions and balances denominated in dollars are presented at their original amounts. Non-dollar transactions and balances have been remeasured to dollars in accordance with Statement of Financial Accounting Standards ("SFAS") No. 52, "Foreign Currency Translation". All transaction gains and losses from remeasurement of monetary balance sheet items denominated in non-dollar currencies are reflected in the statements of operations as financial income or expenses, as appropriate.

For those subsidiaries whose functional currency has been determined to be their local currency, assets and liabilities are translated at year-end exchange rates and statement of operations items are translated at average exchange rates prevailing during the year. Such translation adjustments are recorded as a separate component of accumulated other comprehensive income (loss) in shareholders' equity.

c.	Principles of consolidation:

Intercompany transactions and balances have been eliminated upon consolidation.

d.	Cash equivalents:

The Company considers short-term unrestricted highly liquid investments that are readily convertible into cash, purchased with maturities of three months or less to be cash equivalents.

e.	Short-term bank deposits:

Bank deposits with maturities of more than three months but less than one year are included in short-term bank deposits. Such short-term bank deposits are stated at cost.

f.	Marketable securities:

The Company accounts for investments in debt securities in accordance with SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities".

Management determines the appropriate classification of its investments in debt securities at the time of purchase and reevaluates such determinations at each balance sheet date.

Debt securities are classified as held-to-maturity when the Company has the positive intent and ability to hold the securities to maturity and are stated at amortized cost. The cost of held-to-maturity securities is adjusted for amortization of premiums and accretion of discounts to maturity. Such amortization, accretion, decline in value judged to be other than temporary, and interest are included in financial income or expenses, as appropriate.

Interest income resulting from investments in structured notes that are classified as held to maturity is accounted for under the provision of EITF No. 96-12,

NICE SYSTEMS LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
U.S. dollars in thousands

NOTE 2: – SIGNIFICANT ACCOUNTING POLICIES (Cont.)

"Recognition of Interest Income and Balance Sheet Classification of Structured Notes". Under Emerging Issues Task Force ("EITF") No. 96-12, the retrospective interest method is used for recognizing interest income.

Auction rate securities are classified as available-for-sale and accordingly, these securities are stated at fair value. Realized gains and losses on sales of securities, as determined on a specific identification basis, are included in the consolidated statement of operations.

g.	Inventories:

Inventories are stated at the lower of cost or market value. The cost of raw materials and work-in-progress is determined by the "average cost" method, and the cost of finished goods on the basis of costs charged by third party manufacturer.

Inventory provisions are provided to cover risks arising from slow-moving items, technological obsolescence, excess inventories, discontinued products and for market prices lower than cost. Inventory provisions for 2002, 2003 and 2004, were $ 1,650, $ 2,368 and $ 2,822, respectively, and have been included in cost of revenues.

h.	Investment in affiliates:

The investments in affiliated companies are stated at cost, since the Company does not have the ability to exercise significant influence over operating and financial policies of those investees.

The Company's investment in affiliates is reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the investment may not be recoverable. In 2002, an impairment loss had been identified in the amount of $ 229.

i.	Property and equipment, net:

Property and equipment are stated at cost, net of accumulated depreciation.

Depreciation is calculated using the straight-line method over the estimated useful lives of the assets, at the following annual rates:

%
Computers and peripheral equipment	33
Office furniture and equipment	6 – 15
Motor vehicles	15

Leasehold improvements are amortized by the straight-line method over the term of the lease or the estimated useful life of the improvements, whichever is shorter.

j.	Other intangible assets, net:

Intangible assets are amortized over their useful lives using a method of amortization that reflects the pattern in which the economic benefits of the intangible assets are consumed or otherwise used, in accordance with SFAS No. 142, "Goodwill and Other Intangible Assets".

NICE SYSTEMS LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
U.S. dollars in thousands

NOTE 2: – SIGNIFICANT ACCOUNTING POLICIES (Cont.)

Amortization is calculated using the straight-line method over the estimated useful lives at the following annual rates:

Weighted average %
Capitalized software development costs (see o)	33
Core technology	28
Trademarks	34
Maintenance contracts	33

In accordance with the requirement of SFAS No. 142, intangible assets deemed to have indefinite lives are no longer amortized after January 1, 2002. The distribution network is deemed to have an indefinite useful life because it is expected to generate cash flows indefinitely. In accordance with SFAS No. 142, the Company evaluates the remaining useful life each year to determine whether events and circumstances continue to support an indefinite useful life. The Company performed annual impairment test in 2004, and did not identify any impairment.

k.	Impairment of long-lived assets:

The Company's long-lived assets and certain identifiable intangibles are reviewed for impairment in accordance with SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of the assets to the future undiscounted cash flows expected to be generated by the assets. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. In 2004, no impairment indicators have been identified.

l.	Goodwill:

Goodwill represents the excess of the cost over the fair value of the net assets of businesses acquired. Under SFAS No. 142, goodwill acquired in a business combination consummated on or after July 1, 2001, is not amortized. Goodwill arising from acquisitions prior to July 1, 2001 was amortized until December 31, 2001 on a straight-line basis over 10 years.

SFAS No. 142 requires goodwill to be tested for impairment at least annually or between annual tests in certain circumstances, and written down when impaired, rather than amortized as previous accounting standards required. Goodwill is tested for impairment by comparing the fair value of the reporting unit with its carrying value. Fair value is determined using discounted cash flows and market capitalization. Significant estimates used in the fair value methodologies include estimates of future cash flows, future growth rates and the weighted average cost of capital of the reporting unit. The Company performed annual impairment tests during the fourth quarter of 2002, 2003 and 2004, and recognized impairment losses of $ 28,260, $ 0 and $ 0, respectively.

NICE SYSTEMS LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
U.S. dollars in thousands

NOTE 2: – SIGNIFICANT ACCOUNTING POLICIES (Cont.)

m.	Revenue recognition:

The Company generates revenues from sales of products, which include hardware and software, software licensing, professional services and maintenance.

The Company sells its products indirectly through a global network of distributors, system integrators and strategic partners, all of whom are considered end-users, and through its direct sales force.

Revenues from product sales and software license agreements are recognized when all criteria outlined in Statement Of Position ("SOP") 97-2, "Software Revenue Recognition" (as amended by SOP 98-9) are met. Revenue from products and license fees is recognized when persuasive evidence of an agreement exists, delivery of the product has occurred, the fee is fixed or determinable, no further obligations exist and collectibility is probable. Sales agreements with specific acceptance terms are not recognized until the customer has confirmed that the product or service has been accepted.

Where software license arrangements involve multiple elements, revenue is allocated to each element based on Vendor Specific Objective Evidence ("VSOE") of the relative fair values of each element in the arrangement, in accordance with the residual method. The Company's VSOE used to allocate the sales price to maintenance is based on the renewal percentage. Under the residual method, revenue is recognized for the delivered elements when (1) there is VSOE of the fair values of all the undelivered elements, and (2) all revenue recognition criteria of SOP 97-2, as amended, are satisfied. Under the residual method any discount in the arrangement is allocated to the delivered element.

The Company maintains a provision for product returns in accordance with SFAS No. 48, "Revenue Recognition When Right of Return Exists". The provision is estimated based on the Company's past experience and is deducted from revenues. Trade receivables as of December 31, 2003 and 2004, are presented net of provision for product returns in the amounts of $ 2,079 and $ 1,617, respectively.

Revenues from maintenance and professional services are recognized ratably over the contractual period or as services are performed.

Deferred revenue includes advances and payments received from customers, for which revenue has not yet been recognized.

n.	Warranty costs:

Provisions for warranty costs are made at the time revenues are recognized, for estimated costs during the warranty period based on the Company's experience. Provision for warranty as of December 31, 2003 and 2004, amounted to $ 446 and $ 498, respectively. A tabular reconciliation of the changes in the Company's aggregate product warranty liability was not provided due to immateriality.

o.	Research and development costs:

Research and development costs (net of grants and participations) incurred in the process of software production before establishment of technological feasibility, are charged to expenses as incurred. Costs of the production of a product master incurred subsequent to the establishment of technological feasibility are capitalized

NICE SYSTEMS LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
U.S. dollars in thousands

NOTE 2: – SIGNIFICANT ACCOUNTING POLICIES (Cont.)

according to the principles set forth in SFAS No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed". Based on the Company's product development process, technological feasibility is established upon completion of a detailed program design or a working model.

Costs incurred by the Company between completion of the detailed program design or working model and the point at which the product is ready for general release have been capitalized.

Capitalized software development costs are amortized commencing with general product release by the straight-line method over the estimated useful life of the software product.

p.	Income taxes:

The Company accounts for income taxes in accordance with SFAS No. 109, "Accounting for Income Taxes". This statement prescribes the use of the liability method whereby deferred tax asset and liability account balances are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. The Company provides a valuation allowance, if necessary, to reduce deferred tax assets to their estimated realizable value.

q.	Government grants:

Non-royalty bearing grants from the Government of Israel for funding research and development projects are recognized at the time the Company is entitled to such grants on the basis of the related costs incurred and recorded as a deduction from research and development costs.

r.	Concentrations of credit risk:

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalents, short-term bank deposits, trade receivables and marketable securities.

The Company's cash and cash equivalents and short-term bank deposits are invested in deposits mainly in dollars with major international banks. Such deposits in the United States may be in excess of insured limits and are not insured in other jurisdictions. Management believes that the financial institutions that hold the Company's investments are financially sound and, accordingly, minimal credit risk exists with respect to these investments.

The Company's trade receivables are derived from sales to customers located primarily in North America, EMEA and the Far East. The Company performs ongoing credit evaluations of its customers and obtains letter of credit and bank guarantees for certain receivables. Additionally, the Company insures certain of its receivables with a credit insurance company. An allowance for doubtful accounts is provided with respect to specific debts that the Company has determined to be doubtful of collection and a general provision on the remaining balance, based on the length of time the receivables are past due.

The Company's marketable securities include investment in U.S. corporate debentures, U.S. government debentures, structured notes and auction rate securities.

NICE SYSTEMS LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
U.S. dollars in thousands

NOTE 2: – SIGNIFICANT ACCOUNTING POLICIES (Cont.)

Management believes that the portfolio is well diversified, and accordingly, minimal credit risk exists with respect to those marketable securities.

The Company entered into forward contracts and option strategies (together: "derivative instruments") intended to protect against the increase in value of forecasted non-dollar currency cash flows and the increase/decrease in fair value of non-dollar liabilities/assets. The derivative instruments effectively hedge the Company's non-dollar currency exposure (see Note 10).

s.	Severance pay:

The Company's liability for severance pay for its Israeli employees is calculated pursuant to Israeli severance pay law based on the most recent monthly salary of the employees multiplied by the number of years of employment as of the balance sheet date. Employees are entitled to one month's salary for each year of employment, or a portion thereof. The Company's liability is fully provided by monthly deposits with insurance policies and severance pay funds and by an accrual.

The deposited funds include profits accumulated up to the balance sheet date. The deposited funds may be withdrawn only upon the fulfillment of the obligation pursuant to Israeli severance pay law or labor agreements. The value of the deposited funds is based on the cash surrender value of these policies and includes immaterial profits.

Severance pay expense for 2002, 2003 and 2004, was $ 1,869, $ 2,745 and $ 2,956, respectively.

t.	Basic and diluted net earnings (loss) per share:

Basic net earnings (loss) per share are computed based on the weighted average number of Ordinary shares outstanding during each year. Diluted net earnings (loss) per share are computed based on the weighted average number of Ordinary shares outstanding during each year plus dilutive potential equivalent Ordinary shares considered outstanding during the year, in accordance with SFAS No. 128, "Earnings Per Share".

The weighted average number of shares related to outstanding antidilutive options excluded from the calculations of diluted net earnings (loss) per share was 5,315,170, 1,935,692 and 1,094,775 for the years ended December 31, 2002, 2003 and 2004, respectively.

u.	Stock-based compensation:

The Company has elected to follow APB No. 25, "Accounting for Stock Issued to Employees" and FIN No. 44, "Accounting for Certain Transactions Involving Stock Compensation" in accounting for its employee stock option plan. Under APB No. 25, when the exercise price of the Company's options is less than the market value of the underlying shares on the date of grant, compensation expense is recognized and amortized ratably over the vesting period of the options.

The Company adopted the disclosure provisions of SFAS No. 148, "Accounting for Stock-Based Compensation – Transition and Disclosure", which amended certain provisions of SFAS No. 123. The Company continues to apply the provisions of APB No. 25, in accounting for stock-based compensation.

NICE SYSTEMS LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
U.S. dollars in thousands

NOTE 2: – SIGNIFICANT ACCOUNTING POLICIES (Cont.)

Pro forma information regarding net income (loss) and net earnings (loss) per share is required by SFAS No. 123, "Accounting for Stock-Based Compensation", and has been determined as if the Company had accounted for its employee options under the fair value method prescribed by that statement. The fair value for these options was estimated at the date of grant using the Black-Scholes option pricing model with the following assumptions:

	Year ended December 31,
	2002	2003	2004
Risk free interest rate	1.7%	1.8%	2.7%
Dividend yield	0%	0%	0%
Volatility factor	0.827	0.545	0.457
Expected life of the options	4.3	3	3

Black-Scholes pricing-model also was used to estimate the fair value of the ESPP compensation; assumptions are not provided due to the immateriality of the ESPP portion.

Pro forma information under SFAS No. 123:

	Year ended December 31,
	2002	2003	2004
Net income (loss) as reported	$(33,982)	$7,091	$24,555
Add: Stock-based compensation expense included in the determination of net income (loss) as reported	12	12	—
Deduct: Stock-based compensation expense determined under fair value method for all awards	(18,467)	(10,350)	(7,182)
Pro forma net income (loss)	$(52,437)	$(3,247)	$17,373
Basic net earnings (loss) per share as reported	$(2.46)	$0.44	$1.40
Diluted net earnings (loss) per share as reported	$(2.46)	$0.42	$1.31
Pro forma basic net earnings (loss) per share	$(3.80)	$(0.20)	$0.99
Pro forma diluted net earnings (loss) per share	$(3.80)	$(0.20)	$0.93

v.	Fair value of financial instruments:

The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments:

The carrying amount reported in the balance sheet for cash and cash equivalents, short-term bank deposits, trade receivables, short-term bank credit and trade payables approximates their fair value due to the short-term maturities of such instruments.

The fair value for marketable securities is based on quoted market prices and does not differ significantly from the carrying amount (see Note 3).

NICE SYSTEMS LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
U.S. dollars in thousands

NOTE 2: – SIGNIFICANT ACCOUNTING POLICIES (Cont.)

w.	Advertising expenses:

Advertising expenses are charged to expense as incurred. Advertising expenses for the years 2002, 2003 and 2004, was $ 1,760, $ 2,077 and $ 2,621, respectively.

x.	Derivatives and hedging activities:

SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" requires the Company to recognize all of its derivative instruments as either assets or liabilities on the balance sheet at fair value. The accounting for changes in the fair value (i.e., gains or losses) of a derivative instrument depends on whether it has been designated and qualifies as part of a hedging relationship and further, on the type of hedging relationship. For those derivative instruments that are designated and qualify as hedging instruments, a company must designate the hedging instrument, based upon the exposure being hedged, as a fair value hedge, cash flow hedge or a hedge of a net investment in a foreign operation.

For derivative instruments that are designated and qualify as a fair value hedge (i.e., hedging the exposure to changes in the fair value of an asset or a liability or an identified portion thereof that is attributable to a particular risk), the gain or loss on the derivative instrument as well as the offsetting loss or gain on the hedged item attributable to the hedged risk are recognized in the line item associated with the hedged item in earnings during the period of the change in fair values. For derivative instruments that are designated and qualify as a cash flow hedge (i.e., hedging the exposure to variability in expected future cash flows that is attributable to a particular risk), the effective portion of the gain or loss on the derivative instrument is reported as a component of accumulated other comprehensive income and reclassified into earnings in the line item associated with the hedged transaction in the period or periods during which the hedged transaction affects earnings. The remaining gain or loss on the derivative instrument in excess of the cumulative change in the present value of future cash flows of the hedged item, if any, is recognized in financial income/expense in the period of change.

y.	Impact of recently issued accounting standards:

On December 16, 2004, the Financial Accounting Standards Board (FASB) issued Statement No. 123 (revised 2004), "Share-Based Payment" ("Statement 123R"), which is a revision of FASB Statement No. 123, "Accounting for Stock-Based Compensation" ("Statement 123"). Generally, the approach in Statement 123R is similar to the approach described in Statement 123. However, Statements 123 permitted, but not required, share-based payments to employees to be recognized based on their fair values while Statement 123R requires all share-based payments to employees to be recognized based on their fair values. Statement 123R also revises, clarifies and expands guidance in several areas, including measuring fair value, classifying an award as equity or as a liability and attributing compensation cost to reporting periods. The new Standard will be effective for the Company in the first fiscal year beginning after June 15, 2005. The adoption of Statement 123R will have a significant effect on the Company's results of operations.

In November 2004, the FASB issued SFAS No. 151, "Inventory Costs, an Amendment of ARB No. 43, Chapter 4". SFAS No. 151 amends Accounting Research Bulletin ("ARB") No. 43, Chapter 4, to clarify that abnormal amounts of

NICE SYSTEMS LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
U.S. dollars in thousands

NOTE 2: – SIGNIFICANT ACCOUNTING POLICIES (Cont.)

idle facility expense, freight handling costs and wasted materials (spoilage) should be recognized as current-period charges. In addition, SFAS No. 151 requires that the allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. SFAS No. 151 is effective for inventory costs incurred during fiscal years beginning after June 15, 2005. The Company does not expect that the adoption of SFAS No. 151 will have a material effect on its financial position or results of operations.

z.	Reclassification:

Certain amounts from prior years have been reclassified to conform to the current year's presentation. The reclassification had no effect on previously reported net income (loss), shareholders' equity or cash flows.

NOTE 3: – MARKETABLE SECURITIES

a.	The following table summarizes amortized costs, gross unrealized gains and losses and estimated fair values of held-to-maturity marketable securities as of December 31, 2003 and 2004:

	Amortized cost		Gross unrealized gains		Gross unrealized losses		Estimated fair value
	December 31,		December 31,		December 31,		December 31,
	2003	2004	2003	2004	2003	2004	2003	2004
U.S. corporate debentures	$40,216	$37,968	$164	$1	$67	$368	$40,313	$37,601
U.S government debentures	19,505	74,805	24	11	77	560	19,452	74,256
Structured notes	17,500	12,680	—	—	7	—	17,493	12,680
	$77,221	$125,453	$188	$12	$151	$928	$77,258	$124,537

Information about gross unrealized losses based on the length of time that individual securities have been in a continuous unrealized loss position was not provided due to immateriality.

As of December 31, 2003 and 2004, all the Company's U.S. corporate debentures, U.S. government debentures and structured notes were classified as held-to-maturity.

In 2002 and 2004, the Company sold debt securities, which were classified as held-to-maturity, due to a rating decrease, in consideration of $ 820 and $ 911, respectively. As a result of the sale, the Company recorded a loss of $ 55 and $ 14, respectively. In 2003, the Company did not sell any securities prior to their maturity and accordingly, did not realize any gains or losses on held-to-maturity securities in that year. During 2003 and 2004, held-to-maturity marketable securities in the amount of $ 8,500 and $ 40,434, respectively, were called by the issuers prior to maturity.

NICE SYSTEMS LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
U.S. dollars in thousands

NOTE 3: – MARKETABLE SECURITIES (Cont.)

The scheduled maturities of held-to-maturity marketable securities at December 31, 2004 are as follows:

	Amortized cost	Estimated fair value
Held-to-maturity:
Due within one year	$10,648	$9,091
Due after one year through five years	109,805	110,446
Due after five years through ten years	5,000	5,000
	$125,453	$124,537

b.	Auction rate securities amounting to $ 13,700 as of December 31, 2004, were classified as available-for-sale marketable securities and were presented as short-term marketable securities.

NOTE 4: – OTHER RECEIVABLES AND PREPAID EXPENSES

	December 31,
	2003	2004
Government authorities	$1,670	$1,848
Interest receivable	1,151	994
Prepaid expenses	3,064	4,250
Other	1,481	845
	$7,366	$7,937

NOTE 5: – INVENTORIES

	December 31,
	2003	2004
Raw materials	$2,574	$1,286
Work-in-progress	120	71
Finished goods	9,940	11,258
	$12,634	$12,615

NICE SYSTEMS LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
U.S. dollars in thousands

NOTE 6: – PROPERTY AND EQUIPMENT, NET

	December 31,
	2003	2004
Cost:
Computers and peripheral equipment	$44,144	$50,474
Office furniture and equipment	13,105	13,701
Motor vehicles	134	—
Leasehold improvements	3,658	3,823
	61,041	67,998
Accumulated depreciation:
Computers and peripheral equipment	35,992	42,454
Office furniture and equipment	4,749	6,501
Motor vehicles	99	—
Leasehold improvements	1,574	2,062
	42,414	51,017
Depreciated cost	$18,627	$16,981

Depreciation expense totaled $ 9,775, $ 10,547 and $ 8,603 for the years ended December 31, 2002, 2003 and 2004, respectively.

NOTE 7: – OTHER INTANGIBLE ASSETS, NET

a.	Other intangible assets

	December 31,
	2003	2004
Original amounts:
Capitalized software development costs	$22,979	$19,355
Core technology	4,419	4,419
Trademarks	1,040	1,040
Maintenance contracts	548	576
	28,986	25,390
Accumulated amortization:
Capitalized software development costs	15,838	14,980
Core technology	3,078	3,695
Trademarks	408	726
Maintenance contracts	213	416
	19,537	19,817
Amortized cost	9,449	5,573
Distribution network	6,744	7,092
Total other intangible assets	$16,193	$12,665

b.	Amortization expense amounted to $ 5,473, $ 7,070 and $ 5,190 for the years ended December 31, 2002, 2003 and 2004, respectively.

NICE SYSTEMS LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
U.S. dollars in thousands

c.	Estimated amortization expense for the years ended (excluding amortization of capitalized software development costs):

December 31,
2005	$665
2006	188
2007	188
2008	157
$1,198

NOTE 8: – GOODWILL

The changes in the carrying amount of goodwill for the years ended December 31, 2003 and 2004 are as follows:

Balance as of January 1, 2003	$27,417
Adjustments to goodwill	(2,909)
Foreign currency translation adjustments	803
Balance as of December 31, 2003	$25,311
Applied against sale of discontinued operation	(250)
Foreign currency translation adjustments	684
Balance as of December 31, 2004	$25,745

NOTE 9: – ACCRUED EXPENSES AND OTHER LIABILITIES

	December 31,
	2003	2004
Employees and payroll accruals	$11,580	$13,228
Accrued expenses	22,966	19,949
Restructuring accrual	604	256
Deferred revenues	10,054	18,677
Other	2,166	3,192
	$47,370	$55,302

NOTE 10: – DERIVATIVE INSTRUMENTS

To protect against changes in the value of forecasted foreign currency transactions and balances, the Company has instituted a foreign-currency hedging program. The Company hedges portions of its forecasted cash flows and balances denominated in foreign currencies with forward contracts and option strategies (together: "derivative instruments").

The Company entered into derivative instrument arrangements to hedge a portion of anticipated New Israeli Shekel ("NIS") payroll payments. These derivative instruments are designated as cash flows hedges, as defined by SFAS No. 133, as amended, and are all highly effective as hedges of these expenses when the salary is recorded. The effective portion of the derivative instruments is included in payroll expenses in the statements of operations.

NICE SYSTEMS LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
U.S. dollars in thousands

In addition, the Company entered into derivative instruments to hedge certain trade receivables, trade payable payments, expected payments under fixed price contracts denominated in foreign currency, liabilities to employees and other long-term liability. The purpose of the Company's foreign currency hedging activities is to protect the Company from changes in the foreign currency exchange rate to the dollar.

At December 31, 2004, the Company expects to reclassify $ 65 of net gains on derivative instruments from accumulated other comprehensive income to earnings during the next twelve months.

NOTE 11: – RESTRUCTURING EXPENSES

Following the acquisition of TCS, the Company identified an opportunity to increase flexibility and focus, improve responsiveness and reduce unnecessary overhead. In December 2002, the Company adopted a plan ("the 2002 Plan") to achieve these objectives, which involved the phased reduction of approximately 75 of the initially combined 1,077 staff and consolidation of certain field offices. The Company expects to incur a total cost of $ 2,170 in connection with this plan. The Company elected early adoption of SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities". The major components of the 2002 Plan are as follows:

	Employee termination benefits	Facility closure	Loss on disposal of property and equipment	Total restructuring charge
Total amount expected to be incurred	$1,544	$605	$21	$2,170
Costs incurred in 2002	$282	$—	$—	$282
Restructuring accrual as of December 31, 2002	282	—	—	282
Costs incurred in 2003	1,262	605	21	1,888
Costs paid in 2003	(1,443)	(139)	(21)	(1,603)
Restructuring accrual as of December 31, 2003	101	466	—	567
Additional restructuring expenses (reversal of over accrued amounts)	(16)	16	—	—
Costs paid in 2004	(85)	(239)	—	(324)
Restructuring accrual as of December 31, 2004	$—-	$243	$—	$243
Remaining amount expected to be incurred	$—	$—	$—	$—

At December 31, 2004, a total amount of $ 256 is included in accrued expenses and other liabilities for the above-mentioned plan and for the 2001 plan together.

NICE SYSTEMS LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
U.S. dollars in thousands

NOTE 12: – COMMITMENTS AND CONTINGENT LIABILITIES

a.	Lease commitments:

The Company leases office space, office equipment and various motor vehicles under operating leases.

1.	The Company's office space and office equipment are rented under several operating leases.

Future minimum lease commitments under non-cancelable operating leases for the years ended December 31, are as follows:

2005	$5,842
2006	4,724
2007	2,637
2008	1,568
2009 and thereafter	610
$15,381

Rent expenses for the years ended December 31, 2002, 2003 and 2004 were approximately $ 5,761, $ 6,554 and $ 6,107, respectively.

2.	The Company leases its motor vehicles under cancelable operating lease agreements.

The minimum payment under these operating leases, upon cancellation of these lease agreements was $ 768 as of December 31, 2004.

Lease expenses of vehicles for the years ended December 31, 2002, 2003 and 2004 were $ 1,616, $ 2,124 and $ 2,396, respectively.

b.	Other commitments:

The Company is obligated under certain agreements with its suppliers to purchase goods and under an agreement with its manufacturing subcontractor to purchase excess inventory. Non cancelable obligations as of December 31, 2004, were approximately as follows:

2005	$2,887
2006	1,335
2007	144
2008	144
2009	144
$4,654

c.	Legal proceedings:

1.	On October 19, 2004, CipherActive filed an action against the Company in the District Court of Tel Aviv, State of Israel. In this lawsuit, CipherActive claimed that under a development agreement with the Company, it is entitled to receive license fees in respect of certain software that it allegedly developed for the Company and which has been embedded in one of the Company's products. CipherActive claimed that it is entitled to license fees in the amount of $ 600, in

NICE SYSTEMS LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
U.S. dollars in thousands

NOTE 12: – COMMITMENTS AND CONTINGENT LIABILITIES (Cont.)

addition to the amount of $ 100 already paid to CipherActive by the Company in respect of such license fees. In the Company's statement of defense it claimed that the software developed by CipherActive under the agreement has not been successful in the market, is no longer embedded in the Company's product and, therefore, CipherActive is not entitled to any additional license fees.

2.	In July 2004, the Company's wholly owned subsidiary, STS Software Systems Ltd. ("STS"), filed a lawsuit in the U.S. District Court for the Southern District of New York charging Witness Systems, Inc. ("Witness") with infringement of the one of the Company's VoIP patents in the U.S, by marketing and selling products that incorporate methods of detecting, monitoring and recording information - all fully protected by that patent. STS is seeking an injunction against Witness, preventing the sale of any solution which infringes the Company's patent.

In August 2004, Witness filed a patent infringement action in the Federal Court for the Northern District of Georgia against the Company's wholly owned subsidiary NICE Systems, Inc. Witness subsequently filed an identical action in February 2005 against NICE in the same court. The two actions were consolidated in March 2005. Witness accuses the Company of infringing two U.S patents relating to certain technology used with some of the Company's products. Witness is requesting a permanent injunction against alleged future infringement and damages for past alleged infringement. The Company has responded to Witness' claims and has asserted that the patents are invalid and not infringed. At this stage the Company cannot predict the outcome of the claim, nor can it make any estimate of the amount of damages, if any, for which it will be held responsible in the event of a negative conclusion to the claim.

3.	The U.S Consumer Product Safety Commission has brought to the Company's attention and provided it an opportunity to comment on an alleged incident of a fire allegedly involving a NICE product used in a school building in the Evesham New Jersey School District. The Company has retained specialized counsel and engineering consultants and is investigating this matter. The Company believes, as advised by outside counsel, that based on the facts known at present, it is not expected that this matter will result in any regulatory action.

NOTE 13: – CREDIT LINES

As of December 31, 2004, the Company had authorized credit lines from banks in the amount of $ 139,000. When utilized, the credit lines will be denominated in dollars and will bear interest at the rate of up to LIBOR + 1.5%. An amount of $ 116,000 out of the total credit lines is secured by the Company's marketable securities. There are no financial covenants associated with these credit lines. As of December 31, 2004, $ 5,756 of the $ 139,000 referred to above was used for bank guarantees.

NOTE 14: – TAXES ON INCOME

a.	Measurement of taxable income:

Results for tax purposes are measured in real terms, in accordance with the changes in the Israeli Consumer Price Index ("CPI") or changes in the exchange rate of the

NICE SYSTEMS LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
U.S. dollars in thousands

NOTE 14: – TAXES ON INCOME (Cont.)

NIS against the dollar for a "foreign investors" company. NICE has elected to measure its results for tax purposes on the basis of the changes in the exchange rate of NIS against the dollar.

b.	Tax benefits under the Israel Law for the Encouragement of Capital Investments, 1959 ("the Law"):

Certain production facilities of NICE have been granted the status of "Approved Enterprise" under the Law, in four separate investment programs.

According to the provisions of the Law, NICE elected the "alternative benefits" and waived government grants in return for a tax exemption.

Income derived from the first and second program was tax-exempt for a period of four years, commencing 1999 and 1997, respectively, and is taxed at the reduced corporate tax rate of 10%-25% (based on the percentage of foreign ownership in each taxable year) for an additional period of six years.

Income derived from the third and fourth programs will be tax-exempt for a period of two years, commencing with the year NICE first earns taxable income, and will be taxed at the reduced corporate tax rate of 10%-25% (based on the percentage of foreign ownership in each taxable year) for an additional period of eight years.

The period of tax benefits detailed above is subject to limits of the earlier of 12 years from the commencement of production or 14 years from receiving the approval.

The entitlement to the above benefits is conditional upon NICE's fulfilling the conditions stipulated by the above Law, regulations published thereunder and the certificates of approval for the specific investments in an "Approved Enterprise". In the event of failure to comply with these conditions, the benefits may be canceled and NICE may be required to refund the amount of the benefits, in whole or in part, including interest. As of December 31, 2004, management believes that NICE is in compliance with all the conditions required by the law.

As of December 31, 2004, approximately $ 18,214 was derived from tax-exempt profits earned by NICE's "Approved Enterprises". NICE has decided not to declare dividends out of such tax-exempt income. Accordingly, no deferred tax liabilities have been provided on income attributable to NICE's "Approved Enterprises". If the net retained tax exempt income is distributed, it would be taxed at the corporate tax rate applicable to such profits as if NICE had not elected the alternative tax benefits (currently - 20% of the gross distributed amount) and an income tax liability would be incurred of approximately $ 4,554 as of December 31, 2004.

Income of NICE from sources other than the "Approved Enterprise" during the period of benefits will be taxable at the regular corporate tax rate.

A recent amendment to the Law, which has been officially published effected as of April 1, 2005 (the "Amendment") has changed certain provisions of the Law. The Amendment enacted changes in the manner in which tax benefits are awarded under the law so that companies no longer require Investment Center approval in order to qualify for tax benefits. The Company's existing Approved Enterprises will generally not be subject to the provisions of the Amendment.

NICE SYSTEMS LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
U.S. dollars in thousands

NOTE 14: – TAXES ON INCOME (Cont.)

c.	Tax benefits under the Israeli Law for the Encouragement of Industry (Taxation), 1969:

NICE is an industrial company under the above law and as such is entitled to certain tax benefits including accelerated depreciation, deduction of public offering expenses in three equal annual installments and amortization of other intangible property rights as a deduction for tax purposes.

d.	Reduction in corporate tax rate:

In June 2004, the Israeli Parliament approved an amendment to the Income Tax Ordinance (No. 140 and Temporary Provision), which progressively reduces the regular corporate tax rate from 36% to 35% in 2004, 34% in 2005, 32% in 2006 and to a rate of 30% in 2007.

e.	Net operating loss carryforward:

As of December 31, 2004, the Company had carryforward tax losses totaling approximately $ 25,468, most of which can be carried forward and offset against taxable income with expiration dates from 2005 to 2022. Utilization of U.S. net operating losses may be subject to the substantial annual limitation due to the "change in ownership" provisions of the Internal Revenue Code of 1986 and similar state provisions. The annual limitation may result in the expiration of net operating losses before utilization.

f.	Deferred income taxes:

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets are as follows:

	December 31,
	2003	2004
Net operating loss carryforward	$12,478	$8,712
Reserves and allowances	709	720
Net deferred tax asset before valuation allowance	13,187	9,432
Valuation allowance	(13,187)	(9,432)
Net deferred tax asset	$—	$—

The Company has provided valuation allowances in respect of deferred tax assets resulting from tax loss carry forwards and other reserves and allowances due to uncertainty concerning its realization of these deferred tax assets.

NICE SYSTEMS LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
U.S. dollars in thousands (except share data)

g.	Reconciliation between the theoretical tax expenses assuming all income is taxed at the statutory tax rate applicable to income of NICE and the actual tax expense as reported in the consolidated statements of operations is as follows:

	Year ended December 31,
	2002	2003	2004
Income (loss) before taxes on income, as reported in the consolidated statements of operations	$(35,002)	$6,813	$23,638
Statutory tax rate in Israel	36%	36%	35%
Theoretical income tax expense (benefit)	$(12,601)	$2,453	$8,273
Losses and other items for which a valuation allowance was provided	3,218	174	3,055
Non-deductible acquisition-related costs (income)	11,201	(108)	71
Tax exempt interest income	(1,145)	—	—
Utilization of net operating losses for which a valuation allowance was provided	(676)	(2,014)	(9,490)
Non-deductible expenses	407	515	420
Other	(54)	185	(10)
Actual tax expense	$350	$1,205	$2,319

h.	Income (loss) before taxes on income is comprised as follows:

	Year ended December 31,
	2002	2003	2004
Domestic	$(34,043)	$4,345	$15,367
Foreign	(959)	2,468	8,271
	$(35,002)	$6,813	$23,638

i.	The provision for income taxes is comprised as follows:

Current taxes	$350	$1,205	$2,319
Domestic	$126	$949	$1,836
Foreign	224	256	483
	$350	$1,205	$2,319

NOTE 15: – SHAREHOLDERS' EQUITY

a.	The Ordinary shares of the Company are traded on the Tel Aviv Stock Exchange and its ADSs are traded on NASDAQ.

b.	Share option plans:

In 1995, the Company adopted an employee share option plan ("the 1995 Option Plan"). Under the 1995 option plan, employees and officers of the Company may be granted options to acquire Ordinary shares. The options to acquire Ordinary shares, which may only be determined by the Board of Directors of the Company, are granted at an exercise price, subject to certain exceptions, of not less than the fair market value of the Ordinary shares on the grant date. 8,345,566 options of the 1995 Option Plan were granted.

NICE SYSTEMS LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
U.S. dollars in thousands (except share data)

NOTE 15: – SHAREHOLDERS' EQUITY (Cont.)

The options generally vest gradually over a four-year period from the date of grant. As of February 15, 2000, the Board of Directors of the Company adopted a resolution amending the exercise terms for any option granted subsequent to February 15, 2000 under the 1995 Option Plan whereby 25% of the stock options granted become exercisable on the first anniversary of the date of grant and 6.25% become exercisable once every quarter during the subsequent three years. The options expire no later than 6 years from the date of grant.

In 1996, the Company adopted the 1997 Executive Share Option Plan ("the 1997 Option Plan"). Under the terms of the 1997 Option Plan, stock options will be exercisable during a 60-day period ending four years after grant. The plan met the definition of Time Accelerated Restricted Stock Award Options Plan ("TARSAP"). The TARSAP includes an acceleration feature based on the following: if the year-end earnings per share of the Company shall reach certain defined targets, 40% of such stock options shall become exercisable; if earnings per share shall reach certain higher defined targets, an additional 30% of such stock options shall become exercisable; and if earnings per share shall reach certain higher defined targets, an additional 30% of such stock options shall become exercisable, provided that with respect to all of the above-referenced periods, the operating profit of the Company shall not be less than 10% of revenues and earnings per share shall exclude any non-recurring expenses related to mergers and acquisitions. Notwithstanding the foregoing, none of the stock options shall be exercisable before the expiration of two years from the date of issuance. 950,000 options of the 1997 Option Plan were granted. As of December 31, 2004, none of the targets specified under the TARSAP were met and accordingly there was no acceleration of options.

In 2001, the Company adopted the 2001 Stock Option Plan ("the 2001 Option Plan"). The options to acquire Ordinary shares, which may only be determined by the Board of Directors of the Company, are granted at an exercise price, of not less than the fair market value of the Ordinary shares on the grant date. 2,959,750 options of the 2001 Option Plan were granted. Under the terms of the 2001 Option Plan, a one third of the stock options granted became exercisable ten months after the grant date and the remaining two thirds will become exercisable on the first and second anniversaries of the first date of exercise so long as the grantee is, subject to certain exceptions, employed by the Company at the date the stock option becomes exercisable. The third portion of the options may be exercised at the end of the second year following the first date of exercise, if the Company meets a pre-tax profit target of 20% of revenues. Unless otherwise determined by the Company's Board of Directors as of the date of grant, the stock options expire six years after the date of grant. As of December 31, 2004, none of the targets specified were met and accordingly there was no acceleration of options.

In 2003, the Company adopted the 2003 Stock Option Plan ("the 2003 Option Plan"). Under the 2003 option plan, employees and officers of the Company may be granted options to acquire Ordinary shares. The options to acquire Ordinary shares, which may only be determined by the Board of Directors of the Company, are granted at an exercise price, subject to certain exceptions, of not less than the fair market value of the Ordinary shares on the grant date. 1,368,500 options of the 2003

NICE SYSTEMS LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
U.S. dollars in thousands (except share data)

NOTE 15: – SHAREHOLDERS' EQUITY (Cont.)

Option Plan were granted. Unless otherwise determined by the Company's Board of Directors as of the date of grant, the stock options expire six years after the date of grant.

A summary of the Company's stock options activity and related information for the years ended December 31, 2002, 2003 and 2004, is as follows:

	2002		2003		2004
	Number of options	Weighted average exercise price	Number of options	Weighted average exercise price	Number of options	Weighted average exercise price
Outstanding at the beginning of the year	6,408,825	$29.31	5,965,980	$25.74	4,910,389	$26.80
Granted	981,000	$11.49	390,000	$22.55	997,500	$21.33
Exercised	(60,830)	$12.10	(823,363)	$12.83	(1,291,394)	$13.63
Forfeited	(1,363,015)	$32.87	(622,228)	$32.52	(346,178)	$40.46
Outstanding at the end of the year	5,965,980	$25.74	4,910,389	$26.80	4,270,317	$28.40

Exercisable at the end of the year	2,373,039	$34.46	2,790,417	$33.55	2,556,779	$34.59

The options outstanding as of December 31, 2004, have been separated into exercise price categories as follows:

Ranges of exercise price	Options outstanding as of December 31, 2004	Weighted average remaining contractural life	Weighted average exercise price	Options exercisable as of December 31, 2004	Weighted average exercise price ofoptions exercisable
$		(Years)	$		$
7.83-11.14	334,325	3.74	9.98	104,105	10.19
12.00-16.81	1,395,531	2.62	12.97	1,177,463	12.81
19.33-28.07	1,453,761	5.07	21.91	188,511	23.09
30.13-40.94	41,000	0.86	39.62	41,000	39.62
48.13-70.88	702,500	1.51	57.36	702,500	57.36
75.63-78.88	343,200	1.16	75.87	343,200	75.87
	4,270,317	3.23	28.40	2,556,779	34.59

Weighted average fair values and weighted average exercise prices of options whose exercise price is equal or higher than the market price of the shares at date of grant are as follows:

NICE SYSTEMS LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
U.S. dollars in thousands (except share and per share data)

	Weighted average fair value of options granted at an exercise price			Weighted average exercise price of options granted at an exercise price
	Year ended December 31,
	2002	2003	2004	2002	2003	2004
Equal to fair value at date of grant	$8.03	$8.36	$7.14	$12.99	$22.55	$21.33
Higher than fair value at date of grant	$5.19	$—	$—	$10.51	$—	$—

c.	Employee Stock Purchase Plan ("ESPP"):

In February 1999, the Company's Board of Directors adopted the Employee Stock Purchase Plan ("the Purchase Plan"). Eligible employees can have up to 10% of their earnings withheld, up to certain maximums, to be used to purchase Ordinary shares. The price of Ordinary shares purchased under the Purchase Plan will be equal to 85% of the lower of the fair market value of the Ordinary shares on the commencement date of each offering period or on the semi-annual purchase date.

During 2002, 2003 and 2004, employees purchased 131,667, 221,184 and 139,913 shares at average prices of $ 10.51, $ 6.86 and $ 16.20 per share, respectively.

d.	Dividends:

Dividends, if any, will be paid in NIS. Dividends paid to shareholders outside Israel may be converted to dollars on the basis of the exchange rate prevailing at the date of the conversion. The Company does not intend to pay cash dividends in the foreseeable future.

NOTE 16: – MAJOR CUSTOMER AND GEOGRAPHIC INFORMATION

a.	Summary information about geographic areas:

The Company manages its business on a basis of one reportable segment. See Note 1a for a brief description of the Company's business. The following data is presented in accordance with SFAS No. 131, "Disclosure About Segments of an Enterprise and Related Information". Total revenues are attributed to geographic areas based on the location of end customers.

The following table presents total revenues and long-lived assets for the years ended December 31, 2002, 2003 and 2004 and as of December 31, 2002, 2003 and 2004 respectively:

	2002		2003		2004
	Total revenues	Long-lived assets	Total revenues	Long-lived assets	Total revenues	Long-lived assets
Americas	$86,938	$10,835	$118,594	$9,926	$121,578	$10,130
EMEA *)	45,236	18,489	70,926	19,586	89,768	19,372
Far East	20,679	95	31,832	72	37,779	140
Israel	2,488	42,345	2,906	30,547	3,518	25,749
	$155,341	$71,764	$224,258	$60,131	$252,643	$55,391

*)	Includes Europe, the Middle East (excluding Israel) and Africa.

NICE SYSTEMS LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
U.S. dollars in thousands

NOTE 16: – MAJOR CUSTOMER AND GEOGRAPHIC INFORMATION (Cont.)

b.	Market sectors:

Total revenues from external customers divided on the basis of the Company's market sectors are as follows:

	Year ended December 31,
	2002	2003	2004
Enterprise Interaction Solutions	$122,422	$171,381	$194,111
Public Safety and Security sector	32,919	52,877	58,532
	$155,341	$224,258	$252,643

c.	Major customers' data as a percentage of total revenues:

Customer A	23.3%	20.0%	18.8%

NOTE 17: – SELECTED STATEMENTS OF OPERATIONS DATA

a.	Research and development, net:

	Year ended December 31,
	2002	2003	2004
Total costs	$23,363	$26,384	$27,512
Less - grants and participations	(1,632)	(1,260)	(1,341)
Less - capitalization of software development costs	(4,609)	(2,291)	(1,305)
	$17,122	$22,833	$24,866

b.	Financial income (expenses), net:

	Year ended December 31,
	2002	2003	2004
Financial income:
Interest and amortization/accretion of premium/discount of marketable securities	$2,747	$1,821	$2,349
Interest	551	422	1,427
Foreign currency translation	1,152	405	1,078
	4,450	2,648	4,854
Financial expenses:
Interest	(15)	(79)	(2)
Foreign currency translation	(95)	(204)	(894)
Other	(348)	(331)	(402)
	(458)	(614)	(1,298)
	$3,992	$2,034	$3,556

NICE SYSTEMS LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
U.S. dollars in thousands (except share data)

NOTE 17: – SELECTED STATEMENTS OF OPERATIONS DATA (Cont.)

c.	Restructuring expenses, in-process research and development write-off, settlement of litigation and other:

	Year ended December 31,
	2002	2003	2004
Restructuring expenses (income) (Note 11)	$(118)	$1,888	$—
In-process research and development write-off (Note 1c)	1,270	—	—
Settlement of litigation (*)	—	5,194
Other	(320)	—	—
	$832	$7,082	$—

(*)	In the fourth quarter of 2003, the Company reached a settlement agreement with one of its competitors to settle a patent infringement claim filed by the competitor in June 2000. Under the settlement agreement the Company paid to the competitor $ 10,000 (of which approximately $ 4,800 was covered by insurance).

d.	Net earnings (loss) per share:

The following table sets forth the computation of basic and diluted net earnings (loss) per share:

1.	Numerator:

	Year ended December 31,
	2002	2003	2004
Numerator for basic and diluted net earnings (loss) per share -
Net income (loss) from continuing operations	$(35,352)	$5,608	$21,319
Net income from discontinued operation	1,370	1,483	3,236
Net income (loss) available to Ordinary shareholders	$(33,982)	$7,091	$24,555

2.	Denominator (in thousands):

Denominator for basic net earnings (loss) per share –
Weighted average number of shares	13,795	16,038	17,497
Effect of dilutive securities:
Add – Employee stock options	—	731	1,198
Add – ESPP	—	12	8
Denominator for diluted net earnings (loss) per share – adjusted weighted average shares	13,795	16,781	18,703

The effect of the inclusion of the options and warrants in 2002 would be anti-dilutive. Because of the loss in 2002, all potential dilutive securities are anti-dilutive.

NICE SYSTEMS LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
U.S. dollars in thousands

NOTE 18: – SUBSEQUENT EVENT (UNAUDITED)

On April 11, 2005, the Company signed a definitive agreement to acquire the assets and assume certain liabilities of Dictaphone's Communications Recording Systems ("CRS") business for approximately $ 38,500. Dictaphone's CRS business is a leading provider of liability and quality management systems for first responders, critical facilities, contact centers and financial trading floors. The closing took place on June 1, 2005.

PROSPECTUS

U.S.$220,000,000

NICE-SYSTEMS LTD.

AMERICAN DEPOSITARY SHARES
 SENIOR AND SUBORDINATED DEBT SECURITIES
 PURCHASE CONTRACTS
UNITS
 WARRANTS

We may offer and sell from time to time:

•	American Depositary Shares, or ADSs, each representing one ordinary share;

•	senior and subordinated debt securities

•	purchase contracts;

•	units; and

•	warrants.

We will provide the specific terms and initial public offering prices of these securities in supplements to this prospectus. You should read this prospectus and any supplement carefully before you invest. We will not use this prospectus to confirm sales of any securities unless it is attached to a prospectus supplement.

We may sell these securities to or through underwriters and also to other purchasers or through agents. The names of any underwriters or agents will be stated in an accompanying prospectus supplement.

We may sell any combination of these securities in one or more offerings up to a total dollar amount of U.S.$220,000,000.

Our ADSs are quoted on the Nasdaq National Market under the symbol "NICE." If we decide to list any of these other securities on a national securities exchange upon issuance, the applicable prospectus supplement to this prospectus will identify the exchange and the date when we expect trading to begin.

Investing in our securities involves risks. See "Risk Factors" beginning on page 4 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is October 21, 2005.

TABLE OF CONTENTS

ABOUT THIS PROSPECTUS	1
FORWARD LOOKING STATEMENTS	4
RISK FACTORS	4
RATIO OF EARNINGS TO FIXED CHARGES	16
PRICE RANGE OF AMERICAN DEPOSITORY SHARES AND ORDINARY SHARES	17
CAPITALIZATION	19
DIVIDEND POLICY	20
USE OF PROCEEDS	21
DESCRIPTION OF ORDINARY SHARES	22
DESCRIPTION OF AMERICAN DEPOSITARY SHARES	24
DESCRIPTION OF DEBT SECURITIES	30
DESCRIPTION OF PURCHASE CONTRACTS	42
DESCRIPTION OF UNITS	42
DESCRIPTION OF WARRANTS	42
TAXATION	43
PLAN OF DISTRIBUTION	43
EXPERTS	45
LEGAL MATTERS	45
WHERE YOU CAN FIND MORE INFORMATION	45
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE	46
ENFORCEMENT OF CIVIL LIABILITIES	47
EXPENSES	49

i

ABOUT THIS PROSPECTUS

This prospectus is part of a Registration Statement that NICE-Systems Ltd. filed with the Securities and Exchange Commission, or the SEC, utilizing a "shelf" registration process. Under this shelf process, the registrant may, from time to time, sell the securities described in this prospectus in one or more offerings up to a total dollar amount of U.S.$220,000,000.

This prospectus provides you with a general description of the securities which we may offer. Each time we sell securities we will provide a prospectus supplement that will contain specific information about the terms of the offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described below under the heading "Where You Can Find More Information" before purchasing any of our securities.

You should rely only on the information contained or incorporated by reference in this prospectus. "Incorporated by reference" means that we can disclose important information to you by referring you to another document filed separately with the SEC. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making, nor will we make, an offer to sell securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and any supplement to this prospectus is current only as of the dates on their respective covers. Our business, financial condition, results of operations and prospects may have changed since that date.

Unless we have indicated otherwise or the context otherwise requires, references in this prospectus and any supplement to this prospectus to "NICE," "the Company," "we," "us" and "our" refer to NICE-Systems Ltd., a company organized under the laws of the State of Israel, and its wholly owned subsidiaries, NICE Systems Inc., NICE Systems GmbH, NICE Systems Canada Ltd., NICE CTI Systems UK Ltd., STS Software Systems (1993) Ltd., NiceEye BV, NICE Systems S.A.R.L., NICE APAC Ltd., NiceEye Ltd., Racal Recorders, Ltd. NICE Interactive Solutions India Private Ltd., Nice Systems Latin America, Inc. and Nice Japan Ltd.

In this prospectus, unless otherwise specified or unless the context otherwise requires, all references to "$" or "dollars" are to U.S. dollars and all references to "NIS" are to New Israeli Shekels.

NICE-SYSTEMS LTD.

Business Overview

We are a leading provider of multimedia capture and analysis systems that enable businesses and public organizations to enhance business performance, address security threats and improve operational readiness, by capturing, retaining and generating insight from large quantities of multiple sources of unstructured multimedia content. Unstructured multimedia content is generated by voice interactions (traditional TDM telephony or over Internet Protocol (IP)), video, fax, and email over wireline, wireless, and terrestrial trunk radio and data networks. Our products and solutions enable both the capture and retention of such volatile content from any communication source, and within any business process, as required by compliance regulations (Government or Corporate) and risk management policies or by security policies set by government and business organizations. In addition, our software enables business executives and security professionals to develop rapid, intelligent assessments after analyzing this data, and it can facilitate decision-making processes and real-time actions taken by our customers, based on the results of the analysis. Our customers use our systems in a variety of enterprises (such as financial services, telecommunications, service providers, retail, health care, gaming, utilities and others) and the public safety and security vertical market (including first responders emergency services, public transportation, air traffic control, correctional facilities, gaming and homeland security / government intelligence sectors). Our systems improve our customers' business and employee performance, security and public safety by enhancing their understanding and use of important, but previously unscrutinized interactions and unstructured content data.

Industry Background

Traditional Business Intelligence Requirements and Trends

Many businesses have utilized traditional enterprise business intelligence software to better understand their customers, to improve their operations, and to comply with regulatory requirements. Such software solutions analyze the transaction data included in the Customer Relationship Management (or CRM) software and Enterprise Resource Planning (or ERP) software. Similarly, governmental agencies worldwide have relied on intelligence gathering and analysis, through both software automation and human intervention, for planning and for conducting their activities. Until recently, businesses and public organizations have relied on limited forms of available data in developing conclusions and defining actions based on intelligence. These data have been primarily structured in format (meaning, transaction related data that can be easily queried and reported), have resided in transactional or other application databases, in the case of enterprise business users; or, if captured as unstructured content (for example, logged voice or video content), these data have been under-analyzed because of their format.

Over the last several years, businesses have increased the communication sources and types with which they can interact with their customers and partners. This proliferation of communications has resulted from growth in the Internet and other technologies like wireless phones, cost pressures faced by traditional business operations, and consumer trends like "self-service". In order to remain competitive, businesses today must offer email, Internet and other multimedia, IP transmissions like Voice over Internet Protocol (VoIP) to their customers and partners, in addition to traditional means of communications, like mail and analog voice calls. Many companies directly interact with their customers and partners primarily through contact centers. As a result, these businesses have increased their focus on developing and improving the processes of their contact center operations to deal with multiple communication channels. For example, according to Gartner, North American IP Call Center Solutions are projected to grow at approximately 26% compounded annual growth rate (CAGR) between 2003 and 2008. Because of trends like these, the amount and types of communications within businesses have increased dramatically. As a result, many businesses are faced with the increasing challenge of better understanding the variety of unstructured multimedia content generated by these customer and partner interactions.

Traditional Security Requirements and Trends

Similarly in public sectors, local, state, national and international organizations have experienced a dramatic proliferation of communication sources to monitor and to analyze communication types. Heightened awareness surrounding homeland defense and security since the terrorist attacks of September 11, 2001, has increased the demand for public safety and security solutions that intercept, record, retain and analyze voice, video and radio content. Legislative and regulatory standards (e.g. Communications Assistance for Law Enforcement Act "CALEA" in the United States and European Telecommunications Standards Institute "ETSI" in Europe) have provided greater surveillance powers to law enforcement agencies, imposed strict requirements on communications service providers to facilitate interception of communications over public networks, and increased the security measures being implemented at airports and other public facilities.

The Next Generation Solutions

Traditional business intelligence solutions are based on facts, as reflected in transactional data in the CRM, ERP and similar databases. Based on these actual transactions, the organizations tried to better understand what happened, and then, by looking at patterns, profiling and accumulated knowledge regarding the behavior of customers – they tried to deduce why things happened and predict what will happen. Yet, with the new approach presented by our interaction analytics solutions, organizations have begun to look at the continuous on-going interaction with their customers as a goldmine of information. Organizations can for the first time detect intent much earlier. Not by guessing – by actually finding the cases where customers are expressing concerns, describing plans and what they intend to do – before they have taken action. Thus, equipped with such an "early detection" system, organizations can detect early signs of customer churn, clues about competitors plans, critical marketing information – all revealed during interactions. Based on this detection, organizations are better equipped to adapt and are able to respond more quickly based on accurate intelligence, and thus reduce customer churn, better understand their competitive position and have a real-time handle on where their customers and markets are going.

Similarly, the analytic solutions which extract intelligence and insight from voice and video content accumulated by public safety and security organizations, enables them to better respond to threats, prevent intrusions, detect irregular behavior, reduce crime and accelerate the investigation process. In addition, they can better measure, plan and prepare for improved operational readiness.

As a result of these global business and public trends, companies and public and governmental entities face a growing challenge of capturing, retaining and analyzing a burgeoning amount of content, much of it unstructured, generated by a variety of sources including voice, video, fax, email, VoIP and other IP-based transmissions. By enhancing their understanding and use of important, but previously unscrutinized, unstructured content, enterprises are able to improve their performance and profitability, better retain customers, streamline their operations and increase their competitiveness. Public organizations are able to streamline their operations while also improving and strengthening the measures they take for public safety and security. Enterprises and public organizations require software-based analytic systems that are integrated, scalable and comprehensive. In addition, to address the various sources and types of unstructured content, such a system should include the following features:

•	Advanced Business Rules Engines

•	Centralized Data Warehouse for networked environments and multi-site organizations

•	Open, Standard-based and Modular Architecture

•	Resiliency and robustness for mission-critical solutions

•	Integration with various enterprise storage networks

Principal Executive Offices:	U.S. Headquarters:
8 Hapnina Street	301 Route 17 North
P.O. Box 690	10th Floor
43107 Ra'anana, Israel	Rutherford, New Jersey 07070
Telephone: 972-9-775-3030	Telephone: 201-964-2600
Facsimile: 972-9-743-4282	Facsimile: 201-964-2610

FORWARD LOOKING STATEMENTS

We make statements in this prospectus that are considered forward-looking statements under U.S. federal securities laws. We may from time to time make forward-looking statements in our reports to the SEC on Form 20-F and Form 6-K, in our annual report to shareholders, in offering circulars and prospectuses, in press releases and other written materials, and in oral statements made by our officers, directors or employees to analysts, institutional investors, representatives of the media and others. Such forward-looking statements are based on the beliefs of our management as well as assumptions made by and information currently available to them. The words "anticipate," believe," "may," "estimate," "expect," and similar expressions, and variations of such terms or the negative of such terms, are intended to identify such forward-looking statements.

All forward-looking statements are subject to certain risks, uncertainties and assumptions. If one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect, our actual results, performance or achievements could differ materially from those expressed in, or implied by, any such forward-looking statements. Important factors that could cause or contribute to such difference include, among others, changes in general economic and business conditions, changes in currency exchange rates and interest rates, difficulties or delays in absorbing and integrating acquired operations, products, technologies and personnel, changes in business strategy and various other factors, as well as those discussed in this prospectus under Risk Factors", our annual reports on Form 20-F, our reports on Form 6-K and other reports filed with or furnished to the SEC.

You should not place undue reliance on such forward-looking statements, which speak only as of their dates. We do not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

RISK FACTORS

Before you invest in our securities, you should carefully consider the risks involved. In addition, we may include additional risk factors in a prospectus supplement to the extent there are additional risks related to the securities offered by that prospectus supplement. Accordingly, you should carefully consider the following factors, other information in this prospectus or in the documents incorporated by reference and any additional risk factors included in the relevant prospectus supplement:

Risk Factors

General Business Risks Relating to Our Business Portfolio and Structure

The markets in which we operate are characterized by rapid technological changes and frequent new products and service introductions. We may not be able to keep up with these rapid technological and other changes.

We are operating in several markets, each characterized by rapidly changing technology, new product introductions and evolving industry standards. The introduction of products embodying new technology and the emergence of new industry standards can render existing products obsolete and unmarketable and can exert price pressures on existing products. We anticipate that a number of existing and potential competitors will be introducing new and enhanced products that could adversely affect the competitive position of our products. Our most significant market is the market for voice recording platforms and related enhanced applications (or Voice Platforms and Applications). Voice Platforms and Applications are utilized by entities operating in the contact center, trading floor, public safety and air traffic control segments to capture, store, retrieve and analyze recorded data. The market for our Voice Platforms and Applications is, in particular, characterized by a group of highly competitive vendors that are introducing rapidly changing competitive offerings around evolving industry standards.

Our ability to anticipate changes in technology and industry standards and to successfully develop and introduce new, enhanced and competitive products, on a timely basis, in all the markets where we operate, will be a critical factor in our ability to grow and be competitive. As a result, we expect to continue to make significant expenditures on research and development, particularly with respect to new software applications, which are continuously required in all our business areas. The convergence of voice and data networks and wired and wireless communications could require substantial modification and customization of our current products and business models, as well as the introduction of new products. Further, customer acceptance of these new technologies may be slower than we anticipate. We cannot assure you that the market or demand for our products will grow as rapidly as we expect, or if at all, that we will successfully develop new products or introduce new applications for existing products, that such new products and applications will achieve market acceptance or that the introduction of new products or technological developments by others will not render our products obsolete. In addition, our products must readily integrate with major third party security, telephone, front-office and back-office systems. Any changes to these third party systems could require us to redesign our products, and any such redesign might not be possible on a timely basis or achieve market acceptance. Our inability to develop products that are competitive in technology and price and responsive to customer needs could have a material adverse effect on our business, financial condition and results of operations. Additional factors that could have a material adverse effect on our business, financial condition and results of operations include industry specific factors; our ability to continuously develop, introduce and deliver commercially viable products, solutions and technologies, the market's rate of acceptance of the product solutions and technologies we offer; and our ability to keep pace with market and technology changes and to compete successfully.

Our business could be materially adversely affected as a result of the risks associated with acquisitions and investments. In particular, we may not succeed in making additional acquisitions or be effective in integrating such acquisitions.

As part of our growth strategy, we have made a number of acquisitions and have made minority investments in complementary businesses, products or technologies. We frequently evaluate the tactical or strategic opportunity available related to complementary businesses, products or technologies. The process of integrating an acquired company's business into our operations and/or of investing in new technologies, may result in unforeseen operating difficulties and large expenditures and may absorb significant management attention that would otherwise be available for the ongoing development of our business. Other risks commonly encountered with acquisitions include the effect of the acquisition on our financial and strategic position and reputation, the failure of the acquired business to further our strategies, the inability to successfully integrate or commercialize acquired technologies or otherwise realize anticipated synergies or economies of scale on a timely basis and the potential impairment of acquired assets. Moreover, there can be no assurance that the anticipated benefits of any acquisition or investment will be realized. Future acquisitions or investments contemplated and/or consummated could result in potentially dilutive issuances of equity securities, the incurrence of debt and contingent liabilities, and amortization expenses related to intangible assets, any of which could have a material adverse effect on our operating results and financial condition. There can be no assurance that we will be successful in making additional acquisitions or effective in integrating such acquisitions into our existing business. In addition, if we consummate one or more significant acquisitions in which the consideration consists, in whole or in part, of ordinary shares or American Depositary Shares (ADSs), representing our ordinary shares, shareholders would suffer dilution of their interests in us. We have also invested in companies which can still be considered in the start-up or development stages. These investments are inherently risky as the market for the technologies or products they have under development are typically in the early stages and may never materialize. We could lose our entire initial investment in these companies.

We have expanded into new markets and may not be able to manage our expansion and anticipated growth effectively.

We have established a sales and service infrastructure in India by recruiting sales and service personnel in order to bring about further growth in revenue in the Asia Pacific market and have expanded our professional services group to include business consultants. Also, since 2002 we have been expanding our presence in Europe (mainly in the United Kingdom) and in the Middle East and Africa (the EMEA region) through organic growth and through our acquisition of Thales Contact Solutions (or TCS). The growth in our business in the EMEA region is still in its early stage, and in particular, we are just beginning to develop our digital video business in the EMEA region. We expect continued growth, particularly in connection with the enhancement and expansion of our operations in the EMEA region, as well as in the Asia Pacific region. We may establish additional operations within these regions or in other regions where growth opportunities are projected to warrant the investment. However, we cannot assure you that our revenues will increase as a result of this expansion or that we will be able to recover the expenses we incurred in effecting the expansion. Our failure to effectively manage our expansion of our sales, marketing, service and support organizations could have a negative impact on our business. To accommodate our global expansion, we are continuously implementing new or expanded business systems, procedures and controls. There can be no assurance that the implementation of such systems, procedures, controls and other internal systems can be completed successfully.

Our evolving business strategy could adversely affect our business.

Historically we have supplied the hardware and some software for implementing multimedia recording solutions. Our shift towards providing professional support services and an enterprise software business model has required and will continue to require substantial change, potentially resulting in some disruption to our business. These changes may include changes in management and technical personnel; expanded or differing competition resulting from entering the enterprise software market; increased need to expand our distribution network to include system integrators which could impact revenues and gross margins, and, as our applications are sold either to our installed base or to new customers together with our recording platforms, the rate of adoption of our software applications by the market.

The changes in our business may place a significant strain on our operational and financial resources. We may experience substantial disruption from changes and could incur significant expenses and write-offs. Failing to carefully manage expense and inventory levels consistent with product demand and to carefully manage accounts receivable to limit credit risk, could materially adversely affect our results of operations.

We depend upon outsourcers for the manufacture of our key products. The failure of our product manufacturers to meet our quality or delivery requirements would likely have a material adverse effect on our business, results of operations and financial condition.

In 2002, we entered into a manufacturing agreement with Flextronics Israel Ltd., a subsidiary of Flextronics, a global electronics manufacturing services company, or Flextronics. Under this agreement, Flextronics provides us with a comprehensive manufacturing solution that covers all aspects of the manufacture of our products from order receipt to product shipment, including purchasing, manufacturing, testing, configuration, and delivery services. This agreement covered all our products. In addition, in connection with the acquisition of TCS, we entered into a contract manufacturing agreement with Instem Technologies Ltd, a UK company, or Instem, pursuant to which Instem manufactures all ex-TCS products. Similarly, in connection with the acquisition of Dictaphone Corporation's (or Dictaphone) Communications Recordings Systems division (or CRS), we assumed a contract manufacturing agreement with Dictaphone's EMS (EMS) division pursuant to which EMS manufactures all ex-CRS products. As a result of these arrangements, we are now fully dependent on Flextronics, Instem and EMS to process orders and manufacture our products. Consequently, the manufacturing process of our products is not in our control.

We may from time to time experience delivery delays due to the inability of Flextronics, Instem and EMS to consistently meet our quality or delivery requirements and we may experience production interruptions if any of Flextronics, Instem or EMS is for any reason unable to continue the production of our products. Should we have on-going performance issues with our contract manufacturers, the process to move from one contractor to another is a lengthy and costly process that could affect our ability to execute customer shipment requirements and/or might negatively affect revenue and/or costs. If these manufacturers or any other manufacturer were to cancel contracts or commitments with us or fail to meet the quality or delivery requirements needed to satisfy customer orders for our products, we could lose time-sensitive customer orders and have significantly decreased quarterly revenues and earnings, which would have a material adverse effect on our business, results of operations and financial condition.

Undetected problems in our products could directly impair our financial results.

If flaws in design, production, assembly or testing of our products (by us or our suppliers) were to occur, we could experience a rate of failure in our products that would result in substantial repair, replacement or service costs and potential liability and damage to our reputation. There can be no assurance that our efforts to monitor, develop, modify and implement appropriate test and manufacturing processes for our products will be sufficient to permit us to avoid a rate of failure in our products that results in substantial delays in shipment, significant repair or replacement costs or potential damage to our reputation, any of which could have a material adverse effect on our business, results of operations and financial condition.

If we lose our key suppliers, our business may suffer.

Certain components and subassemblies that are used in the manufacture of our existing products are purchased from a single or a limited number of suppliers. In the event that any of these suppliers are unable to meet our requirements in a timely manner, we may experience an interruption in production until an alternative source of supply can be obtained. Any disruption, or any other interruption of a supplier's ability to provide components to us, could result in delays in making product shipments, which could have a material adverse effect on our business, financial condition and results of operations. In addition, some of our major suppliers use proprietary technology and software code that could require significant redesign of our products in the case of a change in vendor. Further, as suppliers discontinue their products, or modify them in manners incompatible with our current use, or use manufacturing processes and tools that could not be easily migrated to other vendors, we could have significant delays in product availability, which would have a significant adverse impact on our results of operations and financial condition. Although we generally maintain an inventory for some of our components and subassemblies to limit the potential for an interruption and we believe that we can obtain alternative sources of supply in the event our suppliers are unable to meet our requirements in a timely manner, we cannot assure you that our inventory and alternative sources of supply would be sufficient to avoid a material interruption or delay in production and in availability of spare parts.

If we lose a major customer or support contract, our business may suffer.

We derive a significant portion of our revenues from services, which include maintenance, project management, support and training. As a result, if we lose a major customer or if a support contract is delayed or cancelled, our revenues would be adversely affected. In addition, customers who have accounted for significant services revenues in the past may not generate revenues in future periods. Our failure to obtain new customers or additional orders from existing customers could also materially affect our results of operations.

Risks associated with our distribution channels and key strategic partners may materially adversely affect our financial results.

We have agreements in place with many distributors, dealers and resellers to market and sell our products and services in addition to our direct sales force. We derive a significant percentage of our revenues from one of our distributor channels and new channels may, in the future, account for a significant percentage of our revenues. Our top channel partner accounted for approximately 19%, 20% and 23% of our revenues in 2004, 2003 and 2002, respectively. Our financial results could be materially adversely affected if our contracts with channel partners were terminated, if our relationship with channel partners were to deteriorate or if the financial condition of our channel partners were to weaken. Additionally, our competitors' ability to penetrate our strategic relationships, particularly our relationship with Avaya Inc., our largest global distribution partner and one of the leading global providers of enterprise business communication platforms in voice, e-business and data, may result in a significant reduction of sales through that partner.

As our market opportunities change, we may have increased reliance on particular channel partners, which may negatively impact gross margins. There can be no assurance that we will be successful in maintaining or expanding these channels. If we are not successful, we may lose sales opportunities, customers and market share. In addition, some of our channel partners are suppliers of telecommunication infrastructure equipment. There can be no assurance that our channel partners will not develop or market VoIP, software applications and storage products and services in competition with us in the future.

Our uneven sales patterns could significantly impact our quarterly revenues and earnings.

The sales cycle for our products and services is variable, typically ranging between a few weeks to several months from initial contact with the potential client to the signing of a contract. Frequently, sales orders accumulate towards the latter part of a given quarter. Looking forward, given the lead-time required by our contract manufacturer, if a large portion of sales orders are received late in the quarter, we may not be able to deliver products within the quarter and thus such sales will be deferred to a future quarter. There can be no assurance that such deferrals will result in sales in the near term, or at all. Thus, delays in executing client orders may affect our revenue and cause our operating results to vary widely. Additionally, as a high percentage of our expenses, particularly employee compensation, is relatively fixed, a variation in the level of sales, especially at or near the end of any quarter, may have a material adverse impact on our quarterly operating results.

It is also difficult to predict the exact mix of products for any period between hardware, software and services as well as within the product category between audio platforms and related applications and digital video. As each of our product types and services have different gross margins, changes in the mix of products in a period will have an impact, and perhaps a material impact, on our gross profit and net income in that period.

If we lose our key personnel or cannot recruit additional personnel, our business may suffer.

If our growth continues, we will be required to hire and integrate new employees. Recruiting and retaining qualified engineers and computer programmers to perform research and development and to commercialize our products, as well as qualified personnel to market and sell those products, are critical to our success. As of October 9, 2005, approximately 23% of our employees were devoted to research and product development and 27% were devoted to marketing and sales. There can be no assurance that we will be able to successfully recruit and integrate new employees. Competition for highly skilled employees may again become high in the technology industry. We may also experience personnel changes as a result of our move from multimedia recording equipment towards business performance solutions. An inability to attract and retain highly qualified employees may have an adverse effect on our ability to develop new products and enhancements for existing products and to successfully market such products, all of which would likely have a material adverse effect on our results of operations and financial position. Our success also depends, to a significant extent, upon the continued service of a number of key management, sales, marketing and development employees, the loss of whom could materially adversely affect our business, financial condition and results of operations.

Operating internationally exposes us to additional and unpredictable risks.

We sell our products throughout the world and intend to continue to increase our penetration of international markets. In 2000, 2001, 2002, 2003 and 2004, approximately 97%, 98%, 98%, 99% and 99%, respectively, of our total sales were derived from sales to customers outside of Israel, and approximately 55%, 48%, 52%, 50% and 44%, respectively, of our total sales were made to customers in North America. A number of risks are inherent in international transactions. Our future results could be materially adversely affected by a variety of factors including changes in exchange rates, general economic conditions, regulatory requirements, tax structures or changes in tax laws, and longer payment cycles in the countries in our geographic areas of operations. International sales and operations may be limited or disrupted by the imposition of governmental controls and regulations, export license requirements, political instability, trade restrictions, changes in tariffs and difficulties in managing international operations. We cannot assure you that one or more of these factors will not have a material adverse effect on our international operations and, consequently, on our business, financial condition and results of operations.

Inadequate intellectual property protections could prevent us from enforcing or defending our intellectual property and we may be subject to liability in the event our products infringe on the proprietary rights of third parties and we are not successful in defending such claims.

Our success is dependent, to a significant extent, upon our proprietary technology. We currently own 20 patents (including 11 in the United States) to protect our technology and we have over 100 applications pending in the United States and other countries. We currently rely on a combination of patent, trade secret, copyright and trademark law, together with non-disclosure and non-competition agreements, as well as third party licenses to establish and protect the technology used in our systems. However, we cannot assure you that such measures will be adequate to protect our proprietary technology, that competitors will not develop products with features based upon, or otherwise similar to our systems, or that third party licenses will be available to us or that we will prevail in any proceeding instituted by us in order to enjoin competitors from selling similar products. Although we believe that our products do not infringe upon the proprietary rights of third parties, we cannot assure you that one or more third parties will not make a contrary claim or that we will be successful in defending such claim.

From time to time, we receive "cease and desist" letters alleging patent infringements. No formal claims or other actions have been filed with respect to such alleged infringements, except for claims filed by Dictaphone (which have since been settled and dismissed) and Witness Systems. Inc. (described under "Item 8. Financial Information—Legal Proceedings" in our annual report on Form 20-F for the year ended December 31, 2004). We believe that none of these allegations has merit. We cannot assure you, however, that we will be successful in defending against the claims that have been asserted or any other claims that may be asserted. We also cannot assure you that such claims will not have a material adverse effect on our business, financial condition, or operations. Defending infringement claims or other claims could involve substantial costs and diversion of management resources. In addition, to the extent we are not successful in defending such claims, we may be subject to injunctions with respect to the use or sale of certain of our products or to liabilities for damages and may be required to obtain licenses which may not be available on reasonable terms.

We face potential product liability claims against us.

Our products focus specifically on organizations' business-critical operations. We may be subject to claims that our products are defective or that some function or malfunction of our products caused or contributed to property, bodily or consequential damages. We minimize this risk by incorporating provisions into our distribution and standard sales agreements that are designed to limit our exposure to potential claims of liability. We carry product liability insurance in the amount of $20,000,000 per occurrence and $20,000,000 overall per annum. No assurance can be given that all claims will be covered either by the contractual provisions limiting liability or by the insurance, or that the amount of any individual claim or all claims will be covered by the insurance or that the amount of any individual claim or all claims in the aggregate will not exceed policy coverage limits. A significant liability claim against us could have a material adverse effect on our results of operations and financial position.

If our advanced compliance recording solutions fail to record our customers' interactions, we may be subject to liability and our reputation may be harmed.

Many of our customers use our solutions to record and to store recordings of commercial interactions. These recordings are used to provide back-up and verification of transactions and to guard against risks posed by lost or misinterpreted voice communications. These customers rely on our solutions to record, store and retrieve voice data in a timely, reliable and efficient manner. If our solutions fail to record our customer's interactions or our customers are unable to retrieve stored recordings when necessary, we may be subject to liability and our reputation may be harmed. Although we attempt to limit any potential exposure through quality assurance programs, insurance and contractual terms, we cannot assure you that we will eliminate or successfully limit our liability for any failure of our recording and storage solutions.

We face risks relating to government contracts.

We sell our products to, among other customers, governments and governmental entities. These sales are subject to special risks, such as delays in funding, termination of contracts or sub-contracts at the convenience of the government, termination, reduction or modification of contracts or sub-contracts in the event of changes in the government's policies or as a result of budgetary constraints, and increased or unexpected costs resulting in losses or reduced profits under fixed price contracts. Although to date we have not experienced any material problems in our performance of government contracts, or in the receipt of payments in full under such contracts, we cannot assure you that we will not experience problems in the future.

The markets in which we operate are highly competitive and we may be unable to compete successfully.

The market for our products and related services, in general, is highly competitive. Additionally, some of our principal competitors such as Witness Systems, Inc. and Verint Systems, Inc. may have significantly greater resources and larger customer bases than do we. We have seen evidence of deep price reductions by our competitors and expect to continue to see such behavior in the future, which, if we are required to match such discounting, will adversely affect our gross margins and results of operations. To date, we have been able to manage our product design and component costs. However, there can be no assurance that we will be able to continue to achieve reductions in component and product design costs. Further, the relative and varying rates of increases or decreases in product price and cost could have a material adverse impact on our earnings.

We are expanding the scope of our Voice Platforms and Applications to Enterprise Performance Management solutions, with a focus on analytic software solutions that are based on voice and data content analysis. The market for such content analysis applications is still in its early phases. Successful positioning of our products is a critical factor in our ability to maintain growth. Furthermore, new potential entrants from the traditional enterprise business intelligence and business analytics sector may decide to develop recording and content analysis capabilities and compete with us in this emerging opportunity. As a result, we expect to continue to make significant expenditures on marketing. We cannot ensure that the market awareness or demand for our new products will grow as rapidly as we expect, or if at all, that we will successfully develop new products or introduce new applications for existing products, that such new products and applications will achieve market acceptance or that the introduction of new products or technological developments by others will not adversely impact the demand for our products.

The recent expansion of Voice over Internet Protocol (or VoIP) into contact centers and trading floors may allow one or more of our competitors to take a leadership position with respect to this new technology. Strategic partners may change their vendor preference as a result or may develop embedded VoIP recording as part of the VoIP switch or networking infrastructure. We cannot assure you that our products or existing partnerships will ensure sustainable leadership.

With respect to the market for digital video products and applications (or Video Platforms and Applications), our Video Platforms and Applications are utilized by entities in the closed circuit television, or CCTV, security, gaming and retail industries to capture, store and analyze digital video and related data. The market for our Video Platforms and Applications is highly competitive and includes products offering a broad range of features and capacities. We compete with a number of large, established manufacturers of video recording systems and distributors of similar products, as well as new emerging competitors. The price per channel of digital recording systems has decreased throughout the market in recent years, primarily due to competitive pressures. We cannot assure you that the price per channel of digital recording systems will not continue to decrease or that our gross profit will not decrease as a result.

With respect to the public safety part of our business, our ability to succeed depends on our ability to develop an effective network of distributors to the mid-low segment of the public safety market, while facing pricing pressures and low barriers to entry. We face significant competition from other well-established competitors, including CVDS Inc., VoicePrint Inc. and others. Prices have decreased throughout the market in recent years, primarily due to competitive pressures. We cannot assure you that prices will not continue to decrease or that our gross profit will not decrease as a result. We believe that our ability to sell and distribute our Voice Platforms and Applications in the public safety market depends on the success of our marketing, distribution and product development initiatives. We cannot assure you that we will be successful in these initiatives.

Continuing adverse conditions in the information technology sector may lead to a decreased demand for our voice platforms and applications and may harm our business, financial condition and results of operations.

We are subject to the effects of general global, economic and market conditions. Our operating results may be materially adversely affected as a result of recent unfavorable economic conditions and reduced information technology spending, particularly in the product segments in which we compete. In particular, many enterprises, telecommunications carriers and service providers have reduced spending in connection with contact centers, and many financial institutions have reduced spending related to trading floors. Customer purchase decisions may be significantly affected by a variety of factors including trends in spending for information technology and enterprise software, market competition, and the viability or announcement of alternative technologies. If these industry-wide conditions persist, they may have a material adverse impact on our business, financial condition and results of operations.

We depend on the success of the NiceLog system and related products.

We are dependent on the success of the NiceLog system and related products to maintain profitability. In 2002, 2003 and 2004, approximately 82%, 75% and 78%, respectively, of our revenues were generated from sales of NiceLog systems and related products and we anticipate that such products will continue to account for a significant portion of our sales in the next several years. A significant decline in sales of NiceLog systems and related products, or a significant decrease in the profit margin on such products, could have a material adverse effect on our business, financial condition or results of operations.

We may be unable to develop strategic alliances and marketing partnerships for the global distribution of our Video Platforms and Applications, which may limit our ability to successfully market and sell these products.

We believe that developing marketing partnerships and strategic alliances is an important factor in our success in marketing our Video Platforms and Applications and in penetrating new markets for such products. However, unlike our Voice Platforms and Applications, we have only recently started to develop a number of strategic alliances for the marketing and distribution of our Video Platforms and Applications. We cannot assure you that we will be able to develop such partnerships or strategic alliances on terms that are favorable to us, if at all. Failure to develop such arrangements that are satisfactory to us may limit our ability to successfully market and sell our Video Platforms and Applications and may have a negative impact on our business and results of operations.

We may be unable to commercialize new video content analysis applications.

We are currently in the process of developing and commercializing new video content analysis applications that will enable real-time detection of security threats. The market for such video content analysis applications is still in an early phase. In addition, because this is a new opportunity for changing security procedures and represents a transition to proactive security management, we are not able to predict the pace at which security organizations will adopt this technology, if at all. Successful positioning of our products is a critical factor in our ability to maintain growth. New potential entrants to the market may decide to develop video content analysis capabilities and compete with us in this emerging opportunity. As a result, we expect to continue to make significant expenditures on marketing. We cannot assure you that a market for these products will develop as rapidly as we expect or at all, that we will successfully develop new products or introduce new applications for existing products, that new products or applications will meet market expectations and needs, that we will be successful in penetrating these markets and in marketing our products or that the introduction of new products or technological developments by others will not adversely impact the demand for our video content analysis applications.

If the pace of spending by the U.S. Department of Homeland Security is slower than anticipated, our security business will likely be adversely affected, perhaps materially.

The market for our security solutions in CCTV continuous recording, public safety and law enforcement is highly dependent on the spending cycle and spending scope of the United States Department of Homeland Security, as well as local, state and municipal governments and security organizations in international markets. We cannot be sure that the spending cycle will materialize and that we will be positioned to benefit from the potential opportunities.

If we are unable to maintain the security of our systems, our business, financial condition and operating results could be harmed.

The occurrence of or perception of occurrence of security breaches in the operation of our business or by third parties using our products could harm our business, financial condition and operating results. Some of our customers use our products to compile and analyze highly sensitive or confidential information. We may come into contact with such information or data when we perform service or maintenance functions for our customers. While we have internal policies and procedures for employees in connection with performing these functions, the perception or fact that any of our employees has improperly handled sensitive information of a customer or a customer's customer could negatively impact our business. If, in handling this information we fail to comply with our privacy policies or privacy and security laws, we could incur civil liability to government agencies, customers and individuals whose privacy was compromised. If personal information is received or used from sources outside the U.S., we could be subject to civil, administrative or criminal liability under the laws of other countries. In addition, third parties may attempt to breach our security or inappropriately use our products through computer viruses, electronic break-ins and other disruptions. If successful, confidential information, including passwords, financial information, or other personal information may be improperly obtained and we may be subject to lawsuits and other liability. Any internal or external security breaches could harm our reputation and even the perception of security risks, whether or not valid, could inhibit market acceptance of our products.

Our business could be materially adversely affected by changes in the legal and regulatory environment.

Our business, results of operations and financial condition could be materially adversely affected if laws, regulations or standards relating to our products or us are newly implemented or changed.

Additional tax liabilities could materially adversely affect our results of operations and financial condition.

As a global corporation, we are subject to income taxes both in Israel and various foreign jurisdictions. Our domestic and international tax liabilities are subject to the allocation of revenues and expenses in different jurisdictions and the timing of recognizing revenues and expenses. Additionally, the amount of income taxes paid is subject to our interpretation of applicable laws in the jurisdictions in which we file. From time to time, we are subject to income tax audits. While we believe we comply with all applicable income tax laws, there can be no assurance that a governing tax authority will not have a different interpretation of the law and assess us with additional taxes. Should we be assessed additional taxes, there could be a material adverse affect on our results of operations and financial condition.

Risks Relating to Israel

Our business may be impacted by inflation and NIS exchange rate fluctuations.

Exchange rate fluctuations between the United States dollar and the NIS may negatively affect our earnings. A substantial majority of our revenues and a substantial portion of our expenses are denominated in U.S. dollars. However, a significant portion of the expenses associated with our Israeli operations, including personnel and facilities related expenses, are incurred in NIS. Consequently, inflation in Israel will have the effect of increasing the dollar cost of our operations in Israel, unless it is offset on a timely basis by a devaluation of the NIS relative to the U.S. dollar. We cannot predict any future trends in the rate of inflation in Israel or the rate of devaluation of the NIS against the U.S. dollar. If the U.S. dollar cost of our operations in Israel increases, our dollar-measured results of operations will be adversely affected. In addition, exchange rate fluctuations in currency exchange rates in countries other than Israel where we operate and do business may also negatively affect our earnings.

We are subject to the political, economic and military conditions in Israel.

Our headquarters, research and development and main manufacturing facilities are located in the State of Israel, and we are directly affected by the political, economic and military conditions to which Israel is subject. Since the establishment of the State of Israel in 1948, a number of armed conflicts have taken place between Israel and its Arab neighbors. A state of hostility, varying in degree and intensity, has led to security and economic problems for Israel. Since October 2000, there has been a high level of violence between Israel and the Palestinians, which has affected Israel's relationship with several Arab countries. Acts of terrorism, armed conflicts or political instability in the region could negatively affect local business conditions and harm our results of operations. We cannot predict the effect on the region of any diplomatic initiatives or political developments between Israel and the Palestinians. Furthermore, several countries restrict doing business with Israel and Israeli companies, and additional companies may restrict doing business with Israel and Israeli companies as a result of an increase in hostilities. Our products are heavily dependent upon components imported from, and most of our sales are made to, countries outside of Israel. Accordingly, our operations could be materially adversely affected if trade between Israel and its present trading partners were interrupted or curtailed.

Some of our officers and employees are currently obligated to perform annual military reserve duty. Additionally, in the event of a military conflict, including the ongoing conflict with the Palestinians, these persons could be required to serve in the military for extended periods of time. We cannot assess the full impact of these requirements on our workforce or business and we cannot predict the effect on us of any expansion or reduction of these obligations.

Service and enforcement of legal process on us and our directors and officers may be difficult to obtain.

Service of process upon our directors and officers, most of whom reside outside the United States, may be difficult to obtain within the United States. Furthermore, since the majority of our assets and most of our directors and officers are located outside the United States, any judgment obtained in the United States against us or these individuals or entities may not be collectible within the United States.

There is doubt as to the enforceability of civil liabilities under the Securities Act of 1933, as amended, or the Securities Act, and the Securities Exchange Act of 1934, as amended, or the Exchange Act, in original actions instituted in Israel. However, subject to certain time limitations and other conditions, Israeli courts may enforce final judgments of United States courts for liquidated amounts in civil matters, including judgments based upon the civil liability provisions of those Acts.

We depend on the availability of government grants and tax benefits.

We derive and expect to continue to derive significant benefits from various programs and laws in Israel including tax benefits relating to our "Approved Enterprise" programs and certain grants from the Office of the Chief Scientist of the Ministry of Industry, Trade and Labor, or OCS, for research and development. To be eligible for these grants, programs and tax benefits, we must continue to meet certain conditions, including making certain specified investments in fixed assets and conducting the research, development and manufacturing of products developed with such OCS grants in Israel (unless a special approval has been granted for performing manufacturing activities outside Israel). From time to time, the Israeli Government has discussed reducing or eliminating the availability of these grants, programs and benefits and there can be no assurance that the Israeli Government's support of grants, programs and benefits will continue. Pursuant to the applicable Israeli law regarding "Approved Enterprises", income from two of our "Approved Enterprises" is exempt from income tax for two years. Following this two-year period, the "Approved Enterprise" will be subject to corporate tax at a reduced rate of 10-25% (based on the percentage of foreign ownership in each taxable year) for the following eight years. Income from the other two "Approved Enterprises" is tax exempt for four years. Following this four-year period, the "Approved Enterprises" are subject to corporate tax at a reduced rate of 10-25% (based on the percentage of foreign ownership in each taxable year) for the following six years. On April 1, 2005, an amendment to the applicable law regarding "Approved Enterprise" programs came into force. Pursuant to the amendment, a company's facility will be granted the status of "Approved Enterprise" only if it is proven to be an industrial facility (as defined in such law) that contributes to the economic independence of the Israeli economy and is a competitive facility that contributes to the Israeli gross domestic product. The amendment incorporates certain changes to both the criteria and procedure for obtaining "Approved Enterprise" status for an investment program, and changes to the tax benefits afforded in certain circumstances to "Approved Enterprises" under such law. The amendment will apply to Approved Enterprise programs in which the year of commencement of benefits under the law is 2004 or later, unless such programs received approval from the applicable government authority prior to December 31, 2004 in which case the provisions of the amendment will not apply. If grants, programs and benefits available to us or the laws under which they were granted are eliminated or their scope is further reduced, or if we fail to meet the conditions of existing grants, programs or benefits and are required to refund grants or tax benefits already received (together with interest and certain inflation adjustments) or fail to receive approval for future "Approved Enterprises", our business, financial condition and results of operations could be materially adversely affected.

We may be required to pay stamp duty on agreements executed by us on or after June 1, 2003. This would increase our taxes.

The Israeli Stamp Duty on Documents Law, 1961 (the "Stamp Duty Law"), provides that most documents signed by Israeli companies are subject to a stamp duty, generally at a rate of between 0.4% and 1% of the value of the subject matter of such document. De facto, it has been common practice in Israel not to pay such stamp duty unless a document is filed with a governmental authority or with the courts. As a result of an amendment to the Stamp Duty Law that came into effect on June 1, 2003, the Israeli tax authorities have approached many companies in Israel (including us) and requested the disclosure of all agreements signed by such companies after June 1, 2003 with the aim of collecting stamp duty on such agreements. The legitimacy of the aforementioned amendment to the Stamp Duty Law and of said actions by the Israeli tax authorities are currently under review by the Israeli High Court of Justice. Based on advice from our Israeli counsel, we believe that we may only be required to pay stamp duty on documents signed on or after August 2004. However, we cannot give any assurance that the tax authorities or the courts will accept such view. Although at this stage it is not yet possible to evaluate the effect, if any, on us of the amendment to the Stamp Duty Law, the same could affect our results of operations in the future.

In January 2005, an order was signed in accordance with which the said requirement to pay stamp duty is cancelled with effect from January 1, 2008.

Risks Related to our Ordinary Shares and ADSs

Our share price is volatile and may decline.

Numerous factors, some of which are beyond our control, may cause the market price of our ordinary shares or our ADSs, each of which represents one ordinary share, to fluctuate significantly. These factors include, among other things, announcements of technological innovations, development of or disputes concerning our intellectual property rights, customer orders or new products by us or our competitors, currency exchange rate fluctuations, earnings releases by us or our competitors, market conditions in the industry and the general state of the securities markets, with particular emphasis on the technology and Israeli sectors of the securities markets.

Our operating results in one or more future periods may fluctuate significantly and may cause our share price to be volatile.

The sales cycle for our products and services is variable, typically ranging between a few weeks to several months from initial contact with the potential client to the signing of a contract. Frequently, sales orders accumulate towards the latter part of a given quarter. Looking forward, given the lead time required by our contract manufacturer, if a large portion of sales orders are received late in the quarter, we may not be able to deliver products within the quarter and thus such sales will be deferred to a future quarter. There can be no assurance that such deferrals will result in sales in the near term, or at all. Thus, delays in executing client orders may affect our revenue and cause our operating results to vary widely. Additionally, as a high percentage of our expenses, particularly employee compensation, is relatively fixed, a variation in the level of sales, especially at or near the end of any quarter, may have a material adverse impact on our quarterly operating results.

In addition, our quarterly operating results may be subject to significant fluctuations due to other factors, including the timing and size of orders and shipments to customers, variations in distribution channels, mix of products, new product introductions, competitive pressures and general economic conditions. It is difficult to predict the exact mix of products for any period between hardware, software and services as well as within the product category between audio platforms and related applications, digital video and communications intelligence. Because a significant portion of our overhead consists of fixed costs, our quarterly results may be adversely impacted if sales fall below management's expectations. In addition, the period of time from order to delivery of our Audio and Video Platforms and Applications is short, and therefore our backlog for such products is currently, and is expected to continue to be, small and substantially unrelated to the level of sales in subsequent periods. As a result, our results of operations for any quarter may not necessarily be indicative of results for any future period. Due to all of the foregoing factors, in some future quarters our sales or operating results may be below our forecasts and the expectations of public market analysts or investors. In such event, the market price of our ordinary shares and ADSs would likely be materially adversely affected.

RATIO OF EARNINGS TO FIXED CHARGES

The Company has no debt. Therefore, the ratio of earnings to fixed charges is not being presented.

PRICE RANGE OF AMERICAN DEPOSITORY SHARES AND ORDINARY SHARES

Trading in the ADSs

Our American Depositary Shares, or ADSs, have been quoted on The Nasdaq National Market under the symbol "NICEV" from our initial public offering in January 1996 until April 7, 1999, and thereafter under the symbol "NICE." Prior to that time, there was no public market for our ordinary shares in the United States. Each ADS represents one ordinary share. The following table sets forth, for the periods indicated, the high and low last reported closing prices for our ADSs.

	ADSs
	High	Low
Annual
2000	$99.00	$17.50
2001	27.75	8.88
2002	17.04	6.70
2003	25.35	8.34
2004	31.39	17.88

Quarterly 2003
First Quarter	$11.13	$8.34
Second Quarter	15.19	11.10
Third Quarter	19.640	14.20
Fourth Quarter	25.35	19.01

Quarterly 2004
First Quarter	$29.88	$22.56
Second Quarter	25.75	21.16
Third Quarter	23.38	17.88
Fourth Quarter	31.39	21.04

Quarterly 2005
First Quarter	$35.03	$29.66
Second Quarter	39.85	30.57
Third Quarter	48.00	39.50

Monthly
April 2005	$37.08	$30.57
May 2005	39.85	35.93
June 2005	39.47	35.98
July 2005	42.49	39.50
August 2005	48.00	42.36
September 2005	46.05	42.64
October 2005 (through October 10, 2005)	46.25	45.61

On October 10, 2005, the last reported sale price of our ADSs was $46.25 per ADS.

The Bank of New York is the depositary for our ADSs. Its address is 101 Barclay Street, New York, New York 10286.

Trading in the Ordinary Shares

Our ordinary shares have been listed on the Tel-Aviv Stock Exchange, or TASE, since 1991. Our ordinary shares are not listed on any other stock exchange and have not been publicly traded outside Israel (other than through ADSs as noted above). The table below sets forth the high and low last reported prices of our ordinary shares (in NIS and dollars) on the TASE. The translation into dollars is based on the daily representative rate of exchange published by the Bank of Israel.

	Ordinary Shares
	High		Low
	NIS	$	NIS	$
Annual
2000	388.00	95.10	79.50	19.49
2001	97.90	23.68	39.19	9.27
2002	75.50	16.81	32.02	6.63
2003	113.30	25.04	37.96	8.01
2004	137.70	31.10	79.51	17.52

Quarterly 2003
First Quarter	52.80	11.12	37.96	8.01
Second Quarter	67.40	15.56	51.70	11.28
Third Quarter	90.20	20.25	62.70	14.15
Fourth Quarter	113.30	25.04	84.80	19.17

Quarterly 2004
First Quarter	137.70	31.10	100.80	22.36
Second Quarter	117.90	25.99	97.56	21.43
Third Quarter	107.10	23.90	79.51	17.52
Fourth Quarter	131.90	30.40	92.79	20.74

Quarterly 2005
First Quarter	151.30	34.90	130.40	29.56
Second Quarter	177.40	38.78	135.40	30.96
Third Quarter	213.70	47.73	181.00	39.50

Monthly
April 2005	160.30	36.56	135.40	30.96
May 2005	172.60	39.42	155.90	35.68
June 2005	177.40	38.78	160.20	35.29
July 2005	193.60	42.00	181.00	39.50
August 2005	213.70	47.73	193.80	42.90
September 2005	211.00	46.61	193.30	43.17
October 2005 (through October 10, 2005)	212.60	46.23	206.90	45.00

As of October 10, 2005, the last reported price of our ordinary shares on the TASE was NIS 212.60 (or $46.23) per share.

CAPITALIZATION

The following table sets forth our capitalization as of June 30, 2005. You should read this table together with the unaudited consolidated financial statements and the notes thereto and our supplemental financial data incorporated by reference in this prospectus.

As of June 30, 2005 (Unaudited)
U.S. Dollars in Thousands

Short term debt	—

Long term debt	—

SHAREHOLDERS' EQUITY:
Share Capital	$5,643
Ordinary Shares of NIS 1 par value:
Authorized: 50,000,000 shares as of June 30, 2005[1]
Issued and outstanding: 18,960,334 shares as of June 30, 2005;
Additional paid-in capital	$255,690
Deferred stock compensation	—
Accumulated other comprehensive income	3,358
Accumulated deficit	(19,922)

Total shareholders' equity	$244,769

Total capitalization	$244,769

[1]	At the annual general meeting of our shareholders held on September 28, 2005, our shareholders approved amendments to our memorandum of association and articles of association which increased our authorized share capital from 50,000,000 to 75,000,000 ordinary shares.

DIVIDEND POLICY

Since our initial public offering on Nasdaq in 1996, we have not declared or paid dividends on our ordinary shares. We intend to retain our earnings for future growth and therefore do not anticipate paying any cash dividends in the foreseeable future. Under Israeli law, dividends may be paid only out of profits and other surplus (as defined in the law) as of our most recent financial statements or as accrued over a period of two years, whichever is higher, provided that there is no reasonable concern that the dividend distribution will prevent us from meeting our existing and foreseeable obligations as they come due. Payment of future dividends, if any, will be at the discretion of our board of directors and will depend on various factors, such as our statutory profits, financial condition, operating results and current and anticipated cash needs. In the event cash dividends are declared by us, we may pay such dividends in Israeli currency. Under current Israeli regulations, any cash dividend in Israeli currency paid in respect of ordinary shares purchased by non-residents of Israel with non-Israeli currency may be freely repatriated in such non-Israeli currency, at the rate of exchange prevailing at the time of conversion. See also "Description of American Depositary Shares--Dividends, Other Distributions and Rights" beginning on page 24 for a discussion of our ADR depositary's obligations regarding dividends.

USE OF PROCEEDS

Unless we state otherwise in the applicable prospectus supplement, we expect to use the net proceeds from the sale of the securities in connection with our strategic plan, including the financing of acquisitions and other business combinations, and general corporate purposes, including capital expenditures, working capital, and repayment or reduction of long-term and short-term debt. We may invest funds that we do not immediately require in marketable securities.

DESCRIPTION OF ORDINARY SHARES

Description of Ordinary Shares

Our registered share capital consists of a single class of 75,000,000 ordinary shares, par value NIS 1.00 per share.

All issued and outstanding ordinary shares are fully paid and non-assessable. Our ordinary shares confer upon our shareholders the right to receive notices of, and to attend, shareholder meetings, the right to one vote per ordinary share at all shareholders' meetings for all purposes, and to share equally, on a per share basis, in such dividends as may be declared by our board of directors; and upon liquidation or dissolution, the right to participate in the distribution of any surplus assets of the Company legally available for distribution to shareholders after payment of all debts and other liabilities of the Company. All ordinary shares rank pari passu in all respects with each other. Our board of directors may, from time to time, make such calls as it may think fit upon a shareholder in respect of any sum unpaid in respect of shares held by such shareholder which is not payable at a fixed time, and each shareholder shall pay the amount of every call so made upon him (and of each installment thereof if the same is payable in installments).

As of June 30, 2005, we had outstanding 18,960,334 ordinary shares, and employee stock options to purchase an aggregate of 4,172,836 ordinary shares at a weighted average exercise price of $30.69, with the latest expiration date of these options being 2011 (of which options to purchase an aggregate of 2,032,649 ordinary shares were exercisable as of June 30, 2005). As of October 11, 2005, we had outstanding 19,266,603 ordinary shares. Our shareholders do not have preemptive rights.

From January 1, 2004 through October 11, 2005, we issued a total of 2,517,650 ordinary shares, of which 2,258,486 shares were issued upon the exercise of options, and 259,164 shares were issued pursuant to our employee stock purchase plan.

On October 29, 2002, as partial consideration for the acquisition of Thales Contact Solutions, we issued 2,187,500 ordinary shares to Thales Group at a fair market value of $18.1 million calculated at the date of closing.

From time to time during the three years preceding the date of this prospectus, we have issued ordinary shares under our employee stock purchase plan and as a result of exercises of options granted under our share option plans.

Duties of Shareholders

Under the Israeli Companies Law, 5759–1999, or the Companies Law, a shareholder has a duty to act in good faith towards the Company and other shareholders and to refrain from abusing his or her power in the company including, among other things, voting in a general meeting of shareholders on the following matters:

•	any amendment to the articles of association;

•	an increase of the company's authorized share capital;

•	a merger; or

•	approval of interested party transactions which require shareholder approval.

In addition, any controlling shareholder, any shareholder who knows that it possesses power to determine the outcome of a shareholder vote and any shareholder who, pursuant to the provisions of a company's articles of association, has the power to appoint or prevent the appointment of an office holder in the company, is under a duty to act with fairness towards the company. The Companies Law does not describe the substance of this duty but provides that a breach of his duty is tantamount to a breach of fiduciary duty of an officer of the Company.

Meetings of Shareholders

An annual general meeting of our shareholders shall be held once in every calendar year at such time and at such place either within or without the State of Israel as may be determined by our board of directors.

Our board of directors may, whenever it thinks fit, convene a special general meeting at such time and place, within or without the State of Israel, as may be determined by the board of directors. Special general meetings may also be convened upon requisition in accordance with the Companies Law.

Right of Non-Israeli Stockholders to Vote

Our ADSs may be freely held and traded pursuant to the General Permit and the Currency Control Law. The ownership or voting of ADSs by non-residents of Israel, except with respect to citizens of countries that are in a state of war with Israel, are not restricted in any way by our memorandum of association or articles of association or by the laws of the State of Israel.

Mergers and Acquisitions

A merger of the Company shall require the approval of the holders of a majority of seventy five percent (75%) of the voting power represented at the annual or special general meeting in person or by proxy or by written ballot, as shall be permitted, and voting thereon in accordance with the provisions of the Companies Law. Upon the request of a creditor of either party of the proposed merger, the court may delay or prevent the merger if it concludes that there exists a reasonable concern that as a result of the merger, the surviving company will be unable to satisfy the obligations of any of the parties to the merger. In addition, a merger may not be completed unless at least (i) 50 days have passed from the time that the requisite proposal for the merger has been filed by each party with the Israeli Registrar of Companies and (ii) 30 days have passed since the merger was approved by the shareholders of each party.

The Companies Law also provides that an acquisition of shares of a public company must be made by means of a tender offer if as a result of the acquisition the purchaser would become a 25% or greater shareholder of the company and there is no existing 25% or greater shareholder in the company. An acquisition of shares of a public company must be made by means of a tender offer if as a result of the acquisition the purchaser would become a 45% or greater shareholder of the company and there is no existing 45% or greater shareholder in the company. These requirements do not apply if the acquisition (i) occurs in the context of a private placement by the company that received shareholder approval, (ii) was from a 25% shareholder of the company and resulted in the acquirer becoming a 25% shareholder of the company or (iii) was from a 45% shareholder of the company and resulted in the acquirer becoming a 45% shareholder of the company. The tender offer must be extended to all shareholders, but the offerer is not required to purchase more than 5% of the company's outstanding shares, regardless of how many shares are tendered by shareholders. The tender offer may be consummated only if (i) at least 5% of the company's outstanding shares will be acquired by the offerer and (ii) the number of shares tendered in the offer exceeds the number of shares whose holders objected to the offer.

If as a result of an acquisition of shares the acquirer will hold more than 90% of a company's outstanding shares, the acquisition must be made by means of a tender offer for all of the outstanding shares. If as a result of a full tender offer the acquirer would own more than 95% of the outstanding shares, then all the shares that the acquirer offered to purchase will be transferred to it. The law provides for appraisal rights if any shareholder files a request in court within three months following the consummation of a full tender offer. If as a result of a full tender offer the acquirer would own 95% or less of the outstanding shares, then the acquirer may not acquire shares that will cause his shareholding to exceed 90% of the outstanding shares.

DESCRIPTION OF AMERICAN DEPOSITARY SHARES

Set forth below is a summary of the Deposit Agreement, as amended, among NICE, The Bank of New York as depositary (the "Depositary"), and the owners and holders from time to time of American Depositary Receipts or ADRs (or the Deposit Agreement). This summary is not complete and is qualified in its entirety by the Deposit Agreement, a form of which has been filed as Exhibit A to the registration statement on Form F-6 (Registration No. 333-13518) filed with the SEC on May 17, 2001. Additional copies of the Deposit Agreement are available for inspection at the corporate trust office of the Depositary, 101 Barclay Street, New York, New York 10286 (the "Corporate Trust Office"). The term "Custodian" shall mean the Tel Aviv, Israel office of Bank Hapoalim B.M, as agent of the Depositary.

American Depositary Receipts

ADRs, evidencing a specified number of ADSs are issuable by the Depositary pursuant to the Deposit Agreement. Each ADS represents one ordinary share deposited with the Custodian or the Depositary. An ADR may represent any number of ADSs. Only persons in whose names ADRs are registered on the books of the Depositary will be treated by us and the Depositary as owners and holders of ADSs.

Deposit and Withdrawal of Ordinary Shares

Our ordinary shares that are represented by the ADSs, or evidence of rights thereto, will be deposited with the Custodian or the Depositary and registered in the name of the Depositary (or its nominee) or the Custodian (or its nominee), which will be the holder of record of all such ordinary shares on behalf of the holders of ADRs. Subject to, the terms and conditions of the Deposit Agreement, upon deposit of ordinary shares with the Custodian or the Depositary, the Depositary will issue ADSs and execute and deliver the applicable ADR or ADRs.

The Depositary has agreed that, upon deposit with the Depositary or the Custodian of our ordinary shares accompanied by an appropriate instrument or instruments of transfer or endorsement in form reasonably satisfactory to the Depositary or the Custodian and any certificates as may be required by the Depositary or the Custodian, the Depositary will execute and deliver at its corporate trust office, upon payment of the fees, charges and taxes provided in the Deposit Agreement, to or upon the written order of the person or persons entitled thereto, an ADR registered in the name of such person or persons for the number of ADSs issuable in respect of such deposit. Deposited ordinary shares will be held by the Depositary or the Custodian for the account of the Depositary.

Upon surrender of ADRs at the Corporate Trust Office of the Depositary and upon payment of the taxes, charges and fees provided in the Deposit Agreement and subject to its terms, an ADR holder is entitled to delivery, to or upon its order, at the Corporate Trust Office of the Depositary of ordinary shares, in respect of the deposited ordinary shares and any other documents of title evidenced by the surrendered ADRs. The ADR holder will bear the risk and expense for the forwarding of share certificates and other documents of title to the Corporate Trust Office of the Depositary.

Dividends, Other Distributions and Rights

The Depositary is required to convert or cause to be converted into U.S. dollars, to the extent that in its judgment it can do so on a reasonable basis and can transfer the resulting U.S. dollars to the United States, all cash dividends and other cash distributions denominated in a currency other than U.S. dollars that it receives in respect of the deposited ordinary shares, and to distribute the amount received, net of any expenses incurred by the Depositary in connection with conversion, to the holders of ADRs. The amount distributed will be reduced by any amounts to be withheld by us or the Depositary for applicable taxes net of expenses of conversion into U.S. dollars. If the Depositary determines that any foreign currency received by it cannot be so converted on a reasonable basis and transferred, or if any required approval or license of any government or agency is denied or not obtained within a reasonable period of time, the Depositary may distribute such foreign currency received by it or hold such foreign currency uninvested and without liability for interest thereon for the respective accounts of the ADR holders. If any conversion of foreign currency, in whole or in part, cannot be effected for distribution to some of the holders of ADRs entitled thereto, the Depositary may make such conversion and distribution in U.S. dollars to the extent permissible to such holders of ADRs and may distribute the balance of the currency received by the Depositary to, or hold such balance uninvested and without liability for interest thereon for the respective accounts of such holders of ADRs.

If any distribution upon any ordinary shares deposited or deemed deposited under the Deposit Agreement consists of a dividend in, or free distribution of, additional ordinary shares, the Depositary shall, unless otherwise instructed by us, distribute to the holders of outstanding ADRs, on a pro rata basis, additional ADRs that represent the number of additional ordinary shares received as such dividend or free distribution subject to the terms and conditions of the Deposit Agreement. In lieu of delivering fractional ADRs in the event of any such distribution, the Depositary will sell the amount of additional ordinary shares represented by the aggregate of such fractions and will distribute the net proceeds to holders of ADRs. If additional ADRs are not so distributed, each ADR shall thereafter also represent the additional ordinary shares distributed together with the ordinary shares represented by such ADR prior to such distribution.

If we offer, or cause to be offered, to holders of ordinary shares any rights to subscribe for additional ordinary shares or any rights of any other nature, the Depositary, after consultation with us, shall have discretion as to the procedures to be followed in making such rights available to any holder of ADRs or in disposing of such rights and making the net proceeds available to such holder. If the Depositary reasonably determines that it is lawful and feasible to make such rights available to all holders of ADRs or certain holders of ADRs but not others, the Depositary may make such rights available to those holders of ADRs to whom it reasonably determines the distribution to be lawful and feasible in proportion to the number of ADSs held by them by means of warrants or otherwise. If making such rights available to all or certain holders of ADRs is reasonably determined by the Depositary not to be lawful or feasible, the Depositary may sell such rights or warrants or other instruments in proportion to the number of ADSs held by owners to whom it has determined it may not lawfully and feasibly make such rights available, and allocate the proceeds of such sales (net of expenses, taxes and any other applicable charges) for the account of the holders of ADRs otherwise entitled thereto upon an averaged or other practicable basis without regard to any distinctions among such holders because of exchange restrictions, or the date of delivery of any ADR or ADRs, or otherwise. The net proceeds so allocated to the holders of ADRs entitled thereto will be distributed to the extent practicable as in the case of a distribution of cash. If, by the terms of the rights offering or for any other reason, the Depositary may not either (i) make such rights available to any holders of ADRs or (ii) dispose of such rights and make the proceeds available to such holders, then the Depositary will allow the rights to lapse.

The Depositary will not offer rights to holders of ADRs unless both the rights and the securities to which such rights relate are either exempt from registration under the Securities Act with respect to a distribution to such holders or are registered under the provisions of such Act. If a holder of ADRs requests distribution of warrants or other instruments, notwithstanding that there has been no such registration under such Act, the Depositary will not make such a distribution unless it has received an opinion from our recognized counsel in the United States upon which the Depositary may rely that such distribution to such holder is exempt from such registration. We are not obligated to file any such registration statement in order to permit United States holders to participate in any such rights distribution.

If the Depositary reasonably determines that any distribution of property (other than cash), ordinary shares or rights to subscribe therefor cannot be made proportionately among the holders of the ADRs entitled thereto, or that any such distribution is not feasible for any reason, including any requirement that we or the Depositary are obligated to withhold any taxes or other governmental charges or that such securities must be registered under the Securities Act in order to be distributed, the Depositary may dispose of all or a portion of such property, ordinary shares or rights in such amounts and in such manner, including by public or private sale, as the Depositary reasonably deems equitable and practicable, and the Depositary will distribute the net proceeds of any such sale, after deduction of the fees of the Depositary as provided in the Deposit Agreement, to the ADR holders entitled thereto as in the case of a cash distribution.

The Depositary shall not be responsible for any reasonable failure to determine that it may be lawful or feasible to make such rights available to holders of ADRs in general or any holder in particular.

If a holder of ADRs requests the distribution of warrants or other instruments in order to exercise the rights allocable to the ADSs of such holder, the Depositary will make such rights available to such holder upon written notice from us to the Depositary that we have elected in our sole discretion to permit such rights to be exercised and such holder has executed such documents as we have determined in our sole discretion are reasonably required under applicable law. Upon instruction pursuant to such warrants or other instruments to the Depositary from such holder to exercise such rights, upon payment by such holder to the Depositary for the account of such holder of an amount equal to the purchase price of the ordinary shares to be received upon the exercise of the rights, and upon payment of the fees of the Depositary as set forth in such warrants or other instruments, the Depositary shall, on behalf of such holder, exercise the rights and purchase the ordinary shares, and we shall cause the ordinary shares so purchased to be delivered to the Depositary on behalf of such holder. As agent for such holder, the Depositary will cause the ordinary shares so purchased to be deposited under the Deposit Agreement, and shall issue and deliver to such holder legended ADRs, restricted as to transfer under applicable securities laws.

The Depositary will not offer to the holders of ADRs any rights to subscribe for additional ordinary shares or rights of any other nature, unless and until such a registration statement is in effect with respect to the rights and the securities to which they relate, or unless the offering and sale of such securities to the holders of such ADRs are exempt from registration under the provisions of the Securities Act and an opinion of counsel satisfactory to the Depositary and us has been obtained.

Upon any change in nominal value, change in par value, split-up, consolidation or any other reclassification of ordinary shares, or upon any recapitalization, reorganization, merger or consolidation or sale of assets affecting us or to which it is a party, any securities that shall be received by the Depositary or the Custodian in exchange for or in conversion of or in respect of ordinary shares shall be treated as newly deposited ordinary shares under the Deposit Agreement, and ADRs shall thenceforth represent the new ordinary shares so received in respect of ordinary shares, unless additional ADRs are delivered or the Depositary calls for the surrender of outstanding ADRs to be exchanged for new ADRs.

Record Dates

Whenever any cash dividend or other cash distributions shall become payable, any distribution other than cash shall be made, or rights shall be issued with respect to the ordinary shares, or whenever the Depositary shall receive notice of any meeting of holders of the ordinary shares or shareholders generally, the Depositary shall fix a record date for the ADSs, which shall be, to the extent practicable, the same record date applicable to the ordinary shares, after obtaining, if practicable, our consent if such record date is different from the record date applicable to the ordinary shares, for the determination of the holders of ADRs who are entitled to receive such dividend, distribution or rights, or net proceeds of the sale thereof, or to give instructions for the exercise of voting rights at any such meeting, subject to the provisions of the Deposit Agreement.

Reports and Other Communications

We will furnish to the Depositary all notices of shareholders' meetings and other reports and communications that are made generally available to the holders of ordinary shares. We will furnish any such reports and communications to the Depositary in English. The Depositary will make such notices, reports and communications available for inspection by ADR holders at its Corporate Trust

Office when furnished by us pursuant to the Deposit Agreement and, upon our request, the Depositary will arrange for the mailing such notices, reports and communications to ADR holders at our expense.

Voting of the Underlying Deposited Securities

Upon receipt of notice of any meeting or solicitation of consents or proxies of holders of ordinary shares, the Depositary shall, as soon as practicable thereafter, mail to holders of ADRs registered on the books of the Depositary a notice in English containing (a) such information as is contained in such notice received by the Depositary, (b) a statement that each holder of ADRs at the close of business on a specified record date will be entitled, subject to the applicable provisions of law and our articles of association, to instruct the Depositary as to the exercise of the voting rights, if any, pertaining to the ordinary shares represented by the ADSs evidenced by such holder's ADRs, and (c) a statement as to the manner in which such instructions may be given. Upon the written request of a holder of ADRs on such record date received on or before the date established by the Depositary for such purpose (the "Instruction Date"), the Depositary has agreed to endeavor, insofar as practicable and subject to the applicable provisions of law, the Deposit Agreement and our articles of association, to vote or cause to be voted the ordinary shares represented by the ADSs in accordance with any non-discretionary instruction set forth in such request. We have agreed, without increasing our obligations or potential liability to the holders of ADRs, to provide notice, to the extent practicable, of any meeting of holders of ordinary shares or shareholders generally to the Depositary sufficiently in advance of such meeting in order to enable the Depositary to vote or cause to be voted the ordinary shares represented by ADSs in accordance with the Deposit Agreement. If no instructions are received by the Depositary from any holder of ADRs with respect to any of the ordinary shares represented by the ADSs evidenced by such holder's receipts on or before the date established by the Depositary for such purpose, the Depositary shall vote the ordinary shares represented by such ADSs in proportion to the votes cast by holders of all ordinary shares, including ordinary shares evidenced by ADRs as to which valid instructions from the holders thereof shall have been given to the Depositary, provided that we shall have certified to the Depositary the proportion of votes cast by such holders.

The Depositary shall not vote any ordinary shares, other than in accordance with instructions received by holders of ADRs or as provided in the immediately preceding paragraph.

There can be no assurance that holders of ADRs generally or any holder of ADRs in particular will receive the notice described above sufficiently prior to the Instruction Date to ensure that the Depositary will vote the ordinary shares in accordance with the provisions set forth above.

Inspection of Transfer Books

The Depositary will maintain at its Corporate Trust Office, facilities for the execution and delivery, registration, registration of transfers, and surrender of ADRs and books for the registration of ADRs and transfers of ADRs that at reasonable times will be open for inspection by us and the holders of ADRs provided that such inspection shall not be for the purpose of communicating with holders of ADRs in the interest of a business or object other than our business or a matter related to the Deposit Agreement or the ADRs.

Amendment and Termination of the Deposit Agreement

The form of the ADRs and any provisions of the Deposit Agreement may at any time be amended by agreement in writing between us and the Depositary, in any respect that we deem necessary or desirable. If the amendment adds or increases fees or charges (other than taxes and other governmental charges, registration fees, cable, telex or facsimile transmission costs, delivery costs or other such expenses), or prejudices a material existing right of ADR holders, it will only become effective thirty days after the Depositary notifies you of the amendment. At the time an amendment becomes effective, you are considered, by continuing to hold your ADR, to agree to the amendment and to be bound by the Deposit Agreement as amended. In no event may any amendment impair the right of any ADR holder to surrender his ADR and receive therefore the ordinary shares and other property represented thereby, except in order to comply with mandatory provisions of applicable law.

Whenever we direct, the Depositary has agreed to terminate the Deposit Agreement by giving notice of such termination to the holders of all ADRs then outstanding at least ninety (90) days prior to the date fixed in such notice of such termination. The Depositary may likewise terminate the Deposit Agreement by mailing us and the holders of ADRs notice at any time 90 days after the Depositary shall have delivered to us a written notice of its election to resign, provided that a successor depositary shall not have been appointed and accepted its appointment before the end of such 90-day period. If any ADRs remain outstanding after the date of termination, the Depositary thereafter will discontinue the registration of transfer of ADRs, will suspend the distribution of dividends to the holders thereof and will not give any further notices or perform any further acts under the Deposit Agreement, except that the Depositary will continue (i) the collection of dividends and other distributions pertaining to the ordinary shares and any other property represented by such ADRs, (ii) the sale of rights or property, as provided in the Deposit Agreement, and (iii) the delivery of ordinary shares, together with any dividends or other distributions received with respect thereto and the net proceeds of the sale of any rights or other property, after deducting certain applicable fees, expenses and taxes, in exchange for surrendered ADRs. At any time after the expiration of one year from the date of termination, the Depositary may sell the ordinary shares and any other property represented by such ADRs and hold the uninvested net proceeds, together with any other cash then held, unsegregated and without liability for interest, for the pro rata benefit of the holders of ADRs that have not theretofore surrendered their ADRs. After making such sale, the Depositary shall be discharged from all obligations under the Deposit Agreement, except to account for net proceeds and other cash (after deducting certain applicable fees of the Depositary, expenses and taxes) and except for certain obligations as set forth in the Deposit Agreement. Upon the termination of the Deposit Agreement, we will also be discharged from all obligations under the Deposit Agreement, except for certain obligations to the Depositary.

Charges of Depositary

We will pay the fees, reasonable expenses and out-of-pocket charges of the Depositary and those of any registrar only in accordance with agreements in writing entered into between us and the Depositary from time to time. The following charges shall be incurred by any party depositing or withdrawing ordinary shares or by any party surrendering ADRs or to whom ADRs are issued (including, without limitation, issuance pursuant to a stock dividend or stock split declared by us or an exchange of stock regarding the ADRs or deposited ordinary shares or a distribution of ADRs pursuant to the terms of the Deposit Agreement):

(1)	any applicable taxes and other governmental charges,

(2)	any applicable transfer or registration fees,

(3)	certain cable, telex and facsimile transmission charges as provided in the Deposit Agreement,

(4)	any expenses incurred in the conversion of foreign currency,

(5)	a fee of $5.00 or less per 100 ADSs (or a portion thereof) for the execution and delivery of ADRs and the surrender of ADRs, and

(6)	the fees relating to a distribution of proceeds made pursuant to the Deposit Agreement.

The Depositary may own and deal in our securities and in our ADRs.

Liability of Holders for Taxes, Duties or Other Charges

Any tax or other governmental charge with respect to ADRs or any deposited ordinary shares represented by any ADR shall be payable by the holder of such ADR to the Depositary. The Depositary may refuse to effect transfer of such ADR or any withdrawal of deposited ordinary shares represented by such ADR until such payment is made, and may withhold any dividends or other distributions or may sell for the account of the holder any part or all of the deposited ordinary shares represented by such ADR and may apply such dividends or distributions or the proceeds of any such sale in payment of any such tax or other governmental charge and the holder of such ADR shall remain liable for any deficiency.

Transfer of American Depositary Receipts

The ADRs are transferable on the books of the Depositary, except during any period when the transfer books of the Depositary are closed, or if any such action is deemed necessary or advisable by us or the Depositary at any time or from time to time because of any requirement of law or of any government or governmental body or commission or under any provision of the Deposit Agreement. The surrender of outstanding ADRs and withdrawal of deposited ordinary shares may not be suspended subject only to

(1)	temporary delays caused by closing the transfer books of the Depositary or our transfer books, the deposit of ordinary shares in connection with voting at a shareholders' meeting or the payment of dividends,

(2)	the payment of fees, taxes and similar charges and

(3)	compliance with the United States or foreign laws or governmental regulations relating to the ADRs or to the withdrawal of the deposited ordinary shares.

The Depositary shall not knowingly accept for deposit under the Deposit Agreement any ordinary shares required to be registered under the provisions of the Securities Act, unless a registration statement is in effect as to such ordinary shares. As a condition to the execution and delivery, registration of transfer, split-up, combination or surrender of any ADR or withdrawal of ordinary shares, the Depositary, the Custodian or the registrar may require payment from the person presenting the ADR or the depositor of the ordinary shares of a sum sufficient to reimburse it for any tax or other governmental charge and any stock transfer or registration fee with respect thereto, payment of any applicable fees payable by the holders of ADRs, may require the production of proof satisfactory to the Depositary as to the identity and genuineness of any signature and may also require compliance with any regulations the Depositary may establish consistent with the provisions of the Deposit Agreement. The Depositary may refuse to execute and deliver ADRs, register the transfer of any ADR or make any distribution on, or related to, ordinary shares until it or the Custodian has received proof of citizenship or residence, exchange control approval or other information as it may deem necessary or proper.

Pre-Release of ADRs

In certain circumstances, subject to the provisions of the Deposit Agreement, the Depositary may execute and deliver ADRs before deposit of the underlying shares. This is called a pre-release. A pre-release is closed-out as soon as the underlying shares are delivered to the Depositary. The Depositary may pre-release ADRs only under the following conditions: (1) before or at the time of the pre-release, the person to whom the pre-release is being made must represent to the Depositary in writing that it or its customer (a) owns the shares to be deposited, (b) at all times fully collateralized with cash or such other collateral as the Depositary deems appropriate, (c) terminable by the Depositary on not more than five (5) business days notice, and (d) subject to further indemnities or credit regulations as the Depositary deems appropriate. In addition, the Depositary will limit the number of pre-release ADSs to not more than 30% of all ADSs (excluding those evidenced by pre-released ADRs). However, the Depositary reserves the right to change or disregard this limit from time to time as it deems appropriate. The Depositary may retain for its own account any compensation received by it in connection with the pre-releases.

General

Neither we nor the Depositary nor any of our respective directors, employees, agents or affiliates will be liable to the holders of ADRs if by reason of any present or future law or regulation of the

United States or any other country or of any government or regulatory authority or any stock exchange, any provision, present or future, of our memorandum and articles of association or any circumstance beyond our control, we or the Depositary or any of our respective directors, employees, agents or affiliates is prevented or forbidden from performing its obligations or exercising its discretion under the Deposit Agreement or is subject to any civil or criminal penalty on account of performing its obligations. Our obligations and the obligations of the Depositary under the Deposit Agreement are expressly limited to performing such obligations specifically set forth in the Deposit Agreement without negligence or bad faith.

DESCRIPTION OF DEBT SECURITIES

The following is a general description of the debt securities that we may offer from time to time. The particular terms of the debt securities offered by any prospectus supplement and the extent, if any, to which the general provisions described below may apply to those securities will be described in the applicable prospectus supplement. We may also sell hybrid securities that combine certain features of debt securities and other securities described in this prospectus. As you read this section, please remember that the specific terms of a debt security as described in the applicable prospectus supplement will supplement and may modify or replace the general terms described in this section. If there are any differences between the applicable prospectus supplement and this prospectus, the applicable prospectus supplement will control. As a result, the statements we make in this section may not apply to the debt security you purchase.

As used in this "DESCRIPTION OF DEBT SECURITIES," the "Company," "we," "us" and "our" refer to NICE-Systems Ltd. and do not include our subsidiaries.

General

The debt securities that we offer will be either senior debt securities or subordinated debt securities. We will issue senior debt securities under an indenture, which we refer to as the senior indenture, to be entered into between us and the trustee named in the applicable prospectus supplement. We will issue subordinated debt securities under a different indenture, which we refer to as the subordinated indenture, to be entered into between us and the trustee named in the applicable prospectus supplement. We refer to both the senior indenture and the subordinated indenture as the indentures and each, individually, as an indenture. We refer to each of the trustees under the indentures as a trustee.

The indentures provide that the debt securities that we offer and any of the Company's additional debt securities may be issued from time to time in one or more series under the applicable indenture. The indentures may be supplemented (including by an officer's certificate of an officer of the Company) or amended as necessary to set forth the terms of the debt securities issued under the indentures. Material terms of the debt securities and the indentures are set forth below. You should read the indentures, including any supplements (including any such officer's certificates) or amendments, carefully to fully understand the terms of the debt securities. The forms of the indentures have been filed as exhibits to the registration statement of which this prospectus is a part. The indentures are subject to, and are governed by, the Trust Indenture Act of 1939, as amended. You should refer to the Trust Indenture Act for provisions that apply to the debt securities. Any supplemental indentures or officer's certificates will be filed with the SEC on a Form 6-K or by a post-effective amendment to the registration statement of which this prospectus is part.

The senior debt securities will be unsubordinated obligations of the Company. They will be unsecured and will rank equally with each other and all of our other unsubordinated, unsecured debt, unless otherwise indicated in the applicable prospectus supplement. The subordinated debt securities will be subordinated in right of payment to the prior payment in full of our senior debt. See "Subordination of Subordinated Debt Securities." The subordinated debt securities will be unsecured and will rank equally with each other, unless otherwise indicated in the applicable prospectus supplement. We will indicate in each applicable prospectus supplement, as of the most recent practicable date, the aggregate amount of our outstanding debt that would rank senior to the subordinated debt securities.

Unless otherwise provided in the prospectus supplement relating to any debt securities, the debt securities will not constitute obligations of our subsidiaries. Creditors of our subsidiaries are entitled to a claim on the assets of those subsidiaries. Consequently, in the event of a liquidation or reorganization of any subsidiary, creditors of the subsidiary are likely to be paid in full before any distribution is made to the Company and holders of debt securities, except to the extent that the Company is itself recognized as a creditor of such subsidiary, in which case the Company's claims would still be subordinate to any security interests in the assets of such subsidiary and any debt of such subsidiary senior to that held by the Company.

The indentures do not limit the amount of debt securities that can be issued thereunder and provide that debt securities of any series may be issued thereunder up to the aggregate principal amount that we may authorize from time to time.

The indentures do not limit the amount of other indebtedness or securities that we may issue.

We may issue debt securities of the same series at more than one time and, unless prohibited by the terms of the series, we may "reopen" a series and issue additional debt securities of that series, without the consent of the holders of the outstanding debt securities of that series.

A prospectus supplement and an officer's certificate or a supplemental indenture relating to any series of debt securities being offered will include specific terms relating to that offering. These terms will include some or all of the following terms that apply to that series:

•	The title of the debt securities;

•	Any limit upon the total principal amount of the debt securities;

•	The dates, or the method to determine these dates, on which the principal of the debt securities will be payable and how it will be paid;

•	The interest rate or rates, if any, which the debt securities will bear, or how the rate or rates will be determined, the interest payment dates for the debt securities and the regular record dates for interest payments;

•	Any right to delay the interest payments for the debt securities;

•	The percentage, if less than 100%, of the principal amount of the debt securities that will be payable if the maturity of the debt securities is accelerated;

•	Any date or dates on which the debt securities may be redeemed at the option of the Company and the price or prices at which, and the conditions upon which, such debt securities may be redeemed;

•	Any sinking fund or other provisions that would obligate the Company to repurchase or otherwise redeem the debt securities;

•	Any additions to the events of default under the indentures or additions to the covenants of the Company under the indentures for the benefit of the holders of the debt securities;

•	If the debt securities will be issued in denominations other than multiples of $1,000;

•	If payments on the debt securities may be made in a currency or currencies other than United States dollars;

•	Any rights or duties of another entity to assume the obligations of the Company with respect to the debt securities;

•	Any collateral, security, assurance or guarantee for the debt securities;

•	Any terms pursuant to which the debt securities may be converted into or exchanged for ordinary shares or other securities of the Company or any other entity;

•	Any requirement to pay additional amounts for withholding or deducting taxes or other governmental charges and, if applicable, any related right to optionally redeem the debt securities rather than pay such additional amounts or otherwise;

•	Any trustees or agents for the debt securities, including depositories, authenticating agents, paying agents, transfer agents or registrars;

•	Whether the debt securities will be represented in whole or in part by one or more global securities registered in the name of a depository or its nominee and matters incidental to any such global securities;

•	The place or places where the principal of and interest, if any, on the debt securities will be payable;

•	The place or places where the debt securities may be registered for transfer or exchanged; and

•	Any other terms of the debt securities not inconsistent with the terms of the applicable indenture.

We may sell debt securities at a discount below their principal amount. United States federal income tax considerations applicable to debt securities sold at an original issue discount or other special considerations applicable to original issue discount securities may be described in the prospectus supplement. In addition, important United States federal income tax or other tax considerations applicable to any debt securities denominated or payable in a currency or currency unit other than United States dollars may be described in the prospectus supplement.

The Company may, at any time and from time to time, purchase any outstanding debt securities by tender, in the open market or by private agreement, provided that it complies with United States federal securities laws and any other applicable laws.

We will comply with Section 14(e) under the Exchange Act, to the extent applicable, and any other tender offer rules under the Exchange Act which may then be applicable, in connection with any obligation to purchase debt securities at the option of the holders thereof. Any such obligation applicable to a series of debt securities will be described in the prospectus supplement relating thereto.

Unless otherwise described in a prospectus supplement relating to any debt securities, there are no covenants or provisions contained in the indentures that may afford the holders of debt securities protection in the event that we enter into a highly leveraged transaction.

The statements made hereunder relating to the indentures and the debt securities are summaries of certain provisions thereof and do not purport to be complete and are qualified in their entirety by reference to all provisions of the indentures and the debt securities.

As used in this "DESCRIPTION OF DEBT SECURITIES":

•	"debt securities" mean debt securities of any and all series outstanding under the indentures as the context shall require;

•	"additional amounts" means any additional amounts as referred to above or any other additional amounts, in all cases as may be specified for a series of debt securities under the applicable indenture.

Form of Debt Securities

Unless otherwise provided in the prospectus supplement relating to any debt securities, the debt securities may be issued only in fully registered form in minimum denominations of $1,000 and any integral multiple thereof. Additionally, the debt securities may be represented in whole or in part by one or more global debt securities registered in the name of a depository or its nominee and, if so represented, interests in such global debt securities will be shown on, and transfers thereof will be effected only through, records maintained by the designated depository and its participants.

Payment and Paying Agents

Unless otherwise provided in the prospectus supplement relating to any debt securities, principal, interest and premium, if any, will be payable at the office or offices or agency we maintain for such purposes, provided that payment of interest on the debt securities may be paid at our election at such place by check mailed to the persons entitled thereto at the addresses of such persons appearing on the security register. Interest on the debt securities will be payable on any interest payment date to the persons in whose name the debt securities are registered at the close of business on the record date for such interest payment. However, interest payable at maturity will be paid to the person to whom the principal is paid. If there has been a default in the payment of interest on any debt securities, the defaulted interest may be paid to the holder of that debt security as of the close of business on a date between 10 to 15 days before the date proposed by us for payment of such defaulted interest or in any other manner permitted by any securities exchange on which that debt security may be listed, if the trustee finds it workable.

Registration and Transfer

Unless otherwise provided in the prospectus supplement relating to any debt securities, the transfer of debt securities may be registered, and the debt securities may be exchanged for an equal aggregate principal amount of debt securities of the same series or tranche of authorized denominations, upon surrender of the debt securities at the office or offices or agency we maintain for such purposes and upon fulfillment of all other requirements of such agent. Unless otherwise provided for in the prospectus supplement, no service charge will be made for any registration of transfer or exchange of the debt securities, but we may require payment of an amount sufficient to cover any tax or other governmental charge payable in connection therewith.

We will not be required to execute or to provide the registration of transfer or the exchange of:

•	any debt securities during the 15 days before giving any notice of redemption, or

•	any debt securities selected for redemption, except the unredeemed portion of any debt security being redeemed in part.

Events of Default

An "event of default" with respect to the debt securities of any series is defined in the indentures as:

(1)	default in the payment of any installment of interest, or additional amounts, if any, upon any of the debt securities of such series as and when the same shall become due and payable, and continuance of such default for a period of 30 days;

(2)	default in the payment of all or any part of the principal of any of the debt securities of such series as and when the same shall become due and payable either at maturity, upon any redemption, by declaration or otherwise;

(3)	default in the performance, or breach, of any other covenant or warranty contained in the debt securities of such series or set forth in the applicable indenture (other than a covenant or warranty included in the applicable indenture solely for the benefit of one or more series of debt securities other than such series) and continuance of such default or breach for a period of 90 days after notice by the trustee or by the holders of at least 25% in principal amount of the outstanding debt securities of such series as provided in the applicable indenture; and

(4)	certain events of bankruptcy, liquidation, insolvency or reorganization of the Company.

Additional events of default may be added for the benefit of holders of a series of debt securities which, if added, will be described in the prospectus supplement relating to such debt securities.

An event of default for a particular series of debt securities does not necessarily constitute an event of default for any other series of debt securities issued under the indentures.

The indentures provide that the trustee shall notify the holders of debt securities of each series of any continuing default known to the trustee which has occurred with respect to such series within 90 days after the occurrence thereof. The indentures provide that notwithstanding the foregoing, except in the case of default in the payment of the principal of, or interest or premium, if any, on any of the debt securities of such series, the trustee may withhold such notice if the trustee in good faith determines that the withholding of such notice is in the interests of the holders of debt securities of such series.

Remedies

The indentures provide that if an event of default with respect to any series of debt securities shall have occurred and be continuing, either the trustee or the holders of not less than 25% in aggregate principal amount of debt securities of such series then outstanding may declare the principal amount of all debt securities of such series to be due and payable immediately.

At any time after a declaration of acceleration with respect to the debt securities of a particular series has been made and before a judgment or decree for payment of the money due has been obtained by a trustee, the event of default under the indentures giving rise to the declaration of acceleration will be considered waived, and the declaration and its consequences will be considered rescinded and annulled, if:

•	The Company has paid or deposited with the trustee a sum sufficient to pay:

(1)	all overdue interest and additional amounts, if any on all debt securities of that series;

(2)	the principal of and premium, if any, on any debt securities of that series that have otherwise become due and interest that is currently due;

(3)	interest on overdue interest or additional amounts, if any; and

(4)	all amounts due to the trustee under the applicable indenture; and

•	Any other event of default under the applicable indenture with respect to the debt securities of that series has been cured or waived as provided in such indenture.

There is no automatic acceleration, even in the event of bankruptcy, liquidation, insolvency or reorganization of the Company.

Other than its duties in case of an event of default under the indentures, the trustee is not obligated to exercise any of its rights or powers under the indentures at the request, order or direction of any of the holders, unless the holders offer the trustee a reasonable indemnity. If they provide this reasonable indemnity, the holders of a majority in principal amount of any series of debt securities will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any power conferred upon the trustee, with respect to the debt securities of such series. However, if the event of default under an indenture relates to more than one series of debt securities, only the holders of a majority in aggregate principal amount of all affected series of debt securities outstanding under that indenture, considered as one class, will have the right to give this direction. The trustee is not obligated to comply with directions that conflict with law or other provisions of the indentures, and subject to certain other limitations.

No holder of debt securities of any series will have any right to institute any proceeding under an indenture, or any remedy under an indenture, unless:

•	The holder has previously given to the trustee written notice of a continuing event of default under the applicable indenture;

•	The holders of a majority in aggregate principal amount of the outstanding debt securities of all series in respect of which an event of default under such indenture has occurred and is continuing have made a written request to the trustee, and have offered reasonable indemnity to the trustee to institute proceedings; and

•	The trustee has failed to institute any proceeding for 60 days after notice and has not received during such period any direction from the holders of a majority in aggregate principal amount of the outstanding debt securities of all series in respect of which an event of default under such indenture has occurred and is continuing, inconsistent with the written request of holders referred to above.

However, these limitations do not apply to a suit by a holder of a debt security for payment of the principal of, or premium, if any, or interest or additional amounts, if any, on the debt security on or after the applicable due date.

The indentures require that we file annually with the trustee a certificate as to compliance with our covenants contained in the indentures.

Consolidation, Merger and Sale of Assets

Under the terms of the indentures, the Company may not consolidate with or merge into any other entity or convey, transfer or lease its properties and assets substantially as an entirety to any person or entity, unless:

•	The entity formed by such consolidation or into which the Company is merged or the person or entity which acquires by conveyance or transfer, or which leases, the properties and assets of the Company substantially as an entirety shall expressly assume the Company's obligations on all debt securities and under the applicable indenture;

•	Immediately after giving effect to the transaction, no event of default under the applicable indenture, or event which, after notice or lapse of time or both, would become an event of default under the applicable indenture, shall have occurred and be continuing; and

•	The Company shall have delivered to the trustee an officer's certificate and an opinion of counsel as provided in the applicable indenture.

Upon any such consolidation, merger, conveyance or transfer effected in accordance with the foregoing indenture terms, the Company will be relieved of all of its obligations under the applicable indenture and the applicable debt securities, except in the case of a lease.

The terms of the indentures do not restrict:

•	Any consolidation or merger of the Company in which the Company is the surviving or resulting entity;

•	Any conveyance, transfer or lease of any part of the properties of the Company which does not constitute a conveyance, transfer or lease of all or substantially all of the direct assets of the Company; or

•	The approval or consent of the Company to any consolidation or merger of any direct or indirect subsidiary or affiliate of the Company, or any conveyance, transfer or lease by any subsidiary or affiliate of any of its assets.

Modification and Waiver

Modification without Consent of Holders

Without the consent of any holder of debt securities issued under an indenture, the Company and the trustee may enter into one or more supplemental indentures for any of the following purposes:

•	To evidence the assumption by any permitted successor of the covenants of the Company in the applicable indenture and in the debt securities;

•	To evidence the addition of any guarantee for the benefit of the holders, or the release or substitution of any guarantor in accordance with the provisions of the applicable indenture or the debt securities;

•	To add one or more covenants or other provisions for the benefit of the holders of all or any series or tranche of debt securities or to surrender any right or power conferred upon the Company under the applicable indenture;

•	To add additional events of default under the applicable indenture for all or any series of debt securities;

•	To change or eliminate or add any provision to the applicable indenture; provided, however, if the change will adversely affect the interests of the holders of debt securities of any series under the applicable indenture in any material respect, the change, elimination or addition will become effective only:

(1)	when the consent of the holders of debt securities of such series has been obtained in accordance with the applicable indenture; or

(2)	when no debt securities of the affected series remain outstanding under the applicable indenture;

•	To provide collateral security for all but not part of the debt securities under the applicable indenture;

•	To establish the form or terms of debt securities of any other series as permitted by the indentures;

•	To provide for the authentication and delivery of bearer securities with or without coupons;

•	To evidence and provide for the acceptance of appointment by a separate or successor trustee or co-trustee;

•	To provide for the procedures required for use of a noncertificated system of registration for the debt securities of all or any series;

•	To change any place where principal, premium, if any, and interest and additional amounts, if any, shall be payable, debt securities may be surrendered for registration of transfer or exchange and notices to the Company may be served; or

•	To cure any ambiguity, or to correct or supplement any provision in the applicable indenture that may be defective or inconsistent with any other provision in the applicable indenture.

Modification and Waiver with Consent of Holders

The holders of at least a majority in aggregate principal amount of the debt securities of all series then outstanding under an indenture to which certain restrictive provisions contained or provided for in such indenture apply, considered as one class, may waive compliance by the Company with such provisions. The holders of not less than a majority in principal amount of the outstanding debt securities of any series may waive any past default under an indenture with respect to that series, except a default in the payment of principal, premium, if any, or interest or additional amounts, if any, and certain covenants and provisions of an indenture that cannot be modified or be amended without the consent of the holder of each outstanding debt security of any series affected.

The consent of the holders of a majority in aggregate principal amount of the debt securities of all series then outstanding under an indenture, considered as one class, is required for all other modifications to such indenture. However, if less than all of the series of debt securities outstanding are directly affected by a proposed supplemental indenture, then the consent only of the holders of a majority in aggregate principal amount of the outstanding debt securities of all series that are directly affected, considered as one class, will be required. No such amendment or modification may:

•	Change the stated maturity of the principal of, or any installment of principal of or interest on, any debt security, or reduce the principal amount of any debt security or its rate of interest or change the method of calculating that interest rate or reduce any premium payable upon redemption, or change any of the Company's obligations to pay additional amounts, or change the currency in which payments are made, or impair the right to institute suit for the enforcement of any payment on or after the stated maturity of any debt security, without the consent of the holder;

•	Reduce the percentage in principal amount of the outstanding debt securities of any series the consent of the holders of which is required for any supplemental indenture or any waiver of compliance with a provision of an indenture or any default thereunder and its consequences, or reduce the requirements for quorum or voting, without the consent of all the holders of the debt securities of that series; or

•	Modify some of the provisions of an indenture relating to supplemental indentures, waivers of some covenants and waivers of past defaults with respect to the debt securities of any series, without the consent of the holder of each outstanding debt security affected by such modifications.

A supplemental indenture that changes an indenture solely for the benefit of one or more particular series of debt securities, or modifies the rights of the holders of debt securities of one or more series, will not affect the rights under that indenture of the holders of the debt securities of any other series.

The indentures provide that debt securities owned by the Company or anyone else required to make payment on the debt securities or their respective affiliates shall be disregarded and considered not to be outstanding in determining whether the required holders have given a request or consent.

We may fix in advance a record date to determine the required number of holders entitled to give any request, demand, authorization, direction, notice, consent, waiver or other such act of the holders, but we shall have no obligation to do so. If we fix a record date, that request, demand, authorization, direction, notice, consent, waiver or other act of the holders may be given before or after that record date, but only the holders of record at the close of business on that record date will be considered holders for the purposes of determining whether holders of the required percentage of the outstanding debt securities have authorized or agreed or consented to the request, demand, authorization, direction, notice, consent, waiver or other act of the holders. For that purpose, the outstanding debt securities shall be computed as of the record date. Any request, demand, authorization, direction, notice, consent, election, waiver or other act of a holder of any debt security will bind every future holder of that debt security and the holder of every debt security issued upon the registration of transfer of or in exchange for that debt security. A transferee will also be bound by acts of the trustee or the Company in reliance thereon, whether or not notation of that action is made upon the debt security.

Defeasance, Satisfaction and Discharge

The Company will be discharged from its obligations with respect to the debt securities of a particular series if it irrevocably deposits with the trustee or any paying agent, other than the Company, sufficient cash or government securities or combination thereof to pay the principal, interest, any premium and any other sums when due on the stated maturity date or a redemption date of that series of debt securities.

The prospectus supplement may further describe these or other provisions, if any, permitting defeasance and satisfaction and discharge with respect to the debt securities of a particular series.

Subordination of Subordinated Debt Securities

The senior debt securities will constitute part of our Senior Indebtedness (as defined below) and will rank pari passu with all outstanding senior debt. Except as set forth in the related prospectus supplement, the subordinated debt securities will be subordinated and junior in right of payment to all Senior Indebtedness of the Company, including the senior debt securities. No payment of the principal of the subordinated debt securities (including redemption and sinking fund payments), or interest or additional amounts, if any, on the subordinated debt securities may be made until all amounts due to holders of Senior Indebtedness have been paid, if any of the following occurs:

•	Specified events of bankruptcy, liquidation, insolvency or reorganization of the Company;

•	Any Senior Indebtedness is not paid when due and that default continues without waiver;

•	Any other default has occurred and continues without waiver pursuant to which the holders of Senior Indebtedness are permitted to accelerate the maturity of Senior Indebtedness; or

•	The maturity of any series of subordinated debt securities under the subordinated indenture has been accelerated under the subordinated indenture and such acceleration has not been rescinded or annulled.

Senior Indebtedness is defined in the subordinated indenture to include all notes and other obligations, including guarantees, of the Company, for borrowed money unless by their terms they are not superior in right of payment to or are equal in right of payment to the subordinated debt securities.

Upon any distribution of the Company's assets to creditors in connection with any insolvency, bankruptcy or similar proceeding, all principal of, and premium, if any, and interest due or to become due on all Senior Indebtedness must be paid in full before the holders of the subordinated debt securities are entitled to receive or retain any payment.

This subordination will not prevent the occurrence of any event of default with respect to the subordinated debt securities. There is no limitation on the issuance of additional Senior Indebtedness in the subordinated indenture. As of October 11, 2005, the Company had no outstanding Senior Indebtedness.

Resignation of a Trustee

A trustee may resign at any time by giving written notice to us or may be removed at any time by act of the holders of a majority in principal amount of all series of debt securities then outstanding under the applicable indenture delivered to such trustee and us. No resignation or removal of a trustee and no appointment of a successor trustee will be effective until the acceptance of appointment by a successor trustee.

Notices

Notices to holders of debt securities will be given by mail to the addresses of such holders as they may appear in the security register for such debt securities.

Title

The Company, each trustee, and any agent of the Company or a trustee, may treat the person in whose name any debt security is registered as the absolute owner of that debt security, whether or not such debt security may be overdue, for the purpose of making payments and for all other purposes, irrespective of notice to the contrary.

Governing Law

The indentures and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York.

Global Debt Securities

The debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depository (a "Debt Depository") identified in the applicable prospectus supplement. Global securities may be issued in either registered or bearer form and in either temporary or permanent form. Unless otherwise provided in such prospectus supplement, debt securities that are represented by a global security will be issued in denominations of $1,000 or any integral multiple thereof and will be issued in registered form only, without coupons. Payments of principal of, and redemption premium, if any, and interest, if any, on debt securities represented by a global security will be made by the Company to the trustee under the applicable indenture, and then forwarded to the Debt Depository.

We anticipate that any global securities will be deposited with, or on behalf of, The Depository Trust Company ("DTC"), New York, New York and that such global securities will be registered in the name of Cede & Co., (DTC's partnership nominee) or such other name as may be requested by an authorized representative of DTC. One fully-registered debt security certificate will be issued for each issue of the debt securities, each in the aggregate principal amount of such issue, and will be deposited with DTC. If, however, the aggregate principal amount of any issue exceeds $500 million, one certificate will be issued with respect to each $500 million of principal amount and an additional certificate will be issued with respect to any remaining principal amount of such issue. We further anticipate that the following provisions will apply to the depository arrangements with respect to any such global securities. Any additional or differing terms of the depository arrangements will be described in the prospectus supplement relating to a particular series of debt securities issued in the form of global securities.

So long as DTC or its nominee is the registered owner of a global security, DTC or its nominee, as the case may be, will be considered the sole holder of the debt securities represented by such global security for all purposes under the applicable indenture. Except as described below, owners of beneficial interests in a global security will not be entitled to have debt securities represented by such global security registered in their names, will not receive or be entitled to receive physical delivery of debt securities in certificated form and will not be considered the owners or holders thereof under the applicable indenture. The laws of some states require that certain purchasers of securities take physical delivery of such securities in certificated form; accordingly, such laws may limit the transferability of beneficial interests in a global security.

If DTC is at any time unwilling or unable to continue as Debt Depository or if at any time DTC ceases to be a clearing agency registered under the Exchange Act if so required by applicable law or regulation, and, in either case, we do not appoint a successor Debt Depository within 90 days, we will issue individual debt securities in certificated form in exchange for the global securities. In addition, we may determine, at any time and in our sole discretion, not to have any debt securities represented by one or more global securities, and, in such event, will issue individual debt securities in certificated form in exchange for the relevant global securities. In any such instance, or upon such other conditions as may be established with respect to a particular series of debt securities, an owner of a beneficial interest in a global security will be entitled to physical delivery of individual debt securities in certificated form of like tenor and rank, equal in principal amount to such beneficial interest, and to have such debt securities in certificated form registered in its name. Unless otherwise described in the applicable prospectus supplement, debt securities so issued in certificated form will be issued in denominations of $1,000 or any integral multiple thereof, and will be issued in registered form only, without coupons.

DTC, the world's largest depository, is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds and provides asset servicing for over 2.2 million issues of U.S. and non-U.S. equity, corporate and municipal debt issues, and money market instrument from over 100 countries that DTC's participants ("Direct Participants") deposit with DTC. DTC also facilitates the post-trade settlement among Direct Participants of sales and other securities transactions in deposited securities through electronic computerized book-entry transfers and pledges between Direct Participants' accounts. This eliminates the need for physical movement of securities certificates. Direct Participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation ("DTCC"). DTCC, in turn, is owned by a number of Direct Participants of DTC and Members of the National Securities Clearing Corporation, Fixed Income Clearing Corporation, and Emerging Markets Clearing Corporation (NSCC, FICC, and EMCC, also subsidiaries of DTCC), as well as by the New York Stock Exchange, Inc., the American Stock Exchange LLC, and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, and clearing corporations that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants"). DTC has Standard & Poor's highest rating: AAA. The DTC Rules applicable to its Participants are on file with the SEC. More information about DTC can be found at www.dtcc.com and www.dtc.org.

Purchases of debt securities under the DTC system must be made by or through Direct Participants, which will receive a credit for the debt securities on DTC's records. The ownership interest of each actual purchaser of each debt security ("Beneficial Owner") is in turn to be recorded on the Direct and Indirect Participants' records. Beneficial Owners will not receive written confirmation from DTC of their purchase. Beneficial Owners are, however, expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participant through which the Beneficial Owner entered into the transaction. Transfers of ownership interests in the debt securities are to be accomplished by entries made on the books of Direct and Indirect Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in debt securities, except in the event that use of the book-entry system for the debt securities is discontinued.

To facilitate subsequent transfers, all debt securities deposited by Direct Participants with DTC are registered in the name of DTC's partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of the debt securities with DTC and their registration in the name of Cede & Co. or such other nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the debt securities; DTC records reflect only the identity of the Direct Participants to whose accounts such debt securities are credited, which may or may not be the Beneficial Owners. The Direct and Indirect Participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

If global securities are subject to redemption, redemption notices shall be sent to DTC. If less than all of the debt securities within an issue are being redeemed, DTC's practice is to determine by lot the amount of the interest of each Direct Participant in such issue to be redeemed.

Neither DTC nor Cede & Co. (nor such other DTC nominee) will consent or vote with respect to the debt securities unless authorized by a Direct Participant in accordance with DTC's Procedures. Under its usual procedures, DTC mails a proxy (an "Omnibus Proxy") to us as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts the debt securities are credited on the record date (identified in a listing attached to the Omnibus Proxy).

Principal, redemption premium, if any, and interest payments, if any, on the debt securities will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC's practice is to credit Direct Participants' accounts upon DTC's receipt of funds and corresponding detail information from us on payable date in accordance with their respective holdings shown on DTC's records. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such Participant and not of DTC nor its nominee, the trustee, or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal, redemption premium, if any, and interest, if any, to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) is our responsibility, disbursement of such payments to Direct Participants will be the responsibility of DTC, and disbursement of such payments to the Beneficial Owners will be the responsibility of Direct and Indirect Participants.

DTC may discontinue providing its services as Debt Depository with respect to the debt securities at any time by giving reasonable notice to us or the trustee under the applicable indenture. Under such circumstances, in the event that a successor Debt Depository is not obtained, debt security certificates are required to be printed and delivered.

We may decide to discontinue use of the system of book-entry-only transfers through DTC (or a successor Debt Depository). In that event, debt security certificates will be printed and delivered.

The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy thereof.

None of us, any trustee or any applicable paying agent or securities registrar will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in a global security, or for maintaining, supervising or reviewing any records relating to such beneficial interest.

DESCRIPTION OF PURCHASE CONTRACTS

We may issue purchase contracts for the purchase or sale of debt or equity securities issued by us, a basket of such securities, an index or indices of such securities or any combination of the above as specified in the applicable prospectus supplement.

Each purchase contract will entitle the holder thereof to purchase or sell, and obligate us to sell or purchase, on specified dates, such securities, currencies or commodities at a specified purchase price, which may be based on a formula, all as set forth in the applicable prospectus supplement. We may, however, satisfy our obligations, if any, with respect to any purchase contract by delivering the cash value of such purchase contract or the cash value of the property otherwise deliverable or, in the case of purchase contracts on underlying currencies, by delivering the underlying currencies, as set forth in the applicable prospectus supplement. The applicable prospectus supplement will also specify the methods by which the holders may purchase or sell such securities, currencies or commodities and any acceleration, cancellation or termination provisions or other provisions relating to the settlement of a purchase contract.

The purchase contracts may require us to make periodic payments to the holders thereof or vice versa, which payments may be deferred to the extent set forth in the applicable prospectus supplement, and those payments may be unsecured or prefunded on some basis. The purchase contracts may require the holders thereof to secure their obligations in a specified manner to be described in the applicable prospectus supplement. Alternatively, purchase contracts may require holders to satisfy their obligations thereunder when the purchase contacts are issued. Our obligation to settle such pre-paid purchase contacts on the relevant settlement date may constitute indebtedness. Accordingly, pre-paid purchase contracts will be issued under either the senior indenture or the subordinated indenture.

DESCRIPTION OF UNITS

We may, from time to time, issue units comprised of one or more of the other securities that may be offered under this prospectus, in any combination. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately at any time, or at any time before a specified date.

Any applicable prospectus supplement will describe:

•	the material terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

•	any material provisions relating to the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units; and

•	any material provisions of the governing unit agreement that differ from those described above.

DESCRIPTION OF WARRANTS

We may issue warrants to purchase debt or equity securities or any combination of the foregoing. Warrants may be issued independently or together with any other securities and may be attached to, or separate from, such securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent. The terms of any warrants to be issued and a description of the material provisions of the applicable warrant agreement will be set forth in the applicable prospectus supplement.

The applicable prospectus supplement will describe the following terms of any warrants in respect of which this prospectus is being delivered:

•	the title of such warrants;

•	the aggregate number of such warrants;

•	the price or prices at which such warrants will be issued;

•	the currency or currencies, in which the price of such warrants will be payable;

•	the securities purchasable upon exercise of such warrants;

•	the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;

•	if applicable, the minimum or maximum amount of such warrants which may be exercised at any one time;

•	if applicable, the designation and terms of the securities with which such warrants are issued and the number of such warrants issued with each such security;

•	if applicable, the date on and after which such warrants and the related securities will be separately transferable;

•	information with respect to book-entry procedures, if any;

•	any material Israeli and U.S. federal income tax consequences;

•	the antidilution provisions of the warrants; and

•	any other terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

TAXATION

The material Israeli and U.S. federal income tax consequences relating to the purchase, ownership and disposition of any of the securities offered by this prospectus will be set forth in the prospectus supplement offering those securities.

PLAN OF DISTRIBUTION

We may sell the ADSs, debt securities, purchase contracts, units or warrants, (together referred to as "our securities") in any one or more of the following ways from time to time:

•	to or through underwriters;

•	to or through dealers;

•	through agents; or

•	directly to purchasers, including our affiliates.

The prospectus supplement with respect to any offering of our securities will set forth the terms of the offering, including:

•	the name or names and addresses of any underwriters, dealers or agents;

•	the purchase price of the securities and the proceeds to us from the sale;

•	any underwriting discounts and commissions or agency fees and other items constituting underwriters' or agents' compensation; and

•	any delayed delivery arrangements.

The distribution of the securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to the prevailing market prices or at negotiated prices.

If securities are sold by means of an underwritten offering, we will execute an underwriting agreement with an underwriter or underwriters, and the names of the specific managing underwriter or underwriters, as well as any other underwriters, and the terms of the transaction, including commissions, discounts and any other compensation of the underwriters and dealers, if any, will be set forth in the prospectus supplement which will be used by the underwriters to sell the securities. If underwriters are utilized in the sale of the securities, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at fixed public offering prices or at varying prices determined by the underwriters at the time of sale.

Our securities may be offered to the public either through underwriting syndicates represented by managing underwriters or directly by the managing underwriters. If any underwriter or underwriters are utilized in the sale of the securities, unless otherwise indicated in the prospectus supplement, the underwriting agreement will provide that the obligations of the underwriters are subject to conditions precedent and that the underwriters with respect to a sale of securities will be obligated to purchase all of those securities if they purchase any of those securities.

We may grant to the underwriters options to purchase additional securities to cover over-allotments, if any, at the public offering price with additional underwriting discounts or commissions. If we grant any over-allotment option, the terms of any over-allotment option will be set forth in the prospectus supplement relating to those securities.

If a dealer is utilized in the sales of securities in respect of which this prospectus is delivered, we will sell those securities to the dealer as principal. The dealer may then resell those securities to the public at varying prices to be determined by the dealer at the time of resale. Any reselling dealer may be deemed to be an underwriter, as the term is defined in the Securities Act of the securities so offered and sold. The name of the dealer and the terms of the transaction will be set forth in the related prospectus supplement.

Offers to purchase securities may be solicited by agents designated by us from time to time. Any agent involved in the offer or sale of the securities in respect of which this prospectus is delivered will be named, and any commissions payable by us to the agent will be set forth, in the applicable prospectus supplement. Unless otherwise indicated in the prospectus supplement, any agent will be acting on a reasonable best efforts basis for the period of its appointment. Any agent may be deemed to be an underwriter, as that term is defined in the Securities Act of the securities so offered and sold.

Offers to purchase securities may be solicited directly by us and the sale of those securities may be made by us directly to institutional investors or others, who may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale of those securities. The terms of any sales of this type will be described in the related prospectus supplement.

Underwriters, dealers, agents and remarketing firms may be entitled under relevant agreements entered into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, that may arise from any untrue statement or alleged untrue statement of a material fact or any omission or alleged omission to state a material fact in this prospectus, any supplement or amendment hereto, or in the registration statement of which this prospectus forms a part, or to contribution with respect to payments which the agents, underwriters or dealers may be required to make.

If so indicated in the prospectus supplement, we will authorize underwriters or other persons acting as our agents to solicit offers by institutions to purchase securities from us pursuant to contracts providing for payments and delivery on a future date. Institutions with which contracts of this type may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all cases those institutions must be approved by us. The obligations of any purchaser under any contract of this type will be subject to the condition that the purchase of the securities shall not at the time of delivery be prohibited under the laws of the jurisdiction to which the purchaser is subject. The underwriters and other persons acting as our agents will not have any responsibility in respect of the validity or performance of those contracts.

One or more firms, referred to as "remarketing firms," may also offer or sell the securities, if the prospectus supplement so indicates, in connection with a remarketing arrangement upon their purchase. Remarketing firms will act as principals for their own accounts or as agents for NICE or any of its subsidiaries. These remarketing firms will offer or sell the securities in accordance with a redemption or repayment pursuant to the terms of the securities. The prospectus supplement will identify any remarketing firm and the terms of its agreement, if any, with NICE or any of its subsidiaries and will describe the remarketing firm's compensation. Remarketing firms may be deemed to be underwriters in connection with the securities they remarket. Remarketing firms may be entitled under agreements that may be entered into with NICE or any of its subsidiaries to indemnification by NICE or any of its subsidiaries against certain civil liabilities, including liabilities under the Securities Act, and may engage in transactions with or perform services for NICE or any of its subsidiaries in the ordinary course of business.

Disclosure in the prospectus supplement of our use of delayed delivery contracts will include the commission that underwriters and agents soliciting purchases of the securities under delayed contracts will be entitled to receive in addition to the date when we will demand payment and delivery of the securities under the delayed delivery contracts. These delayed delivery contracts will be subject only to the conditions that we describe in the prospectus supplement.

In connection with the offering of securities, persons participating in the offering, such as any underwriters, may purchase and sell securities in the open market. These transactions may include over-allotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. Stabilizing transactions consist of bids or purchases for the purpose of preventing or retarding a decline in the market price of the securities, and syndicate short positions involve the sale by underwriters of a greater number of securities than they are required to purchase from any issuer in the offering. Underwriters also may impose a penalty bid, whereby selling concessions allowed to syndicate members or other broker-dealers in respect of the securities sold in the offering for their account may be reclaimed by the syndicate if the securities are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the securities, which may be higher than the price that might prevail in the open market, and these activities, if commenced, may be discontinued at any time.

EXPERTS

Our consolidated financial statements as at December 31, 2004 and December 31, 2003 and for each of the years ended December 31, 2004, 2003 and 2002 appearing in our annual report on Form 20-F for the year ended December 31, 2004 and incorporated by reference herein have been audited by Kost, Forer, Gabbay & Kasierer, a member of Ernst & Young Global, independent registered public accounting firm, as indicated in their report with respect thereto. Such financial statements are incorporated by reference in reliance upon the report of such firm given upon their authority as experts in auditing and accounting.

The financial statements of the CRS Division of Dictaphone Corporation as of December 31, 2004 and 2003 and for the years ended December 31, 2004 and 2003 and for the nine month period ended December 31, 2002 incorporated into this prospectus by reference to the Form 6-K of NICE-Systems Ltd. for the month of August 2005 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

LEGAL MATTERS

Certain legal matters with respect to United States and New York law with respect to the validity of certain of the offered securities will be passed upon for the issuers by Bryan Cave LLP, New York, New York. Certain legal matters with respect to Israeli law with respect to the validity of certain of the offered securities will be passed upon for the issuers by Goldfarb, Levy, Eran & Co., Tel-Aviv, Israel. Any underwriters will be advised with respect to other issues relating to any offering by their own legal counsel.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a registration statement that we filed with the SEC. The registration statement, including the attached exhibits, contains additional relevant information about us. The rules and regulations of the SEC allow us to omit some of the information included in the registration statement from this prospectus. In addition, we file annual and special reports and other information with the SEC. You may read and copy such material at the public reference facilities maintained by the SEC at Room 1580, 100 F Street, N.E., Washington, D.C. 20549, as well as at the SEC's regional offices. You may also obtain copies of such material from the SEC at prescribed rates by wiring to the Public Reference Section of the SEC, 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms.

The SEC maintains an Internet website at http://www.sec.gov that contains reports, proxy, information statements and other material that are filed through the SEC's Electronic Data Gathering, Analysis and Retrieval ("EDGAR") system and file electronically with the SEC.

Our ADSs are quoted on the Nasdaq National Market under the symbol "NICE." You may inspect certain reports and other information concerning us at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

Information about us is also available on our website at http://www.nice.com. Such information on our website is not part of this prospectus.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to "incorporate by reference" information that we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934:

The following documents filed with the SEC are incorporated in this prospectus by reference:

•	Our Annual Report on Form 20-F for the year ended December 31, 2004 (File No. 0-27466), filed June 29, 2005;

•	Our Report on Form 6-K, filed July 7, 2005;

•	Our Report on Form 6-K, filed August 3, 2005;

•	Our Report on Form 6-K/A, filed August 4, 2005;

•	Our Report on Form 6-K, filed August 10, 2005;

•	Our Report on Form 6-K, filed August 18, 2005;

•	Our Report on Form 6-K, filed August 25, 2005;

•	Our Report on Form 6-K, filed August 26, 2005;

•	Our Report on Form 6-K, filed August 29, 2005;

•	Our Report on Form 6-K, filed September 15, 2005;

•	Our Report on Form 6-K, filed September 29, 2005;

•	Any future reports on Form 6-K to the extent that we indicate they are incorporated by reference into this registration statement;

•	Any future annual reports on Form 20-F that we may file with the SEC under the Exchange Act, prior to the termination of any offering contemplated by the prospectus; and

•	The description of our ordinary shares and ADRs contained in the Registration Statement on Form F-3 filed with the Commission on July 15, 1997 and including any subsequent amendment or report filed for the purpose of updating such description.

We filed a registration statement on Form F-3 to register with the SEC the securities described in this prospectus. This prospectus is part of that registration statement. As permitted by SEC rules, this prospectus does not contain all of the information included in the registration statement and the accompanying exhibits and schedules we file with the SEC. You may refer to the registration statement and the exhibits and schedules for more information about us and our securities. The registration statement and exhibits and schedules are also available at the SEC's Public Reference Room or through its web site.

You may request a copy of these filings at no cost, by writing or telephoning us at the following address:

NICE-Systems Ltd.
8 Hapnina Street
P.O. Box 690
Ra'anana 43107 Israel
972-9-775-3030

You should rely only on the information contained or incorporated in this prospectus or any supplement. We have not authorized anyone else to provide you with different information. You should not rely on any other representations. Our affairs may change after this prospectus or any supplement is distributed. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents. You should read all information supplementing this prospectus.

ENFORCEMENT OF CIVIL LIABILITIES

Service of process upon us and upon our directors and officers and the Israeli experts named in this prospectus, a substantial number of whom reside outside the United States, may be difficult to obtain within the United States. Furthermore, because our principal assets and a substantial number of our directors and officers are located outside the United States, any judgment obtained in the United States against us or any of our directors and officers may not be collectible within the United States.

We have been informed by our legal counsel in Israel, Goldfarb, Levy, Eran & Co., that there is doubt concerning the enforceability of civil liabilities under the Securities Act and the Exchange Act in original actions instituted in Israel. However, subject to specified time limitations, Israeli courts may enforce a United States final executory judgment in a civil matter, including a monetary or compensatory judgment in a non-civil matter, obtained after due process before a court of competent jurisdiction according to the laws of the state in which the judgment is given and the rules of private international law currently prevailing in Israel. The rules of private international law currently prevailing in Israel do not prohibit the enforcement of a judgment by Israeli courts provided that:

•	the judgment is enforceable in the state in which it was given;

•	adequate service of process has been effected and the defendant has had a reasonable opportunity to present his arguments and evidence;

•	the judgment and the enforcement of the judgment are not contrary to the law, public policy, security or sovereignty of the state of Israel;

•	the judgment was not obtained by fraud and does not conflict with any other valid judgment in the same matter between the same parties; and

•	an action between the same parties in the same matter is not pending in any Israeli court at the time the lawsuit is instituted in the foreign court.

We have irrevocably appointed NICE Systems Inc. as our agent to receive service of process in any action against us in any U.S. jurisdiction arising out of this offering or any purchase or sale of securities in connection with this offering.

If a foreign judgment is enforced by an Israeli court, it generally will be payable in Israeli currency, which can then be converted into non-Israeli currency and transferred out of Israel. The usual practice in an action before an Israeli court to recover an amount in a non-Israeli currency is for the Israeli court to issue a judgment for the equivalent amount in Israeli currency at the rate of exchange in force on the date of the judgment, but the judgment debtor may make payment in foreign currency. Pending collection, the amount of the judgment of an Israeli court stated in Israeli currency ordinarily will be linked to the Israeli consumer price index plus interest at an annual statutory rate set by Israeli regulations prevailing at the time. Judgment creditors must bear the risk of unfavorable exchange rates.

EXPENSES

The following is a statement of expenses in connection with the distribution of the securities registered. All amounts shown are estimates except the Securities and Exchange Commission registration fee.

Securities and Exchange Commission registration fee	U.S.$ 25,894
Legal fees and expenses	U.S.$ 150,000
Accounting fees and expenses	U.S.$ 75,000
Printing expenses	U.S.$ 20,000
Miscellaneous expenses	U.S.$ 50,000
Total	U.S.$ 320,894